As filed with the Securities and Exchange Commission on December 18, 2006

Registration No. 333-117786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Primal Solutions, Inc.

(Name of Small Business Issuer in Its Charter)

Delaware	7372	36-4170318
(State or Jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation or	Classification Code Number)	Identification No.)
organization)

18881 Von Karman Avenue, Suite 500

Irvine, California 92612

(949) 260-1500

(Address and telephone number of principal
executive offices

and principal place of business)

Copies of all communications to:

Joseph R. Simrell
Chief Executive Officer, President,	Randolf W. Katz, Esq.
and “Acting” Chief Financial Officer	Brett J. Souza, Esq.
Primal Solutions, Inc.	Bryan Cave LLP
18881 Von Karman Avenue, Suite 500	1900 Main Street, Suite 700
Irvine, California 92612	Irvine, California 92614
(949) 260-1500	(949) 223-7000
FAX (949) 260-1515	FAX (949) 223-7100
(Name, address and telephone number of agent
for service)

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to our registration statement on Form SB-2 (Registration Statement No. 333-117786) is being filed in connection with our obligation to periodically update and maintain the information contained in this registration statement.

27,927,018 SHARES

PRIMAL SOLUTIONS, INC.

COMMON STOCK

This prospectus relates to the sale or other disposition of up to 27,927,018 shares of our common stock, $0.01 par value, or interests therein. These shares or interests therein may be sold or otherwise disposed of from time to time by the selling stockholders named herein or their transferees. We will bear the costs relating to the registration of these shares.

The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this prospectus.

As described under the heading, “Selling Stockholders” and as more fully described herein, the selling security holders under this registration statement include certain of our officers and directors.

Selling security holders residing in New Jersey are advised that our common stock may only be sold through a registered broker-dealer or in reliance upon an exemption from registration under New Jersey securities laws.

Our shares are quoted on the OTC Bulletin Board and on the Pink Sheets under the symbol “PSOL”. The closing price of the shares as quoted on the OTC Bulletin Board and on the Pink Sheets on December 11, 2006 was $0.11 per share.

You should carefully consider “Risk Factors” beginning on page 8 for important information you should consider when determining whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2006

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Market for Common Equity and Related Stockholder Matters
Management’s Discussion and Analysis
Business
Management
Security Ownership of Certain Beneficial Owners and Management
Selling Stockholders
Certain Relationships and Related Transactions
Description of Property
Description of Common Stock
Plan of Distribution
Litigation
Legal Matters
Experts
Where You Can Get Additional Information
Index to Financial Statements

PROSPECTUS SUMMARY

This summary contains basic information about the Company and this offering. It does not contain all of the information that is important to you. You should read carefully this entire prospectus, including the “Risk Factors,” and the financial information and related notes before making an investment decision.

Company Background

The Company was incorporated on June 28, 1996 as Primal Systems, Inc. In 1999, Primal Systems, Inc. was merged with and into ACI Telecommunications Financial Services, a wholly owned subsidiary of Avery Communications, Inc. (“Avery”). The surviving company changed its name to Primal Solutions, Inc. In February 2001, Avery spun off Primal Solutions, Inc. and its wholly owned subsidiary, Wireless Billing Systems, as a separate public company. In this prospectus, the words “Primal,” the “Company,” “we,” “our,” “ours” and “us” refer only to Primal Solutions, Inc. and, unless the context requires otherwise, our subsidiaries, and not to any of the selling stockholders.

Our principal executive offices are located at 18881 Von Karman Avenue, Suite 500, Irvine, California 92612 and the telephone number is (949) 260-1500.

Our Business Focus

Increasingly, Primal has focused on providing comprehensive solutions for streamlining and improving Internet Protocol (“IP”) transaction management. Our Connect IXC and flagship IP Correlytics™ software platform and related services can help enhanced communications service providers and new media companies generate more revenue and launch new products and services more rapidly while extracting essential business intelligence from IP transactions. Currently, we sell IP Correlytics and related services both through our direct sales efforts and our partnership relationships with Lucent Technologies and TMNG.

In addition to our IP Correlytics product line, we offer an operational support services (“OSS”) product, Connect CCB®. This is an integrated, end-to-end customer care, provisioning, and billing software platform used by wireless carriers, cable operators, and by community broadband providers that deliver voice, data, video and other services to residential and commercial accounts. Connect CCB’s features support order management, provisioning, customer service management, invoicing, web portal electronic bill presentment, payment processing, credit and collections, workforce management and management reporting. We have several long-time customers using this product and continue to add new customers both through our direct sales efforts and our relationship with Lucent Technologies.

Recent Events

On March 31, 2006, we sold $1.5 million in aggregate principal amount of our 5% Senior Secured Convertible Notes (the “Notes”) along with warrants to purchase 7.5 million shares of our common stock to Special Situations Fund III QP, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. (collectively “SSF”) in a private placement (the “March 2006 Private Placement”). Additionally, on April 27, 2006, we sold 1,750,000 shares of our common stock and 875,000 warrants to purchase shares of our common stock to John E. Rehfeld and David W. Mechler, Jr. in a private placement (the “April 2006 Private Placement”). These private placements triggered the issuance of 1,713,859 additional warrants under the terms of our outstanding warrants from a private placement in June 2004 (the “June 2004 Private Placement”). For a more complete discussion of these transactions, refer to the discussion under the heading “Recent Events” within the “Management’s Discussion and Analysis” section included elsewhere in this prospectus.

The Offering

Summary

On June 15, 2004, we completed a private placement of our common stock and warrants to Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P (the “June 2004 Private Placement”). In connection with the private placement, we also sold shares of our common stock and warrants to other accredited investors, including but not limited to each member of our Board of Directors, our Chief Executive Officer, and our then current Chief Financial Officer. Pursuant to this private placement, we issued an aggregate of 14,284,782 shares of our common stock (the “Shares”) and warrants to purchase 7,142,393 shares of our common stock (the “Warrants”; together with the Shares, the “Private Placement Securities”).

We are registering 27,927,018 shares of our common stock, consisting of the Shares and the shares underlying the Warrants (the “Warrant Shares”), as well as 5,847,669 other shares of our common stock (the “Prior Shares”) and 652,174 shares underlying other warrants (the “Placement Warrants”) that we previously issued, all for sale or other disposition by the selling stockholders identified under the heading “Selling Stockholders” beginning on page 54.

Common Stock Outstanding	There are 38,373,634 shares of common stock issued and outstanding as of November 20, 2006.

Use of Proceeds

We will not receive any proceeds from the disposition of any of the shares being registered on behalf of the selling stockholders, or interests therein. We will receive the exercise price upon exercise of the Warrants and Placement Warrants included in this prospectus. We expect to continue to use the proceeds received from the sale of the Private Placement Securities to expand our sales and marketing efforts in the near future and for other general working capital purposes. We expect to continue to use any proceeds from the exercise of the Warrants and Placement Warrants also for general working capital purposes.

Risk Factors

Purchase of our common stock involves a high degree of risk. You should read and carefully consider the information set forth under “Risk Factors” beginning on page 8 and the information contained elsewhere in this prospectus.

Summary Consolidated Financial Data

The following summary financial information sets forth certain historical financial data derived from our audited financial statements for the periods presented. While the following financial information reflects the operating history, results of operations and financial condition of our operations to date, these results may bear little, if any, relationship to the potential financial success of our business operations. The results of operations are not necessarily indicative of the results for any future period.

The following summary financial information should be read in conjunction with our financial statements and related notes beginning on page F-1 of this prospectus and the discussions under the headings “Business” and “Management’s Discussion and Analysis.”

	For the year ended December 31,
	2005	2004
Statement of Operations Data:

Total revenues	$8,567,000	$7,609,000
Loss from operations	$(1,315,000)	$(1,072,000)
Net loss	$(1,402,000)	$(1,200,000)
Basic and diluted net loss per share	$(0.04)	$(0.04)
Weighted-average basic and diluted common shares outstanding	36,314,818	29,238,864

	For the three months ended September 30,
	2006	2005
Statement of Operations Data (unaudited):

Total revenues	$1,506,000	$2,221,000
Loss from operations	$(371,000)	$(193,000)
Net loss	$(1,471,000)	$(217,000)
Basic and diluted net loss per share	$(0.04)	$(0.01)
Weighted-average basic and diluted common shares outstanding	38,304,711	36,347,914

	For the nine months ended September 30,
	2006	2005
Statement of Operations Data (unaudited):

Total revenues	$4,291,000	$6,376,000
Loss from operations	$(2,134,000)	$(985,000)
Net loss	$(2,924,000)	$(1,047,000)
Basic and diluted net loss per share	$(0.08)	$(0.03)
Weighted-average basic and diluted common shares outstanding	37,518,658	36,298,365

	September 30,	December 31,
	2006	2005	2004
	(Unaudited)
Balance Sheet Data:

Cash and cash equivalents	$449,000	$711,000	$2,603,000
Working capital	$(2,406,000)	$(445,000)	$608,000
Total assets	$2,310,000	$2,684,000	$4,400,000
Net stockholders’ equity (deficit)	$(2,415,000)	$(443,000)	$928,000

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the material risk factors listed below and all other information contained in this prospectus before investing in our common stock. You should also keep these risk factors in mind when you read the forward-looking statements. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, our quarterly and annual operating results or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile, and you could lose some or all of your investment.

Risks Related to Our Business and Our Marketplace

We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters.

We recorded net losses of $1.5 million, $2.9 million and $1.4 million for the three months ended September 30, 2006, the nine months ended September 30, 2006 and for the fiscal year ended December 31, 2005, respectively.  As of September 30, 2006, we had an accumulated deficit of $18.2 million. Of the total $18.2 million accumulated deficit, $7.7 million resulted from amortization expense and a $5.6 million write-down of purchase price goodwill.  In 2006, a net non-cash interest charge of $683,000 was recognized in connection with the 2006 Private Placements and stock-based compensation cost of $219,000 was recorded pursuant to Statement of Financial Accounting Standards No. 123R, Shared-Based Payment (“SFAS 123R”).

In order to become profitable, we will need to generate additional revenues from the sales of our products and services or take steps to reduce operating costs further to achieve and maintain profitability, or both. We expect that we will face increased competition, which will make it more difficult to increase our revenues. Even if we are able to increase revenues, we may experience price competition that will lower our gross margins and our profitability. Any increase in the percentage of our revenues attributed to nonrecurring professional services which generally has lower profit margin percentages, will be less profitable. We may not be able to increase or even maintain our revenues and we may not achieve sufficient revenues or profitability in any future period.

Our subscription-based pricing model for recurring software licensing and product support and upgrades fees for IPC and IXC customers allows them to pay a monthly fee based on the then-current number of subscribers and/or transaction volumes associated with our products, as compared to an up-front one-time license fee. Under this subscription-based recurring revenue model, our revenue from customers is expected to increase as their subscriber base and/or transaction volumes grow and, thus, related revenue from these customers is expected to be low in the early part of the customer contracts and higher in later years. If our new customers do not or are not able to increase the number of subscribers as they expect, our future revenues could be lower than anticipated.

If we do achieve profitability, we cannot be certain we can sustain or increase profitability on a quarterly or annual basis.  We are striving to reach profitability; however, we could continue to incur net losses for the foreseeable future.

Our largest customer elected not to renew its license and services agreements.

In December 2005, the license and services agreement with our largest customer expired.  After its merger with and into another wireless telecommunication company in November 2004, the customer elected to not renew its agreement based on the decision to migrate to its merger partner’s existing billing system.  We incurred a liability of approximately $118,000 for one-time termination benefits offered to our impacted employees, provided the fulfillment of each impacted employees’ contractual obligations.  We announced the terms of such termination benefits to our employees in January 2005.  In accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), we recorded a liability of approximately $118,000 in 2005.  We made termination benefit payments in full against this liability during the first three months of 2006.

Revenue from this customer represented approximately 53%, or $4.5 million, of total revenues for the fiscal year ended December 31, 2005.  If we are unable to replace the loss of revenue associated with this customer, we might need to reduce our operating costs, which could, among other things, cause difficulty in maintaining and growing the customer base, decrease our ability to attract and retain key employees and could result in a reduced stock price.  We can provide no assurance that we will be able to increase our revenue or reduce our costs sufficiently to offset the loss of revenue with this customer, or at all.

SSF could accelerate payment of all principal and interest owed under the Notes and require us to pay liquidated damages owed under the Registration Rights Agreement.

As of November 20, 2006, there is $1.5 million of principal and $30,000 of accrued interest outstanding under the Notes issued to SSF in the March 2006 Private Placement.  Interest payments are payable semi-annually on the last day of June and December of each year, and began June 30, 2006.  The principal and any accrued but unpaid interest on the Notes are due March 31, 2008.  In the event we fail to pay any amount due under the related transaction documents between the Company and SSF within five days of when due, or if we fail to make any required principal payment on indebtedness of $100,000 or more within 10 days of when due, then SSF may elect to declare all unpaid principal and accrued interest under the Notes immediately due and payable.  Because the registration statement related to the March 2006 Private Placement was not declared effective by July 16, 2006, we owe liquidated damages under the Registration Rights Agreement between the Company and SSF at the rate of $22,500 for each 30-day period or pro rata for any portion thereof until the registration statement is declared effective.  As of November 20, 2006, the Company had accrued $99,000 in liquidated damages payable to SSF under the Registration Rights Agreement.  In the event SSF elects to accelerate payments under the Notes, we may not have sufficient cash to make such payments.  The Notes are secured by a first priority security interest in all of the Company’s assets and failure to make payments under the Notes when due could materially adversely affect the Company’s operations and financial condition.

Our revenues are generated from a limited number of customers and our customer base is concentrated.

A substantial portion of our revenue has been, and is expected to continue to be, generated from a limited number of customers with large financial commitments.  Total revenue from customers who individually account for more than 10% of total revenues during the three and nine months ended September 30, 2006 represented approximately 71% and 74% of total revenues for each period, respectively.  The loss of an additional large customer would cause our business to be further harmed and, if a large contract is cancelled, deferred, or expires or if an anticipated contract does not materialize, our business would be harmed.

If we are unable to attract additional customers beyond our current limited number, our future success could be limited or adversely affected.

Our future success will depend on our ability to attract additional customers beyond our current limited number.  The growth of our customer base could be adversely affected by one or more of the following:

•             customer unwillingness to implement our software products;

•             any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;

•             our customers’ inability to raise capital to finance their business plans and capital expenditures;

•             new product introductions by our competitors;

•             any failure of our products to perform as expected;

•             any difficulty we may incur in meeting customers’ delivery requirements; or

•             the market perception of our financial condition and/or current stock price.

Our quarterly operating results may fluctuate in future periods and we may fail to meet expectations.

Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors.  In future quarters, our operating results may be below the expectations of investors and the price of our common stock may fall.  Factors that could cause quarterly fluctuations include:

•             the timing and volume of orders for our software.  Customers typically order our products and services only after other vendors have provided the infrastructure for their communications network.  There can be delays in that process.  It is therefore difficult for us to predict the timing of orders for our products and services by customers;

•             the ability of our customers to expand their communications operations and increase their subscriber base, including their ability to obtain financing;

•             changes in our pricing policies or competitive pricing by our competitors;

•             the timing of releases of new products by manufacturers of communications equipment with which our products operate; and

•             the timing of product introductions by competitors.

We have difficulty predicting the volume and timing of orders from new customers.  For example, we expect an increasing percentage of our total revenues will come from software license and product support and upgrade fees for IP Correlytics and Connect IXC solutions and related services, but the markets for these products are in their early stages of development and are therefore unpredictable.  Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

Our growth depends on the commercial acceptance of our products for IP networks, and it is uncertain to what extent the market will accept these products.

Our future growth depends on the commercial success of our products.  Substantially all of our revenues are derived from licenses and support and upgrades of these products and related services.  Our business will be harmed if our target customers do not adopt and purchase or license these software products.  Our future financial performance will also depend on the successful development, introduction and customer acceptance of our software products for IP networks.  We are not certain that our target customers will widely adopt and deploy our software products in their communications operations.  Our future revenues will also depend on our customers’ licensing software for additional billing units, such as increased subscribers or additional event records.  Their failure to do so could harm our business.

Our lengthy sales cycle makes it difficult to anticipate the timing of sales, and revenue may vary from period to period.

The sales cycle associated with the purchase or license of our products is lengthy, and the time between the initial proposal to a prospective customer and the signing of a license agreement can be as long as one year.  Our products involve a commitment of capital, time and internal resources that may be significant to the customer.  In addition, market conditions have lengthened the sales cycles associated with our products.  These delays may reduce our revenue in a particular period without a corresponding reduction in our costs, which could hurt our results of operations for that period.

If the communications and new media markets do not expand as we anticipate, our future growth and success could be limited.

The offerings provided by communications service providers (“CSPs”) using IP networks are rapidly changing.  We believe this market shows signs of growth opportunities for our products and services.  However, the revenue opportunities in the market are dependent on certain factors, including the following:

•             the adoption of IP services by the consumer;

•             the timing of the providers offering IP services;

•             our contracts having volume-based characteristics;

•             our ability to enable our products to conform and comply with industry standards;

•             new competitors we might encounter; and

•             changes to technical specifications before our products are accepted.

If the market does not grow as we expect, our future growth and success could be limited.

Our future success depends on our ability to retain and attract qualified personnel.

We may not be able to retain, or attract and assimilate highly qualified personnel in the future. In particular, our financial success and our ability to increase revenues in the future depend considerably upon the productivity of our direct sales force that has historically generated a majority of our license revenues, and our IP Correlytics development team. This productivity will depend to a large degree on our success to retain, recruit, and train qualified direct salespeople and technical resources. Our business will be harmed if we fail to retain or hire qualified personnel, or if newly hired employees fail to develop the necessary skills or develop these skills more slowly than we anticipate.

Loss of our senior management could harm our business if we are unable to hire suitable replacements.

We recently reduced our senior management ranks and consolidated executive responsibilities under our Chief Executive Officer, Chief Operating Officer, and VP of Sales.  Our future success depends to a significant extent on the continued services of this senior management. If we lose the services of any of our senior management and are unable to hire suitable replacements, our business could be harmed. Our success also depends in large part on our ability to motivate and retain senior management. Significant turnover of our senior management could hinder our ability to serve our existing customers effectively and compete for new business, either of which could adversely affect our business and results of operations.

Certain segments of the communications industry are experiencing consolidation, which may reduce the number of potential clients for our software.

Certain segments of the communications industry continue to experience significant consolidation, which may result in fewer potential clients for our products and result in increasing the level of competition for new customers. We cannot be certain that we will not lose clients as a result of consolidation of certain areas of the communications industry. In addition, larger CSPs have strengthened their purchasing power, which could create pressure on the prices and the margins we could realize. These companies are also striving to streamline their operations by combining different communications systems and the related OSS into one system, reducing the number of vendors needed. We have sought to address this situation by continuing to market our products and services to new clients and by working with major CSPs to provide products and services that they need to remain competitive.

If we are forced to compete with a small number of incumbent software vendors in selling products and services to large CSPs, our business may be harmed.

We believe large CSPs are seeking ways to reduce operating costs. Many CSPs have a large number of operating support systems from a variety of suppliers. In an effort to reduce operating costs, the CSPs could choose to reduce the number of software vendors they use to gain efficiencies. We could lose customers if we are not selected as a surviving incumbent software vendor. In addition, our ability to sell our products and services to the large CSPs could be limited if we had to compete directly with an incumbent software vendor with greater resources.

An increasing number of contracts we enter into are multiple years in length and include recurring fees related to licensing and services.  If our customers exercise early termination provisions or experience a decline or lack of volume, our revenue could be harmed.

An increasing number of our contracts with new customers are multi-year agreements and include recurring license and service fees.  Some of our contracts for new customers could include a recurring licensing and services component that may vary based on usage and volume throughout the duration of the contract.  Also, some of our contracts include early termination clauses that enable customers to terminate those contracts without cause.  If our customers exercise early termination or experience a decline or lack of volume, our revenue could be harmed.

If we do not increase market awareness of our products, our business may not grow.

We sell and license our software products primarily through our direct sales force.  Our financial success and our ability to increase revenues in the future may depend considerably upon the productivity of our direct sales force.  Our ability to increase revenues significantly will suffer if we fail to attract and retain qualified sales personnel.

During 2005, we augmented our direct sales channel through additional third-party distribution arrangements, such as indirect sales channels, including system integrators, hardware platform and software applications developers and service providers, domestic and foreign resellers, and value-added resellers.  However, there is no guarantee that we will successfully augment these arrangements or that the expansion of indirect sales distribution methods will increase revenues.  We may be at a competitive disadvantage if we fail to enhance these indirect sales channels.

If we do not continue to improve our products or our product is not able to integrate and operate successfully with the communications equipment of the leading manufacturers, we may be unable to maintain our existing customers and/or generate new sales.

If we do not continue to improve our software products and develop new software products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we may be unable to maintain existing customers and/or attract new customers.

Additionally, the success of our software products depends upon the continued successful integration and operation of our software products with the communications equipment of the leading manufacturers.  We currently target a customer base that uses a wide variety of communications network infrastructure equipment and software platforms, which are constantly changing.  As such, we must continually modify our software products as new communications equipment is introduced.  If our products fail to satisfy these demanding and rapidly changing technical challenges, our business may be harmed.

We have in the past experienced delays in releasing new software products and product enhancements and may experience similar delays in the future.  These delays or problems in the installation or implementation of our new releases may cause customers to forego purchasing or licensing our software products.

We face intense competition from companies that may have greater resources than we do and, if we are unable to compete with them effectively, then our business may suffer.

The market for our products is very competitive.  We compete in the VOIP, broadband, and municipal wireless markets with other companies that provide solutions for IP transaction management, mediation, pricing and rating, partner settlement, revenue assurance, and analytics.  Also, the internal information technology departments of larger communications companies may elect to develop products in-house similar to those provided by our product.

Many of our current and future competitors may have advantages over us, including:

•             larger customer bases;

•             substantially greater financial, technical, sales and marketing resources; and

•             greater name recognition.

Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third parties that would increase their ability to compete with us.  In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products.  If we fail to adapt to market demands and to compete successfully with existing and new competitors, our business and financial performance would suffer.

We depend on our intellectual property and litigation regarding our intellectual property could harm our business.

Unauthorized use or misappropriation of our intellectual property could seriously harm our business.  Copyrights and patents are important to the protection of our software, and our trademarks are important to the protection of our company and product name.  These copyrights, patents and trademarks discourage unauthorized use of our software and our company and product names and provide us with a way to enforce our rights in the event that this unauthorized use occurs.  Despite this protection, third parties may infringe upon our intellectual property rights, and we may be unable to detect this unauthorized use or effectively enforce our rights.  Furthermore, the laws of certain countries in which we sell or license our products do not protect our software products and intellectual property rights to the same extent, as do the laws of the United States. In addition, any legal action that we may bring to protect our intellectual property rights could be expensive and distract management from the day-to-day operations or our business.

Some of our products contain open source software, which may be subject to restrictive open source licenses and harm our business.

Certain of our products may be derived from open source software. Open source software is software that is covered by a license agreement that permits the user to liberally use, copy, modify and distribute the software without cost. Some open source software licenses may require us to make all or part of the source code of our derivative products available to the public free of charge and/or to license such derivative product under a similar open source software license. If we are required to publicly disclose the source code for such derivative products or to license our derivative products that use an open source license, our previously proprietary software products may be available to others without charge. If this happens, our customers and our competitors may have access to our products without cost to them, which could harm our business.

Claims by others that we infringe on their proprietary technology could divert our resources, result in unexpected license fees and harm our business.

Third parties may claim that our current or future products or technology infringe their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling or licensing our product offering. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or develop our own, but we might not be able to do so. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling or licensing our products and could seriously harm our business.

Because we use open source software in some of our products, we may incur expenses in defending claims that we did not abide by the open source software license. If we are not successful in defending against such claims, we may be subject to monetary damages or be required to remove the open source software from our products. Such events could disrupt our operations and the sales of our products, which would negatively impact our revenues and cash flow.

If our software contains errors or our software product development is delayed, our business will suffer.

We face possible claims and higher costs as a result of the complexity of our software products and the potential for undetected errors. Due to the importance of our products to our customers’ operations, undetected errors are of particular concern. Computer software such as ours may contain undetected errors. In addition, the open source software that we incorporate into our products may contain undetected errors. Because this software was used pursuant to an open source license, such software is not covered by a warranty. If there are any errors in our product or the open source software that we use, we will be required to expend resources to correct any errors, defects or design flaws. The implementation of our products, which we accomplish through our services division, typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with an implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project and to provide these services at reduced or no cost. If our software contains significant undetected errors or we fail to meet our customers’ expectations or project milestones in a timely manner, we could experience loss of or delay in revenues, loss of customers, injury to our reputation, legal actions by customers against us, and increased service and warranty costs.

In general, we attempt to enter into license agreements with our customers that contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, we attempt to enter into license agreements that cap the amounts recoverable for damages to the amount paid by the licensee to us for the product or service giving rise to the damages. However, all domestic and international jurisdictions may not enforce these limitations. Not all of our license agreements may contain such provision. We may encounter product liability claims in the future. Product liability claims, whether or not successful, brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

Fixed-price services engagements can impact our profitability if we fail to complete them within the estimated budget.

We perform some of our professional services engagements on a fixed-price basis. If the project requires more labor or products than was estimated by us in determining the fixed price agreed to with the customer, our margins and profitability will be adversely affected. In addition, failure to complete services as required or to obtain written acceptance of completed milestones may result in deferral of revenue until such completion or acceptance occurs and may cause revenues to be recognized in periods other than as initially expected or forecast.

Barriers to international expansion could limit our future growth.

While sales opportunities have been available in international markets, such as Asia-Pacific and Europe, currently, we are not actively pursuing these geographic markets because of competition from larger competitors who have a local presence in these international markets, or locally based competitors in these international markets due to our current lack of a more fully- developed international sales and support capability.  In the future, if we consider expansion of our international operations, we may face significant barriers to this expansion.  Our failure to manage our international operations effectively could limit the future growth of our business. Our revenues attributable to international operations for the three and nine months ended September 30, 2006 increased as compared to the same period last year. International customers represented approximately 15% and 9% of our total revenue for the three months ended September 30, 2006 and 2005, respectively, and 15% and 17% of our total revenue for the nine months ended September 30, 2006 and 2005, respectively.  We conduct our international sales primarily through referrals from partners with operations around the world.  Any expansion of our existing international operations and entry into additional international markets may require significant management attention and may require additional financing.

To date, a majority of our international revenue and costs have been denominated in United States Dollars. However, future international revenue and costs may be denominated in currencies other than the United States Dollar. We have not engaged in any foreign exchange hedging transactions, and we are therefore subject to foreign currency risk.

Governmental regulations that limit the growth of the Internet or the communications industry could limit our potential market.

The communications carriers that constitute our clients are regulated at the federal, state and local levels. Federal and state regulations may inhibit the growth of the Internet or communications industry, affect the development of internet enhanced services, limit the number of potential clients for our services, impede our ability to offer competitive services to the Internet and communications markets, or otherwise have an adverse effect on our business, financial condition, results of operations and cash flows.

The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled services, such as wireless, wireline, data, and video. Those changes could in turn subject us to increased pricing pressures, decrease the demand for our products and services, increase our cost of doing business or otherwise have a materially adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Owning Our Stock

Future sales of our common stock may depress our stock price.

A significant number of shares of our common stock are freely tradable. Additionally, we registered, as part of this registration statement, shares representing approximately 73% of our issued and outstanding common stock as of November 20, 2006 and approximately 38% after issuance of all currently unissued shares included in this registration statement. If any of our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. In addition, such sales could create the perception in the public of difficulties or problems with our software products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

A related group of institutional investors beneficially owns approximately 58% of our voting stock and possesses the right to designate one person for election to our Board of Directors.

As of November 20, 2006, SSF beneficially owns approximately 58% of our outstanding common stock. As a result of such ownership, SSF may have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combination. Additionally, SSF has the right to designate one person for election to our Board of Directors. SSF’s ownership interest may delay or prevent an acquisition or cause the market price of our stock to decline.

As a result of the agreements related to the March 2006 Private Placement, our ability to engage in or enter into a variety of transactions is restricted.

Pursuant to the March 2006 Private Placement, we entered into certain agreements that contain various restrictive covenants that limit our discretion in operating our business. In particular, these agreements limit our ability to, among other things:

•             make restricted payments (including paying dividends on, limitations on redeeming or repurchasing our capital stock);

•             engage in sales of our assets outside of the ordinary course of our business;

•             make certain investments or acquisitions;

•             create liens on our assets to secure debt;

•             engage in transactions with affiliates; and

•             engage in a business other than our current operations.

These restrictions may impair our ability to obtain additional financing and impact our liquidity.

Since first trading on March 14, 2001, our common stock has experienced significant price and volume volatility and we expect that it will continue to do so in the future, which substantially increases the risk of loss to persons owning our common stock.

There was no market for our common stock prior to our initial distribution in 2001. Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many Internet and computer software companies, including ours, and which we believe have often been unrelated to our operating performance or the performance of these companies.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board or in the Pink Sheets, which could affect our stockholders’ ability to access trading information about our common stock.

The OTC Bulletin Board and the Pink Sheets are each separate and distinct from the Nasdaq Stock Market and any national stock exchange, such as the New York Stock Exchange or the American Stock Exchange. Although the OTC Bulletin Board is a regulated quotation service operated by the National Association of Securities Dealers (“NASD”), that displays real-time quotes, last sale prices, and volume information in over-the-counter (“OTC”) equity securities like our common stock, and although Pink Sheets’ Electronic Quotation Service is an Internet-based, real-time quotation service for OTC equities for market makers and brokers that provides pricing and financial information for the OTC securities markets, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be quoted on either the OTC Bulletin Board or in the Pink Sheets. Our common stock does not presently meet the minimum listing standards for listing on the Nasdaq Stock Market or any national securities exchange, which could affect our stockholders’ ability to access trading information about our common stock. Additionally, we are required to satisfy the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we fail to do so, our shares may no longer be quoted on the OTC.

We do not intend to pay dividends; you will not receive funds without selling shares.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission (“SEC”). Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements include indications regarding our intent, belief or current expectations. Discussions in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as in other parts of this prospectus include forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements in this prospectus that are not historical facts. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. When used in this prospectus, the words “expect,” “project,” “may,” “will,” “should,” “anticipate,” “believe,” “estimate,” “intend,” “objective,” “plan,” “seek” and similar words and expressions, or the negatives of these words or expressions, are generally intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in “Risk Factors” and in other sections of this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We qualify any forward-looking statements entirely by these cautionary factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of any of the shares being registered on behalf of the selling stockholders, or interests therein, nor will such proceeds be available for our use or benefit. We used the proceeds received from the sale of the Private Placement Securities for general working capital purposes.

We currently expect that any proceeds received by us from the exercise of the Warrants or Placement Warrants would be used for general purposes. We cannot provide any assurance that any of the Warrants or Placement Warrants will be exercised and, if exercised, the amount of dilution, if any, to our stockholders as of such date. Except for any potential dilution that may result from the exercise of the Warrants or Placement Warrants, our stockholders will not suffer any dilution through the disposition of the common stock covered by this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors. In addition, pursuant to the March 2006 Private Placement, we entered into certain agreements that limit our ability to pay dividends on our outstanding common stock.

CAPITALIZATION

The following table sets forth our capitalization on September 30, 2006.

	Shares Authorized	Shares Outstanding	Amount
Preferred stock	5,000,000	—	—
Common stock	95,000,000	38,327,210	$383,000
Additional paid-in capital	—	—	$13,841,000
Warrants	—	—	$1,558,000
Accumulated deficit	—	—	$(18,197,000)
Net stockholders’ deficit	—	—	$(2,415,000)

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since February 2001, and currently is quoted on the OTC Bulletin Board and the Pink Sheets under the trading symbol “PSOL”.  The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Bid
	High	Low
Year ending December 31, 2006:
First Quarter	$0.18	$0.12
Second Quarter	0.13	0.07
Third Quarter	0.20	0.07

Year ended December 31, 2005:
First Quarter	$0.35	$0.16
Second Quarter	0.22	0.08
Third Quarter	0.30	0.15
Fourth Quarter	0.26	0.12

Year ended December 31, 2004:
First Quarter	$0.35	$0.21
Second Quarter	0.45	0.20
Third Quarter	0.30	0.12
Fourth Quarter	0.40	0.14

As of November 20, 2006, there were approximately 353 holders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

We begin Management’s Discussion and Analysis with a discussion of recent events and our business overview. This overview is followed by a discussion of selected financial information line items and a detailed analysis of our results of operation and financial condition. We then discuss our critical accounting policies and estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results as well as recently issued accounting pronouncements. This section should be read in conjunction with our Consolidated Financial Statements and the Notes thereto, which are included elsewhere in this prospectus.

Recent Events

In the March 2006 Private Placement, we sold $1.5 million in aggregate principal amount of Notes and warrants to purchase 7.5 million shares of our common stock to SSF. The Notes are due March 31, 2008 and will pay the 5% interest semi-annually, in cash. The Notes are secured by a first priority security interest in all of our assets.  Events of default under the Notes include failure to pay amounts due under the related private placement documents (including the Registration Rights Agreement described below) or failure to make any required principal payment on indebtedness of $100,000 or more.  Upon election of SSF, at any time, any or all of the outstanding principal and accrued but unpaid interest on the Notes may be converted into shares of our common stock at a conversion price of $0.10 per share. The warrants to purchase our common stock expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The conversion price of the Notes and the exercise price of the warrants are subject to adjustment in certain circumstances, including downward adjustment upon issuance by us of common stock or securities convertible into shares of common stock at a per share price less than the conversion price or exercise price of the warrants, respectively. SSF may, in limited instances, exercise the warrant through a cashless exercise.

As of November 20, 2006, SSF beneficially owns approximately 58% of our outstanding common stock. So long as the Notes are outstanding, SSF has the right to designate one person for election to our Board of Directors and we are required to use our commercially reasonable best efforts to cause such designee to be elected to the Board. SSF has notified us that it has no present intention to exercise the right to designate one person for election to our Board. However, this intention may change in the future.

None of the Notes, the warrants to purchase shares of our common stock or the shares of common stock issuable upon conversion of the Notes and exercise of the warrants have been registered under the Securities Act. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

Pursuant to a Registration Rights Agreement we entered into with SSF as part of the March 2006 Private Placement, we have agreed to file a registration statement (of which this prospectus forms a part), registering for resale of the shares of common stock issuable upon conversion of the Notes and exercise of the warrants, by the earlier of (i) the 14th day after filing our Annual Report on Form 10-KSB with the SEC or (ii) April 30, 2006, and thereafter to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable.  The registration statement was filed on May 1, 2006.  Because the registration statement was not declared effective by July 16, 2006, we will be required to pay liquidated damages at the rate of 1.5 percent of the aggregate amount invested by the investors for each 30-day period or pro rata for any portion thereof until the registration statement is declared effective. We are using our best efforts for the registration statement to be declared effective.  In addition, if such registration statement is declared effective, we will be required to maintain and update it as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If we do not keep such registration statement current, we may be required to pay additional liquidated damages.

As a result of certain anti-dilution provisions triggered by the March 2006 Private Placement, certain purchasers in the June 2004 Private Placement are entitled to 1,713,859 additional warrants to purchase shares of our common stock and the exercise price of the warrants issued in the June 2004 Private Placement and these additional warrants has been adjusted from $0.28 to $0.22 per share.

On April 27, 2006, we sold 1,750,000 shares of our common stock and 875,000 warrants to purchase shares of our common stock to John E. Rehfeld and David W. Mechler, Jr. in the April 2006 Private Placement. Mr. Rehfeld is currently a member of our Board of Directors. We received proceeds of approximately $175,000 in this April 2006 Private Placement. The warrants expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The exercise price of the warrants is subject to adjustment in certain circumstances, including downward adjustment upon issuance by us of common stock or securities convertible into shares of common stock at a per share price less than the conversion price or exercise price of the warrants, respectively. Messrs. Rehfeld and Mechler may, in limited instances, exercise the warrant through a cashless exercise.

Pursuant to a Registration Rights Agreement we entered into with Messrs. Rehfeld and Mechler as part of the April 2006 Private Placement, we have agreed to file a registration statement (of which this prospectus forms a part), registering for resale of the shares of common stock issuable upon exercise of the warrants, by the earlier of (i) the 14th day after filing our Annual Report on Form 10-KSB with the SEC or (ii) April 30, 2006, and thereafter to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable.  The registration statement was filed on May 1, 2006.  Because the registration statement was not declared effective by July 16, 2006, we will be required to pay liquidated damages at the rate of 1.5 percent of the aggregate amount invested by Mr. Mechler for each 30-day period or pro rata for any portion thereof until the registration statement is declared effective. We are using our best efforts for the registration statement to be declared effective.  In addition, if such registration statement is declared effective, we will be required to maintain and update it as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If we do not keep such registration statement current, we may be required to pay additional liquidated damages.

On July 12, 2006, we issued to a new customer a five-year warrant to purchase up to 1.5 million shares of our common stock at an exercise price of $0.28 per share (subject to adjustment in certain circumstances).  The warrants were issued in connection with entering into a three-year software license and services agreement.  Upon the issuance of the warrants, the right to purchase 300,000 shares vested and the remainder will vest in 400,000 share increments if and when stated targets of cumulative license fee and maintenance revenue paid to us under the license and services agreement are met.  Vested warrants are exercisable for three years after the vesting date and expire immediately prior to a change in control of the Company.

Business Overview

We are focused on providing comprehensive solutions for streamlining and improving Internet Protocol (“IP”) transaction management. Our software product lines are IP Correlytics (“IPC”), Connect CCB (“CCB”), and Connect IXC (“IXC”).  IPC provides a solution that combines IP transaction management and correlation analytics in a unique way that can help simplify the complexities of an IP transaction and provides for improved business results.  IP transactions occur across the Internet through Voice-over IP (“VoIP”), clearinghouse activities such as advertising, financial, digital media and others.   CCB is an operational support services (“OSS”) product that provides integrated end-to-end customer care, provisioning and billing capabilities.  In certain instances, we combine the features of IPC or IXC with CCB in a single instance to meet our customer’s requirements.

We generate revenue, which is generally recurring in nature from the sale of software licenses and related maintenance arrangements, and application management and hosting services.  Our revenue from professional services rendered for customization, installation, implementation, and training are non-recurring, while revenue for application management and hosting our software on the customer’s hardware is recurring in nature.

We continue to shift towards multi-year, subscription-based recurring software licensing and maintenance agreements, with a smaller percentage of our revenue coming from upfront license and annual maintenance agreements.  We have increased recurring revenues from professional services for application management and hosting of customer hardware.  These changes have marked a significant change in our revenue model. We believe this revenue model will provide greater long-term financial benefit to the Company as we expect dramatic increases in our customers’ subscriber volumes for new IP services, especially in VoIP phone services and Wi-Fi services. Under the subscriber-based recurring revenue model, recurring software and maintenance revenues will increase over time if the customers’ subscriber bases increase.

Current Conditions

During 2006, we have focused on managing and reducing our costs to bring them in line with expected revenues.  For the nine months ended September 30, 2006, we have been able to reduce operating costs by $936,000 over the same period in 2005.  During the third quarter 2006, we accelerated our cost management activities to reduce ongoing technical, sales, and marketing costs related to our legacy billing business, as well as reduce general and administrative costs.  We expect to realize the benefit from these cost reductions beginning in the fourth quarter of 2006, and we expect to continue to seek out additional cost reductions where possible.

During the third quarter of 2006, we released new versions of our IPC and CCB products.  We enhanced and expanded the capabilities of our IPC transaction management platform, enhanced the performance and capabilities of our

rating engine, and introduced a new Revenue Assurance SolutionPak™ module for revenue assurance.   For the past several years, we have provided revenue assurance services to a number of our largest customers as a dedicated managed service.  While to-date, we have offered our IPC product under a managed service model, with the release of the Revenue Assurance SolutionPak, we have also begun offering the SolutionPak revenue assurance and settlement reconciliation services under a multi-tenant Software-as-a-Service (“SaaS”) delivery model.  This allows customers to use our revenue assurance services on an outsourced basis without having to setup any infrastructure in-house.  We also enhanced the capabilities of our CCB customer care and billing product by introducing expanded support for commercial voice and data services.

As discussed elsewhere in this report, in March 2006, we issued an aggregate of $1.5 million of the senior secured debt convertible into 15.0 million shares of our common stock and warrants to purchase 7.5 million shares of our common stock to certain institutional investors resulting in gross proceeds of $1.5 million. Additionally, in April 2006, we issued an aggregate of 1.75 million shares of our common stock and warrants to purchase 875,000 shares of our common stock to certain accredited investors resulting in gross proceeds of $175,000. We used the net proceeds from the 2006 Private Placements for general working capital purposes.

Selected Financial Information Line Item Explanations

The following discussion and analysis provides information that we believe is relevant for an assessment and understanding of our consolidated financial condition and results of operations.

Reclassification

We have reported revenue and costs related to product support and upgrades separately.  We have reclassified the revenue and costs related to product support and upgrades in prior year’s financial information to conform to the current year presentation.  We believe reflecting the revenues and associated costs to product support and upgrades as separate line items provides a more accurate depiction of our operating results.  Such reclassifications did not affect net loss, net loss per share or cash used by operations.

Software License Revenue

Software license revenue consists of software license fees charged to our customers for their use of our software.  Software license fees include one-time and recurring license charges and license upgrade charges for our communications software products.  Under our subscriber-based recurring revenue model, monthly software license fees are volume sensitive and generally are based on the number of units which include subscriber count and line count.  Software license revenue also includes revenue associated with the sales of third-party software or hardware which are not material in amount or frequency.

Product Support and Upgrades Revenue

Our product support and upgrades revenue is from providing software support and maintenance.  It begins after the ninety-day warranty period has expired and the customer has purchased software support and maintenance.  Under our maintenance agreement, a customer gains rights to unspecified product upgrades, maintenance releases, and patches released during the term of the support period.  Product support includes internet and telephone access to technical support as well as on-site visits.  In general, product support revenue can fluctuate with the renewal or non-renewal of maintenance contracts on an annual basis.

Services Revenue

Services revenue is comprised of application management and hosting our software on the customer’s hardware, delivery of recurring professional services associated with our existing customer base and the delivery of professional services associated with new customer contracts.  In general, services revenue can fluctuate with the volume of new customer sales as well as the renewal or non-renewal of application management and hosting contracts on an annual basis.  In addition, the services we provide to a customer can vary depending on the complexity of the customer’s information technology environment, the resources directed by the customers to their implementation projects, and the extent to which consulting organizations provide services directly to customers.

Sales and Marketing

Sales and marketing expenses consist primarily of sales and marketing employee salaries, benefits and commissions, trade show related costs, seminars, and promotional materials.

Cost of Revenues

The cost of software license revenue primarily consists of the cost of computer hardware and license fees paid to third parties under technology license arrangements we resell to customers.  These costs vary depending on the customer’s needs.

The cost of product support and upgrades revenue includes the costs of providing services such as technical support, general software maintenance, and product updates.

The cost of services revenue includes the costs of providing professional services such as installation, training, applications management and hosting our software on the customer’s hardware, customization, and deployment.

Research and Development

Research and development expenses consist primarily of personnel and related costs associated with our product development efforts.

General and Administrative

General and administrative expenses consist primarily of public company related expenses, professional fees, and employee salaries and related expenses for executive, finance, administrative, facilities and information services personnel.

Interest and Other Expense, Net

Interest and other expense generally consist of interest income, interest expense and any gain or loss on the sale of assets.  In 2006, interest expense also includes the amortization of the debt discount resulting from the initial recording of warrants issued in connection with the 2006 Private Placements as liabilities, the amortization of the beneficial conversion feature, and the amortization of debt issuance costs.  Additionally, the change in the fair value of the warrants recorded as liabilities is reflected as other income or expense.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

Statement of Operations Data (in thousands)

	Three Months Ended September 30,		Change
	2006	2005	$	%
	(Unaudited)
REVENUES
Software license revenue	$517	$1,101	(584)	(53)%
Product support and upgrades revenue	350	332	18	5%
Services revenue	639	788	(149)	(19)%
Total revenues	1,506	2,221	(715)	(32)%
OPERATING EXPENSES
Sales and marketing	419	564	(145)	(26)%
Cost of software licenses	20	18	2	11%
Cost of product support and upgrades	158	101	57	56%
Cost of services	446	781	(335)	(43)%
Research and development	332	457	(125)	(27)%
General and administrative	502	493	9	2%
Total operating expenses	1,877	2,414	(537)	(22)%
LOSS FROM OPERATIONS	(371)	(193)	(178)	92%
INTEREST AND OTHER EXPENSES, NET	(1,101)	(23)	(1,078)	4687%
LOSS BEFORE INCOME TAX PROVISION	(1,472)	(216)	(1,256)	581%
INCOME TAX PROVISION	(1)	1	(2)	(200)%
NET LOSS	$(1,471)	$(217)	(1,254)	578%
Supplemental data:
Depreciation and amortization	$30	$41	(11)	(27)%

Overview

During the third quarter of 2006, revenues decreased by $715,000, or 32% to $1.5 million as compared to $2.2 million for the same period in the prior year. The net decrease resulted from the loss of revenue in the amount of $1.3 million from our then largest customer in 2005, whose license and services agreement expired in December 2005, and was offset by an increase in revenues of $430,000 from our existing customers and $188,000 from our new 2006 customers.  During the three months ended September 30, 2006, we had two customers who individually accounted for more than 10% of total revenues.  These two customers represented 60.9% and 10.3% of total revenues, respectively, for the three months ended September 30, 2006.

During the third quarter of 2006, operating expenses decreased by $537,000, or 22% as compared to the same period in 2005.  In January 2006, we began expensing stock compensation costs as required by FAS 123R, which totaled $68,000 for the third quarter.  During the three months ended September 30, 2006, the decrease of $335,000 in cost of services was primarily due to a decline in labor-related expenses from the same period in 2005 to support our then largest customer.  Excluding non-cash compensation expenses, total operating expenses decreased by approximately $605,000 as compared to the same period in 2005.  As a part of accounting for the 2006 Private Placements during the third quarter of 2006, we incurred non-cash expenses of $1.1 million which we charged to interest expense.  We incurred interest expense of $19,000 in the same period for the related $1.5 million senior secured convertible note.

Total Revenues

Revenues for the three months ended September 30, 2006 were $1.5 million, a decrease of $715,000, or 32%, from $2.2 million for the same period in 2005. The net decrease resulted from the loss of revenue in the amount of $1.3 million from our then largest customer in 2005 whose license and services agreement expired in December 2005, and was offset by an increase in revenues of $430,000 from our existing customers and $188,000 from our new 2006 customers.  Total revenue from our current largest customer during the three months ended September 30, 2006 represented approximately 61% of total revenues and accounted for 18% of total revenues for the three months ended September 30, 2005.

For the three months ended September 30, 2006, total revenues of $1.5 million was comprised of $1.1 million of recurring revenue and $368,000 of nonrecurring revenue.  Recurring revenue decreased by $610,000, or 35%, as compared to $1.7 million for the same period in the prior year.  The decrease was due to a loss of $1.1 million earned in 2005 from our then largest customer, offset by an increase of $448,000 from our other customers.  The increase was primarily due to an increase in license and application management fees.  Total nonrecurring revenue for the three months ended September 30, 2006 was $368,000, or a 22% decrease, as compared to $473,000 for the same period last year.  The decrease was due to a loss of $275,000 earned in 2005 from our then largest customer, offset by an increase of $170,000 from our other customers.

We define recurring revenue as revenue derived from subscriber-based license and maintenance agreements, maintenance agreement renewals and application management and hosting of the customer equipment.  All other revenue we define as nonrecurring.

Software License Revenue

During the third quarter of 2006, software license revenue decreased by $584,000, or 53%, to $517,000, or 34% of total revenues as compared to $1.1 million, or 50% of total revenues, for the same period in the prior year. The change was the result of an increase in revenue of $149,000, or 46%, from our existing customers and an additional $43,000 from our new 2006 customers, which was offset by a decrease of $776,000 in revenue from our then largest customer during the same period in 2005.

During the third quarter of 2006, total software license revenue of $517,000 was comprised of $443,000 of recurring revenue and $74,000 of nonrecurring revenue.  Recurring subscription-based license revenue decreased by $286,000, or 39%, to $443,000, as compared to $729,000 for the same period in the prior year. The decrease was due to a loss of $501,000 earned in 2005 from our then largest customer, offset by an increase of $215,000 from our other customers.  Total nonrecurring license revenue which includes sales of third party hardware and software decreased by $298,000 for the three months ended September 30, 2006 when compared to the same period in 2005.  The decrease was primarily due to a loss of $275,000 earned in 2005 from our then largest customer.

During the third quarter of 2006, all of our software license revenue resulted from subscription-based licensing and managed-services pricing models.  Under these models, software license revenue from customers is expected to grow as their subscriber bases and/or transaction volumes grow, having a greater impact on our license revenues in future quarters.  Licensing revenue from our customers using the subscription-based licensing and managed-services pricing models is expected to be low in the early period of the contracts and higher in the later period.

Product Support and Upgrades Revenue

Product support and upgrades revenue of $350,000, or 23% total revenues, increased $18,000, or 5%, for the three months ended September 30, 2006, as compared to $332,000, or 15% of total revenues, for the same period in 2005.  All product support and upgrades revenue is recurring revenue.  The net increase was primarily the result of an increase in revenue from our existing customers of $64,000, or 23%, and a decrease of $51,000 from our then largest customer for the same period in 2005.

Services Revenue

Services revenue was $639,000, or 42% of total revenues, for the three months ended September 30, 2006, as compared to $788,000, or 36% of total revenues, for the same period last year. The net decrease of $149,000 was due to an increase in revenue of $217,000, or 77%, from our existing customers and an additional $140,000 from our new 2006 customers, offset by a loss of $506,000 in revenue from our then largest customer for the same period in 2005.

For the quarter ended September 30, 2006, total services revenue of $639,000 was comprised of $345,000 of recurring revenue and $295,000 of nonrecurring revenue.  Recurring services revenue decreased $342,000, or 50%, as compared to $687,000 for the same period in the prior year.  The decrease was due to a loss of $506,000 earned in 2005 from our then largest customer, offset by an increase of $164,000 from our other customers due to an increase in application management and hosting our software on customer hardware.  Nonrecurring revenue increased $193,000, or 189%, from implementation, customization, and training in connection with two new customers and ongoing up-sell services to existing customers when compared to the same period in 2005.

Operating Expenses

Sales and Marketing

Sales and marketing expense for the three months ended September 30, 2006 was $419,000, a decrease of $145,000, from $564,000 for the same period in 2005.  During the three months ended September 30, 2005, our marketing program to rebrand the company was in process.  Through this program, we created a new image and messaging around our IP Corelytics™ product as well as promoted the company through a new website, an industry press tour and increased participation at trade shows and conferences.  Marketing related costs were $133,000 during the three months ended September 30, 2005, as compared to $33,000 during the same period in 2006.   The overall decrease was also due to a decrease in labor-related expenses of $20,000 as well as travel and related expenses of $11,000.

Cost of Revenues

The cost of software licenses totaled $20,000 for the three months ended September 30, 2006, and was comparable to $18,000 for the three months ended September 30, 2005.

The cost of product support and upgrades increased $57,000 to $158,000 for the three months ended September 30, 2006, as compared to $101,000 for the same period in 2005.  The increase was primarily due to an increase in labor related costs to support new and existing customers who have increasing requirements due to their growth.

The cost of services was $446,000, a decrease of $335,000 or 43%, for the three months ended September 30, 2006, as compared to $781,000 for the three months ended September 30, 2005. During the three months ended September 30, 2006, the decrease is primarily due to the decline in the labor-related expenses that were incurred during 2005 to support our then largest customer.

Research and Development

Research and development expenses decreased $125,000 to $332,000, for the three months ended September 30, 2006, as compared to $457,000 for the three months ended September 30, 2005. The decrease was primarily due to a decrease of personnel costs totaling $139,000, which includes a decrease in contract labor of $89,000, as compared to the same period in 2005.

General and Administrative

General and administrative expense was $502,000, an increase of $9,000, or 2%, for the three months ended September 30, 2006, as compared to $493,000 for the same period in 2005. This net increase was primarily due to higher professional costs of $51,000 and public company costs of $18,000 which was offset by a decrease in personnel costs of $36,000, travel related costs of $8,000, and allocated costs totaling $15,000.

Interest and Other Expenses, Net

Interest and other expenses, net was an expense of $1.1 million, an increase of $1.1 million for the three months ended September 30, 2006 as compared to $23,000 for the same period in the prior year.  The increase was primarily due to non-cash expenses associated with the convertible debt security and warrants issued in the 2006 Private Placements, comprised of the related warrants’ mark-to-market period expense of $905,000, the amortization of the capitalized debt issuance costs of $22,000, and the amortization of debt discount totaling $131,000.

Depreciation and Amortization

Depreciation and amortization expense for the three months ended September 30, 2006 was $30,000, a decrease of $11,000 from $41,000 for three months ended September 30, 2005. This decrease resulted from certain fixed assets acquired in previous years becoming fully depreciated during the past year.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

Statement of Operations Data (in thousands)

	Nine Months Ended September 30,		Change
	2006	2005	$	%
	(Unaudited)
REVENUES
Software license revenue	$1,314	$2,463	(1,149)	(47)%
Product support and upgrades revenue	987	1,051	(64)	(6)%
Services revenue	1,990	2,862	(872)	(30)%
Total revenues	4,291	6,376	(2,085)	(33)%
OPERATING EXPENSES
Sales and marketing	1,600	1,716	(116)	(7)%
Cost of software licenses	118	40	78	195%
Cost of product support and upgrades	393	336	57	17%
Cost of services	1,596	2,407	(811)	(34)%
Research and development	1,141	1,291	(150)	(12)%
General and administrative	1,577	1,571	6	*
Total operating expenses	6,425	7,361	(936)	(13)%
LOSS FROM OPERATIONS	(2,134)	(985)	(1,149)	117%
INTEREST AND OTHER EXPENSES, NET	(788)	(60)	(728)	1213%
LOSS BEFORE INCOME TAX PROVISION	(2,922)	(1,045)	(1,877)	180%
INCOME TAX PROVISION	2	2	—	—
NET LOSS	$(2,924)	$(1,047)	(1,877)	179%
Supplemental data:
Depreciation and Amortization	$97	$130	(33)	(25)%

*Constitutes less than 1%

Overview

Total revenues for the nine months ended September 30, 2006 were $4.3 million, a decrease of $2.1 million, or 33%, from $6.4 million for the same period in 2005. The decrease resulted from the loss of revenue in the amount of $3.5 million from our then largest customer in 2005, whose license and services agreement expired in December 2005, offset by an increase in revenues of $524,000 from our existing customers and $843,000 from our new 2006 customers.  During the nine months ended September 30, 2006, we had three customers who individually accounted for more than 10% of total revenues.  These three customers represented 51%, 12%, and 11% of total revenues, respectively, for the nine months ended September 30, 2006.

During the nine months ended September 30, 2006, operating expenses decreased by $936,000, or 13%, as compared to the same period in 2005.  In January 2006, we began expensing stock compensation costs, as required by FAS 123R, which totaled $219,000 for the nine months ended September 30, 2006.  During the nine months ended September 30, 2006, the decrease of $811,000 in cost of services was primarily due to a decline in labor-related expenses from the same period in 2005 to support our then largest customer.  During the second quarter of 2006, we issued warrants to members of the board of directors, resulting in non-cash compensation expense of $97,000, which is included in general and administrative expenses.  Excluding non-cash stock-based compensation expenses, total operating expenses decreased by approximately $1.3 million, or 17%, as compared to the same period in 2005.  As a part of accounting for the 2006 Private Placements during the nine months ended September 30, 2006, we incurred non-cash expenses in the amount of $683,000 which we charged to interest expense.  We incurred interest expense of $38,000 during the same period for the related $1.5 million senior secured convertible note.

Total Revenue

Revenues for the nine months ended September 30, 2006 were $4.3 million, a decrease of $2.1 million, or 33%, from $6.4 million for the same period in 2005. The net decrease resulted from the loss of revenue in the amount of $3.5 million from our then largest customer in 2005, whose license and services agreement expired in December 2005, and an increase in revenue of $524,000, or 18%, from our existing customers and $843,000 from our new 2006 customers.  Total revenue from our current largest customer during the nine months ended September 30, 2006 represented approximately 51% of total revenues and accounted for 18% of total revenues for the nine months ended September 30, 2005.

For the nine months ended September 30, 2006, total revenues of $4.3 million was comprised of $3.1 million of recurring revenue and $1.2 million of nonrecurring revenue. Recurring revenue decreased $2.0 million, or 41%, as compared to $5.1 million for the same period in 2005.  The decrease was due to a loss of $3.2 million earned in 2005 from our then largest customer, offset by an increase of $1.1 million from our other customers.  The increase resulted from an increase in fees from monthly subscription based licenses and from three license and services agreements entered into during the nine months ended September 30, 2006.  Total nonrecurring revenue for the nine months ended September 30, 2006 and 2005 was $1.2 million.  During the nine months ended September 30, 2006, the decrease that was due to a loss of $275,000 earned in 2005 from our then largest customer which was offset by an increase of $278,000 from our other customers.

We define recurring revenue as revenue derived from subscriber-based license and maintenance agreements, maintenance agreement renewals and application management and hosting of the customer equipment.  All other revenue we define as nonrecurring.

Software License Revenue

For the nine months ended September 30, 2006, software license revenue was $1.3 million, a decrease of $1.2 million from $2.5 million of total revenues for the same period in the prior year. The change was the result of an increase in revenue of $508,000, or 74%, from our existing customers and an additional $124,000 from our new 2006 customers, which was offset by a decrease of $1.8 million in revenue from our then largest customer during the same period in 2005.

During the nine months ended September 30, 2006, total software license revenue of $1.3 million was comprised of $1.1 million of recurring revenue and $182,000 of nonrecurring revenue.  Recurring subscription-based license revenue decreased by $898,000, or 44%, to $1.1 million, as compared to $2.0 million for the same period in the prior year.  The decrease was due to a loss of $1.5 million earned in 2005 from our then largest customer, offset by an increase of $608,000 from our other customers.  Total nonrecurring license revenue which includes sales of third party hardware and software decreased by $251,000 for the nine months ended September 30, 2006, when compared to the same period in the prior year.  The decrease was due to a loss of $275,000 earned in 2005 from our then largest customer, offset by an increase of $24,000 from our other customers.

During the nine months ended September 30, 2006, all of our software license revenue resulted from subscription-based licensing and managed-services pricing models.  Under these models, software license revenue from customers is expected to grow as their subscriber bases and/or transaction volumes grow, having a greater impact on our license revenues in future quarters.  Licensing revenue from our customers using the subscription-based licensing and managed-services pricing models is expected to be low in the early period of the contracts and higher in the later period.

Product Support and Upgrades Revenue

Product support and upgrades revenue of $987,000 or 23% of total revenues, decreased $64,000, or 6%, for the nine months ended September 30, 2006, as compared to $1.1 million, or 16% of total revenues, for the same period in 2005. All product support and upgrades revenue is recurring revenue.  The net decrease was primarily the result of an increase in revenue from our existing customers of $84,000 and a decrease of $154,000 in revenue from our then largest customer for the same period 2005.

Services Revenue

Services revenue was $2.0 million, or 46% of total revenues, for the nine months ended September 30, 2006, as compared to $2.9 million, or 45% of total revenues, for the same period last year. The net decrease was due to an increase in revenue of $713,000 from our new 2006 customers, offset by a decrease in revenue from our existing customers of $68,000, or 5%, and a loss of $1.5 million in revenue from our then largest customer for the same period in 2005.

For the nine months ended September 30, 2006, total services revenue of $2.0 million was comprised of $934,000 of recurring revenue and $1.1 million of nonrecurring revenue.  Recurring services revenue decreased $1.1 million, or 55%, as compared to $2.1 million for the same period last year.  The decrease was due to a loss of $1.5 million earned in 2005 from our then largest customer, offset by an increase of $391,000 from our other customers due to an increase in application management and hosting our software on customer hardware. Nonrecurring revenue increased $253,000, or 32%, due to an increase in implementation, customization, and training in connection with two new customers during 2006 and ongoing up-sell services to our existing customers when compared to the same period in 2005.

Operating Expenses

Sales and Marketing

Sales and marketing expense for the nine months ended September 30, 2006 was $1.6 million, a decrease of $116,000 from $1.7 million for the same period in 2005.  During the nine months ended September 30, 2005, we embarked on a marketing program to rebrand the company.  Through this program, we created a new image and messaging around our IP Corelytics™ product as well as promoted the company through a new website, an industry press tour and increased participation at trade shows and conferences.  Marketing related costs were $316,000 during the nine months ended September 30, 2005, as compared to $99,000 during the same period in 2006.  The overall decrease was also due to a decrease in travel and related expenses of $56,000, offset by an increase of $168,000 due to adding sales and business development personnel, which includes $71,000 of non-cash stock compensation.

Cost of Revenues

The cost of software licenses increased $78,000 to $118,000 for the nine months ended September 30, 2006, as compared to $40,000 for the nine months ended September 30, 2005.  The increase primarily relates to the cost of nonrecurring third party software and hardware resold to a customer.

The cost of product support and upgrades increased $57,000 to $393,000 for the nine months ended September 30, 2006, as compared to $336,000 for the same period in 2005.  The increase was primarily due to an increase in labor related costs to support new and existing customers with increasing requirements due to their growth.

The cost of services decreased $811,000 to $1.6 million for the nine months ended September 30, 2006, as compared to $2.4 million for the nine months ended September 30, 2005. The decrease primarily resulted from the termination of employees associated with the expiration of the Company’s largest customer’s license and services agreement in December 2005. The related severance cost incurred in 2005, as well as the overall reduction in the services personnel in 2006, also contributed to the decrease in cost of services for the nine months ended September 30, 2006 compared to the same period in 2005.

Research and Development

Research and development expenses decreased $150,000 to $1.1 million for the nine months ended September 30, 2006, as compared to $1.3 million for the nine months ended September 30, 2005. The net decrease primarily resulted from a decrease in outside contract labor costs of approximately $218,000.  This decrease was offset with an overall increase in headcount which contributed to a higher allocation of facilities costs and administrative expense during the nine months ended September 30, 2006.

General and Administrative

General and administrative expense for the nine months ended September 30, 2006 was $1.6 million, an increase of $6,000 from $1.6 million for the same period in 2005. This net increase was primarily due to higher professional services costs of $75,000 and an increase in non-cash compensation expense of $97,000 related to the warrants issued to the members of the board of directors.  This increase was offset with an overall decrease in personnel costs of $127,000 and allocated costs of $7,000, as well as lower travel and related expenses of $30,000.

Interest and Other Expenses, Net

Interest and other expenses, net was $788,000, an increase of $728,000 for the nine months ended September 30, 2006 as compared to $60,000 for the nine months ended September 30, 2005. The increase of $728,000 was primarily due to non-cash expenses associated with the 2006 Private Placements, consisting of the net change in the fair value of the warrants issued in the 2006 Private Placements of $393,000, the amortization of the capitalized debt issuance costs of $43,000, and the accretion of the debt discount totaling $247,000.

Depreciation and Amortization

Depreciation and amortization expense for the nine months ended September 30, 2006 was $97,000, a decrease of $33,000 from $130,000 for nine months ended September 30, 2005. This decrease resulted from certain fixed assets acquired in previous years becoming fully depreciated at the beginning of 2005.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Statement of Operations Data (in thousands)

	Year Ended December 31,		Change
	2005	2004	$	%
REVENUES
Software license revenue	$3,318	$2,442	876	36%
Product support and upgrades revenue	1,385	1,281	104	8%
Services revenue	3,864	3,886	(22)	(1)%
Total revenues	8,567	7,609	958	13%
OPERATING EXPENSES
Sales and marketing	2,397	1,922	475	25%
Software licenses	86	96	(10)	(10)%
Product support and upgrades	408	379	29	8%
Services	3,249	3,241	8	*
Research and development	1,692	1,245	447	36%
General and administrative	2,050	1,798	252	14%
Total operating expenses	9,882	8,681	1,201	14%
LOSS FROM OPERATIONS	(1,315)	(1,072)	(243)	23%
INTEREST AND OTHER EXPENSE, NET	(85)	(126)	41	(33)%
LOSS BEFORE INCOME TAXES	(1,400)	(1,198)	(202)	17%
INCOME TAX PROVISION	2	2	—	—
NET LOSS	$(1,402)	$(1,200)	(202)	17%
Supplemental data:
Depreciation and Amortization	$168	$239	(71)	(30)%

*Constitutes less than 1%

Overview

Total revenues for the fiscal year ended December 31, 2005 were $8.6 million, an increase of $958,000 or 13%, from $7.6 million for the same period in 2004. The increase in overall revenue was primarily due to an overall increase in recurring license fees from existing customers and new license contracts sold during 2005 as well as an increase in product support and upgrades revenue. We also recognized non-recurring revenue of $275,000 for use of a perpetual software license during the fiscal year ended December 31, 2005. Of the total increase in revenue, recurring revenue increased $842,000 or 14% to $7.0 million for the fiscal year ended December 31, 2005 compared to $6.1 million for the fiscal year ended December 31, 2004.

Despite this increase in revenue, when compared to the same period in the prior year, we recorded a net loss due to increased expenses associated with added research and development costs for product enhancements, additional marketing, product management, business development and sales personnel as part of our continued focus on sales and marketing efforts, and termination costs associated with winding down a customer contract recognized as required under SFAS 146. Termination-related expenses associated with the contract wind-down totaled $118,000 for the fiscal year ended December 31, 2005.

Operating expenses and net loss for the fiscal year ended December 31, 2005 were $9.9 million and $1.4 million, respectively, increases of $1.2 million and $202,000 respectively, compared to operating expenses and net loss of $8.7 million and $1.2 million for the same period in 2004. The increase was primarily due to expenses as a result of increasing research and development, marketing, and sales efforts including hiring additional personnel as well as an increase in facilities costs and outside services expense. The overall increase in costs was due to product development and enhancements, and marketing activities primarily related to IP Correlytics and for increasing sales activity.

Total Revenue

Total revenues for the fiscal year ended December 31, 2005 were $8.6 million, an increase of $958,000 or 13% from $7.6 million for the same period in 2004. This increase is primarily due to an overall increase in recurring license fees from existing customers and new license contracts sold during 2005. The growth was also due to the one-time perpetual use software license agreement with our largest customer and an increase in product support and upgrades revenue. Of the total increase in revenue, recurring revenue increased $842,000 or 14% to $7.0 million for the fiscal year ended December 31, 2005 compared to $6.1 million for the fiscal year ended December 31, 2004.

Software License Revenue

Software license revenue increased by $876,000 to $3.3 million, or 39% of total revenues, for the fiscal year ended December 31, 2005, from $2.4 million or 32% of total revenues for the same period last year. Recurring subscription-based license revenue increased $616,000, or 28% for the fiscal year ended December 31, 2005 to $2.8 million from $2.2 million for the fiscal year ended December 31, 2004. The balance of the increase in 2005 was due to one-time license fees, including $275,000 for a perpetual license of our Connect CCB product restricted to archival data retrieval.

Our increased use of subscription-based licensing and managed-services pricing models are expected to have a greater impact on our license revenues in future quarters. Under these models, software license revenue from customers is expected to grow as their subscriber bases and/or transaction volumes grow and thus, licensing revenue from these customers is expected to be low in the early period of the contracts and higher in the later period.

Product Support and Upgrades Revenue

Product support revenue increased by $104,000 to $1.4 million, or 16% of total revenues, for the fiscal year ended December 31, 2005, compared to $1.3 million or 17% of total revenues for the same period last year. We had an increase in revenue from higher maintenance fees, which are generally recurring.

Services Revenue

Services revenue decreased to $3.86 million, or 45% of total revenues, for the fiscal year ended December 31, 2005, compared to $3.89 million or 51% of total revenues for the same period last year. Total recurring services revenue increased $123,000 or 5% as a result of increased application management and hosting our software on the customer’s hardware. This increase was then offset by an overall decrease in nonrecurring revenue of $145,000 or 12% from custom programming and implementation services, and training.

Concentration Risk

For the fiscal year ended December 31, 2005, we had two customers that individually accounted for more than 10% of our total revenues in the amount of $4.5 million and $1.6 million, respectively. In the same period last year, we had two customers that individually accounted for more than 10% of our total revenues in the amount of $4.3 million and $1.0 million, respectively.

In December 2005, the license and services agreement with our largest customer expired. After its merger with and into another wireless telecommunication company, the customer elected to not renew its agreement based on the decision to migrate to its merger partner’s existing billing system. We have focused on converting new sales opportunities into long-term recurring revenue arrangements to offset the loss of this customer.

Operating Expenses

Sales and Marketing

Sales and marketing expense for the fiscal year ended December 31, 2005 was $2.4 million, or 28% of total revenues, an increase of $475,000 from $1.9 million, or 25% of total revenues for the same period in 2004. The increase in sales and marketing expense was largely due to the increase in personnel costs of approximately $216,000 and marketing activities to improve market awareness of approximately $248,000 which included increased trade show participation.

Cost of Revenues

The cost of software license revenue decreased to $86,000 for the fiscal year ended December 31, 2005, as compared to $96,000 last year. The decrease is primarily due to hardware purchased for a “one-time” customer in 2004.

The cost of product support revenue increased to $408,000 for the fiscal year ended December 31, 2005, as compared to $379,000 in the same period last year. The increase is primarily due to an increase in personnel costs.

Research and Development

Research and development expenses increased $447,000 to $1.7 million, or 20% of total revenues, for the fiscal year ended December 31, 2005, as compared to $1.2 million, or 16% of total revenues, for the fiscal year ended December 31, 2004. The increase primarily resulted from labor costs associated with our increased activity for new products development and enhancements to existing products of about $505,000 with an offsetting decrease of $58,000 in facilities costs, depreciation, and equipment and software-related expenses.

General and Administrative

General and administrative expense for the fiscal year ended December 31, 2005 was $2.1 million, or 24% of total revenues, an increase of $252,000 from $1.8 million, or 24% of total revenues for the same period in 2004. This increase was primarily due to increases in professional services of $71,000, personnel and contract labor costs of $155,000, and facilities costs of $43,000.

Interest and Other Expense, Net

Interest and other expense, net decreased 33% to $85,000 due to a decrease in overall interest expense of $24,000 and an increase in interest and miscellaneous income of $19,000 for the fiscal year ended December 31, 2005 compared to the same period in 2004. In June 2004, we made an accelerated principal payment of $250,000 against our outstanding note with Corsair Communications, Inc. This reduction in principal balance significantly impacted the monthly interest expense, reducing the annual interest expense on this outstanding note to approximately $28,000.

Income Tax Provision

The income tax provision for the fiscal years ended December 31, 2005 and 2004 consisted of the minimum state taxes due to the operating losses for the years.

Depreciation and Amortization

Depreciation and amortization expense for the fiscal year ended December 31, 2005 was $168,000, a decrease of $71,000 from $239,000 for 2004. This decrease resulted from certain fixed assets acquired in previous years becoming fully depreciated at the end of 2004 and the beginning of 2005.

LIQUIDITY AND CAPITAL RESOURCES

Balance Sheet Data (in thousands)

	September 30,	December 31,	Change
	2006	2005	$	%
	(unaudited)
Cash and cash equivalents	$449	$711	$(262)	(37)%
Restricted cash	102	101	1	1%
Accounts receivable	399	591	(192)	(32)%
Cash, cash equivalents and accounts receivable	950	1,403	(453)	(32)%
Current assets	1,167	1,502	(335)	(22)%
Accounts payable and accrued expenses	1,310	1,288	22	2%
Current portion notes payable	448	288	160	56%
Deferred revenue	403	371	32	9%
Warrant liability	1,412	—	1,412	100%
Current liabilities	3,573	1,947	1,626	84%
Working capital deficit	(2,406)	(445)	(1,961)	441%
Long term liabilities	1,152	1,180	(28)	(2)%

	December 31,	December 31,	Change
	2005	2004	$	%
Cash and cash equivalents	$711	$2,603	$(1,892)	(73)%
Restricted cash	101	—	101	100%
Accounts receivable	591	499	92	18%
Cash, cash equivalents and accounts receivable	1,403	3,102	(1,699)	(55)%
Current assets	1,502	3,225	(1,723)	(53)%
Accounts payable and accrued expenses	1,288	1,255	33	3%
Current portion notes payable	288	634	(346)	(55)%
Deferred revenue	371	728	(357)	(49)%
Current liabilities	1,947	2,617	(670)	(26)%
Working capital surplus (deficit)	(445)	608	(1,053)	(173)%
Long term liabilities	1,180	855	325	38%

Overview

As of September 30, 2006, working capital deficit balance increased by $2.0 million to $2.4 million, as compared a working capital deficit of $445,000 as of December 31, 2005. Our working capital deficit exclusive of the warrant liability is $1.0 million.  The overall increase was primarily due to the loss from operations of $2.1 million that included $315,000 for non-cash stock-based compensation expense, an increase in cash of $1.7 million from the 2006 Private Placements, less related cash and non-cash expenses that totaled $874,000.  The decrease of $192,000 in accounts receivable resulted primarily from customers taking advantage of discount terms for early payment which we began offering during 2006.  The increase in working capital deficit was also attributable to a note payable for $200,000 and the related accrued interest of $120,000 that will mature on April 30, 2007 and was reclassified from noncurrent liabilities to current liabilities 12 months prior to the maturity date, as well as normal fluctuations in other current assets and current liabilities due to changes in timing from period to period.  Of the $1.6 million increase in current liabilities, $1.4 million was from the warrant liability.

Working capital decreased to a deficit of $445,000 as of December 31, 2005, a decrease of $1.1 million from a working capital surplus of $608,000 as of December 31, 2004. This decrease was primarily due to an increase in cash used in operations to fund our net loss and principal payments on loan and capital lease obligations during 2005. The decrease in working capital was also attributable to the overall decrease in our deferred revenue balance as compared to December 31, 2004, offset by a slight increase in accounts payable and accrued expenses in 2005.

We believe that existing cash balances combined with cash generated from future operations, together with our recently completed and planned reductions in costs, will be sufficient to support our working capital requirements through at least the next twelve months.  We expect to realize the benefit from the cost-reduction measures taken throughout 2006 beginning in the fourth quarter of 2006 and will continue to seek out additional cost reductions where possible.  We cannot, however, be certain that cash generated from future operations and cost-reduction activities will be adequate or possible.

Historically, our sources of liquidity primarily have been cash from operations and, to a lesser extent, financing activity. In 2006, we expect our sources of liquidity primarily will include cash from operations and investment proceeds from our 2006 Private Placements.

Pursuant to the 2006 Private Placements, we entered into certain agreements that contain various restrictive covenants that limit our discretion in operating our business. In particular, these agreements limit our ability to, among other things:

•                                        make restricted payments (including paying dividends on, and limitations on redeeming or repurchasing our capital stock);

•                                        engage in sales of our assets outside of the ordinary course of our business;

•                                        make certain investments or acquisitions;

•                                        create liens on our assets to secure debt;

•                                        engage in transactions with affiliates; and

•                                        engage in a business other than our current operations.

Thus our ability to obtain third party financing on acceptable terms will be limited.  If we require additional financing, we cannot be certain that such financing will be available to us on acceptable terms, or at all.

Cash and Accounts Receivable

Cash and cash equivalents and accounts receivable collectively decreased to $950,000 at September 30, 2006 from $1.4 million at December 31, 2005, primarily due to the net proceeds from the 2006 Private Placements offset by usage of cash for operating needs. On September 30, 2006 and December 31, 2005, we held restricted cash of $102,000 and $101,000, respectively, pursuant to a loan agreement with First Regional Bank.  On September 30, 2006, the accounts receivable balance was $399,000, a decrease of $192,000, or 32%, from the balance of $591,000 on December 31, 2005. The decrease of $192,000 in accounts receivable resulted primarily from customers taking advantage of discount terms for early payment which we began offering during 2006.

Cash and cash equivalents and accounts receivable decreased to $1.4 million at December 31, 2005 from $3.1 million at December 31, 2004, primarily due to usage of cash for operating needs as discussed above.  During 2005, our accounts receivable balance increased by $92,000 or 18% as compared to December 31, 2004, largely due to the increase in revenue as well as the timing of invoices to and collections from customers at the end or beginning of the periods.

Liabilities

Accounts payable and accrued expenses increased by $22,000 to $1.3 million at September 30, 2006 from $1.3 million at December 31, 2005 largely due to timing of payment of outstanding invoices and accruals.  Additionally, during the nine months ended September 30, 2006, we paid the December 31, 2005 liability of $118,000 related to termination benefits to service employees who had been assigned to the support the then largest customer whose contract expired on December 31, 2005.

In March 2004, we restructured the Corsair Communications, Inc. note payable, amending the monthly payments from $25,000 to approximately $50,000, beginning in January 2005. During 2005, we further amended the terms of the note with Corsair Communications Inc., which extended the maturity date to January 2010 from the previous maturity date of December 2006. Pursuant to the amended terms of the note, interest will continue to accrue at the same rate, and we will be required to make monthly interest-only payments of $7,000 from June 2005 through January 2006, monthly interest and principal payments of $15,000 from February 2006 through June 2006, and monthly interest and principal payments of $25,000 from July 2006 through January 2010. The amended payment schedule decreased the current portion of notes payable at December 31, 2005 compared to December 31, 2004.

In March 2006, we restructured the Corsair Communications, Inc. note payable, amending the payment terms and extending the maturity date to January 2011 from January 2010. Pursuant to the amended terms of the note, interest will continue to accrue at the same rate, and we will be required to make monthly interest-only payments of approximately $7,000 from January 2006 through December 2006 and monthly interest and principal payments of $20,000 from January 2007 through January 2011, until paid in full. The amended payment schedule decreased the current portion of notes payable at September 30, 2006 compared to December 31, 2005.  Also, during the second quarter of 2006, the Spieker notes payable and related accrued interest was reclassified from a noncurrent liability to current liability based on the April 2007 maturity date.

Additionally, we incurred a liability for one-time termination benefits to be paid to our employees impacted by the loss of our largest customer. In accordance with SFAS 146, we measured and recorded a liability of approximately $118,000. This one-time liability in fiscal year 2005 offset the decrease in the current notes payable balance.  During the six months ended June 30, 2006, we paid, in full, this December 31, 2005 liability balance.

The deferred revenue on September 30, 2006 increased $32,000 or 9% to $403,000, as compared to $371,000 on December 31, 2005. The net increase in deferred revenue is primarily due to timing difference between recognizing revenue and invoicing the customer for agreed-upon services, such as annual maintenance contracts or nonrecurring services.  A legacy customer’s existing contract expired at September 30, 2006 and we entered into a new contract with that customer effective October 1, 2006.  Due to changes in the customer’s business, software license and product support and upgrades revenues will be less than under the expired contract and reduced the deferred revenue liability $114,000 on September 30, 2006 as compared to December 31, 2006.

The warrant liability of $1.4 million on September 30, 2006 reflects the fair value of the warrants issued as part of the 2006 Private Placements that are being accounted for as liabilities pursuant to SFAS 133.

Cash Flows

Net cash used by operating activities of $1.6 million for the nine months ended September 30, 2006 resulted primarily from a net loss of $2.9 million that included non-cash expenses for stock-based compensation of $315,000 and non-cash expenses of $683,000 related to the 2006 Private Placement as well as a net decrease in operating assets over operating liabilities of $172,000. The increase in net cash used by operations of $318,000 for the nine months ended September 30, 2006, compared to the same period in 2005 was due to a $879,000 increase in net loss when excluding non-cash compensation and 2006 Private Placement related expenses, the loss of the Company’s then largest customer in December 2005, offset with the decrease in accounts receivable and increase in accounts payable and other accrued liabilities.  Net cash used by operating activities of $1.3 million for the nine months ended September 30, 2005 resulted primarily from a net loss along with an increase in current assets, offset by decreases in deferred revenue, accounts payable and accrued liabilities.

Net cash used by operating activities of $1.6 million for the fiscal year ended December 31, 2005 resulted primarily from a net loss coupled with increases in accounts receivable and decreases in current liabilities. Net cash used by operating activities of $672,000 for the fiscal year ended December 31, 2004 resulted primarily from a net loss along with an increase in deferred revenue, offset by decreases in current assets increases in accounts payable, and accrued liabilities, and non-current interest payable. The increase in net cash used by operations of $895,000 for the fiscal year ended December 31, 2005, compared to the same period in 2004 was primarily due to the increase in net loss of $202,000, increase in accounts receivable and decrease in accounts payable which are the result of an overall increase in operating costs during 2005.

Net cash used in investing activities decreased to $5,000 for the nine months ended September 30, 2006, as compared to $46,000 for the same period in 2005, was primarily due to the decrease in purchases of capital equipment.  Net cash used in investing activities decreased to $61,000 for the fiscal year ended December 31, 2005, as compared to $236,000 for the same period in 2004, due to the decrease in purchases of computer equipment.

Net cash provided by financing activities increased to $1.4 million for the nine months ended September 30, 2006, a change of $1.6 million from $251,000 net cash used by financing activities for the nine months ended September 30, 2005. This change was primarily due to the March 2006 Private Placement, which provided gross proceeds of $1.5 million and net proceeds of $1.4 million.  In addition, we received $175,000 of gross proceeds from the April 2006 Private Placement during the nine months ended September 30, 2006. Also, repayments on notes payable and capital lease obligations totaled $63,000 during the nine months ended September 30, 2006, as compared to $182,000 during the nine months ended September 30, 2005.

Net cash used in financing activities increased to $264,000 for the fiscal year ended December 31, 2005, a change of $2.5 million from $2.3 million cash provided by financing activities for the fiscal year ended December 31, 2004. This change is largely due to a private placement of certain securities in 2004, which provided gross proceeds of $3.3 million and net proceeds of $2.7 million. In addition, repayments on notes payable totaled $463,000 in 2004 as compared to $182,000 in 2005.

The following table includes all the contractual obligations, including principal and interest payments, as of December 31, 2005:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Debt	$1,697,000	$368,000	$994,000	$335,000	$—
Operating Lease Obligations	761,000	518,000	218,000	25,000	—
	$2,458,000	$886,000	$1,212,000	$360,000	$—

There were no commercial commitments outstanding as of December 31, 2005.

April 2006 Private Placement

On April 27, 2006, we sold 1,750,000 shares of our common stock and 875,000 warrants to purchase shares of our common stock to two accredited investors in a private placement, one of which is currently a member of our Board of Directors. The warrants expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The exercise price of the warrants is subject to adjustment in certain circumstances, including downward adjustment upon issuance by us of our common stock or securities convertible into shares of common stock at a per share price less than the exercise price of the warrants. The investors may, in limited instances, exercise the warrant through a cashless exercise. We received gross proceeds of $175,000 and anticipate using these proceeds to expand our sales and marketing efforts and for general working capital purposes.

Pursuant to a Registration Rights Agreement entered into with the two investors, we agreed to file, and did file on May 1, 2006, a registration statement, registering for resale the shares of common stock and the shares of common stock issuable upon exercise of the warrants. Because the Company registration statement was not declared effective by July 16, 2006, the Company will be required to pay liquidated damages at the rate of 1.5 percent of the aggregate amount invested by the non-director investor for each 30-day period or pro rata for any portion thereof until the registration statement is declared effective. The Company is using its best efforts for the registration statement to be declared effective.  In addition, if such registration statement is declared effective, we will be required to maintain and update it as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If we do not keep such registration statement current, we may be required to pay additional liquidated damages to the non-director investor.

March 2006 Private Placement

On March 31, 2006, we completed a private placement of $1.5 million in aggregate principal amount of the Notes along with warrants to purchase 7.5 million shares of our common stock to SSF. The Notes are due March 31, 2008 and will pay interest semi-annually, in cash. The Notes are secured by a first priority security interest in all of the Company’s assets. Events of default under the Notes include failure to pay amounts due under the related private placement documents (including the Registration Rights Agreement described below) or failure to make any required principal payment on indebtedness of $100,000 or more.  Upon election of SSF, at any time, any or all of the outstanding principal and accrued but unpaid interest on the Notes may be converted into shares of our common stock at a conversion price of $0.10 per share. The warrants to purchase our common stock expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The conversion price of the Notes and the exercise price of the warrants are subject to adjustment in certain circumstances, including downward adjustment upon issuance by the Company of common stock or securities convertible into shares of common stock at a per share price less than the conversion price or exercise price of the warrants, respectively. SSF may, in limited instances, exercise the warrant through a cashless exercise.

Pursuant to a Registration Rights Agreement entered into between us and SSF as part of the March 2006 Private Placement, we agreed to file, and did file on May 1, 2006, a registration statement, registering for resale of the shares of common stock issuable upon conversion of the Notes and exercise of the warrants. Because the Company registration statement was not declared effective by July 16, 2006, the Company will be required to pay liquidated damages at the rate of 1.5 percent of the aggregate amount invested by the investors for each 30-day period or pro rata for any portion thereof until the registration statement is declared effective. The Company is using its best efforts for the registration statement to be declared effective.  In addition, if such registration statement is declared effective, we will be required to maintain and update it as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If we do not keep such registration statement current, we may be required to pay additional liquidated damages.

As a result of certain anti-dilution provisions triggered by the March 2006 Private Placement, certain purchasers in the June 2004 Private Placement were issued 1,713,859 additional warrants to purchase shares of the our common stock and the exercise price of the 6,869,566 outstanding warrants originally issued to these purchasers was repriced from $0.28 to $0.22 per share. All warrants issued pursuant to the June 2004 Private Placement expire in June 2009.

June 2004 Private Placement

On June 15, 2004, we completed a private placement of our common stock and warrants (the “June 2004 Private Placement”). Pursuant to the June 2004 Private Placement, we issued an aggregate of 14,284,782 shares of common stock and warrants to purchase a total of 7,142,393 shares. The effective price was $0.23 for each unit.

We received gross proceeds of $3.3 million in cash from the June 2004 Private Placement. The warrants are exercisable in cash, representing a potential $2.0 million in additional proceeds, bringing the total gross proceeds of this offering to approximately $5.3 million upon full exercise of the warrants. The warrants expire in June 2009 and there can be no assurance that any or all of the warrants will be exercised.

As a result of certain anti-dilution provisions triggered by the March 2006 Private Placement, certain purchasers in the June 2004 Private Placement are entitled to 1.7 million additional warrants to purchase shares of our common stock and the exercise price of the warrants has been adjusted from $0.28 to $0.22 per share. All warrants issued pursuant to the June 2004 Private Placement will also expire in June 2009.

Additionally, as part of the June 2004 Private Placement, the Company and SSF and certain other purchasers entered into a registration rights agreement, whereby, among other things, we agreed to file a “resale” registration statement, covering the shares of common stock and the shares of common stock issuable upon the conversion of the warrants in connection with the June 2004 Private Placement. These shares of common stock are part of the subject matter of a registration statement on Form SB-2 filed pursuant to the Securities Act, with the SEC on July 30, 2004, as amended. Pursuant to this registration rights agreement, we have an obligation to maintain and update any such registration statement as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If we do not keep such registration statement current, it may be required to pay liquidated damages.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition— We derive revenues from the sale of software licenses, product support and upgrades fees, and professional services, which include installation, training and customization, application management, and hosting our software on the customer’s hardware. We enter into a multiple element arrangement through a license and maintenance agreement with the customer, and include a license for our software, post-warranty maintenance fees for technical support and product updates over a one-year period. Although the agreement typically includes professional services fees for installation, training and customization, most professional services are sold separately and all are based on time spent and materials used.  We license the software under an upfront fee payment, or monthly subscription that includes maintenance support, and both are based on the customer’s number of subscribers or similar measure.  Customers generally subscribe to product support and upgrade, i.e. maintenance.

We recognize revenue using the residual method pursuant to the provisions of Statement of Position No. 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by Statement of Position No. 98-9, Software Revenue Recognition with Respect to Certain Arrangements (“SOP 98-9”), and Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). Under the residual method, revenue is recognized in a multiple element arrangement when vendor-specific objective evidence (“VSOE”) of fair value exists for all undelivered elements (i.e., maintenance) in the arrangement, but does not exist for one of the delivered elements in the arrangement (i.e., software license). We allocate revenue to each element in the arrangement based on its respective fair value, with the fair value determined by the price historically charged if that element is sold separately. We defer revenue for the fair value of all undelivered elements and recognize revenue for the remainder of the arrangement fee attributable to the delivered elements when the basic criteria in SOP 97-2 have been met.

We determine the fair value of the maintenance portion of the arrangement based on the historical fee charged to the customer. We determine the fair value of professional services, if included in a multiple element arrangement, based on the hourly rates that we charge for these services when sold independently from a software license. If VSOE of fair value cannot be established for the undelivered elements of a multiple element arrangement, the entire amount of revenue is deferred and recognized ratably over the period that these elements are delivered.

We also evaluate whether the elements qualify for separate accounting under SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee.

If a multiple element arrangement does not qualify for separate accounting, the total fee is generally recognized collectively based on contract accounting using either the percentage-of-completion or completed-contract method. Contract accounting is applied to any arrangements: (1) that include milestones or customer specific acceptance criteria that may affect collection of the software license fees; (2) where services include significant modification or customization of the software; (3) where significant consulting services are provided for in the software license contract without additional charge or are substantially discounted; or (4) where the software license payment is tied to the performance of consulting services.

Most of our software license arrangements do not include acceptance provisions. However, if acceptance provisions exist, we provide for a sales return allowance in accordance with Statement of Financial Accounting Standards No. 48, Revenue Recognition when Right of Return Exists (“SFAS 48”). If acceptance provisions are long-term in nature or are not included as standard terms of an arrangement or if we cannot reasonably estimate the incidence of returns, revenue is recognized upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

We assess whether fees are fixed or determinable at the time of sale and recognize revenue if all other revenue recognition requirements are met. Our standard payment terms are net 30. Payments that are due within six months are generally deemed to be fixed or determinable based on our successful collection history on such arrangements, and thereby satisfy the required criteria for revenue recognition.

Software License Revenue

Under SOP 97-2, revenue is recognizable when: (1) we enter into a legally binding arrangement with a customer for the license of software; (2) the customer accepts delivery of the product; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable. For software license arrangements that do no require significant modification or customization of the underlying software, we will recognize the software license revenue in this manner. Certain software license arrangements are based on monthly subscriber volume, and we bill the customer on a monthly basis as volume varies. Under this type of arrangement, we recognize the software license revenue as it become due monthly.

Product Support and Upgrades Revenue

Most of our software license arrangements include a maintenance component, beyond the basic warranty period. The maintenance fees allow the customer to receive any software license updates and product support and are recognized ratably over the term of the maintenance period. Software license updates provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the maintenance period. Product support includes internet access to technical content, as well as internet and telephone access to technical support personnel. Software license updates and product support are generally priced as a percentage of the net new software license fees. Substantially all of our customers opt to purchase a maintenance contract when they acquire software licenses and typically renew the software license maintenance contract annually.

Professional Services Revenue

In addition to our software products and the related product support component, we offer professional services, such as implementation services, training, hosting our software on the customer’s hardware, or application management. These professional services are typically sold under a separate service agreement. The revenue from these arrangements is generally accounted for separately from software license revenue and product support and upgrades revenue and is generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the related services, revenue is deferred until the uncertainty is sufficiently resolved.

We recognize revenue from contracts with fixed or “not to exceed” fees using the proportional performance method of accounting. We estimate the proportional performance on these contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. We recognize no more than 90% of the milestone or total contract amount until acceptance is obtained. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When total cost estimates exceed revenues, we accrue for the estimated losses immediately using cost estimates that are based upon an average fully burdened daily rate applicable to the consulting organization delivering the services.

Accounts Receivable—We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current creditworthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Since our accounts receivable are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectibility of our accounts receivables and our future operating results. See Risk Factor “Our revenues are generated from a limited number of customers and our customer base is concentrated.”

Accounting for the Impairment or Disposal of Long-Lived Assets—We account for the impairment and disposition of long-lived assets in accordance with the Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (“SFAS 144”).  In accordance with SFAS 144, long-lived assets to be held are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. This statement addresses financial accounting and reporting for the impairment of long-lived assets and for the disposal of long-lived assets. We evaluate the carrying value of long-lived assets for impairment of value based on undiscounted future cash flows, which are subject to change. We cannot guarantee that there will not be impairment in the future. Any future impairment charge would negatively affect our results of operations.

Change in Accounting for Goodwill and Other Intangible Assets—On January 1, 2002 we adopted SFAS 142, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. It also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We completed our annual assessment and determined that no goodwill impairment was present as of September 30, 2004 and 2005. We believe no events or circumstances have changed subsequent to September 30, 2005 that would require us to re-evaluate the fair value of our goodwill. We will continue to complete an annual testing of goodwill for impairment on September 30th of each year. Such fair value measurements involve significant estimates and assumptions, including the future cash flows, comparable market multiples and discount rates. Changes in such estimates and assumptions could significantly affect the fair value and potential impairment.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (“SFAS 123R”) which revises Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (“SFAS 123”), Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related accounting interpretations. SFAS 123R requires compensation costs related to share-based payment transactions to be recognized in financial statements over the period that an employee provides service in exchange for the award. Currently, we use the intrinsic value method of APB 25 to value share-based options granted to employees and board members. This standard requires the expensing of all share-based compensation, including options, using the fair value based method. The effective date of this standard for us was January 1, 2006. The application of SFAS 123R had a significant impact on our operating results and earnings per share, as disclosed in our consolidated financial statements. See Note 1 of the Notes to Consolidated Financial Statements for the fiscal year ended

December 31, 2005, for the pro forma impact if compensation costs for our stock option plan had been determined based on the fair value method set forth in SFAS 123.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 also replaces the narrow exception for nonmonetary exchanges of similar productive assets with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”) previously required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB 29 provided an exception to its basic measurement principle of fair value for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS 153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We have evaluated the impact of the adoption of SFAS 153 and do not believe there was a significant impact to our overall results of operations or financial position.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces the Accounting Principles Board Opinion No. 20, Accounting Changes (“APB 20”) and Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements (“SFAS 3”) to require retrospective application of changes in accounting principle to prior periods’ financial statements. The provisions of SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material effect on our financial statements.

The FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments—an Amendment of SFAS No. 133 and 140 (“SFAS 155”) in February 2006. SFAS 155 amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain embedded derivative requiring bifurcation. SFAS 155 clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS 140 to eliminate the prohibition on qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The adoption of SFAS 155 is not expected to have a material effect on our financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets – an Amendment to FASB Statement No. 140 (“SFAS 156”) with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006, and is not expected to have a material effect on the Company’s financial statements.

In September 2006, the FASB also issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods with those fiscal years.  The adoption of SFAS 157 is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)(“SFAS 158”) which applies to all single-employer defined benefit pension and postretirement benefit plans.  The statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position as well as recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  This statement is effective for the financial statements issued for the fiscal year ending after December 15, 2006.  The adoption of SFAS 158 is not expected to have a material effect on the Company’s consolidated financial statements.

BUSINESS

Company Background

The Company was incorporated on June 28, 1996 as Primal Systems, Inc. In 1999, Primal Systems, Inc. was merged with and into ACI Telecommunications Financial Services, a wholly owned subsidiary of Avery Communications, Inc. (“Avery”). The surviving company changed its name to Primal Solutions, Inc. In February 2001, Avery spun off Primal Solutions, Inc. and its wholly owned subsidiary, Wireless Billing Systems, (“Primal” or the “Company”, collectively) as a separate public company.

Our Business Focus

Increasingly, Primal has focused on providing comprehensive solutions for streamlining and improving Internet Protocol (“IP”) transaction management. Our Connect IXC and flagship IP Correlytics™ software platform and related services can help enhanced communications service providers and new media companies generate more revenue and launch new products and services more rapidly while extracting essential business intelligence from IP transactions. Currently, we sell IP Correlytics and related services both through our direct sales efforts and our partnership relationships with Lucent Technologies and TMNG.

In addition to our IP Correlytics product line, we offer an operational support services (“OSS”) product, Connect CCB®. This is an integrated, end-to-end customer care, provisioning, and billing software platform used by wireless carriers, cable operators, and by community broadband providers that deliver voice, data, video and other services to residential and commercial accounts. Connect CCB’s features support order management, provisioning, customer service management, invoicing, web portal electronic bill presentment, payment processing, credit and collections, workforce management and management reporting. We have several long-time customers using this product and continue to add new customers both through our direct sales efforts and our relationship with Lucent Technologies.

Our Markets

Our current market focus is enhanced communications providers and new media companies offering advanced IP services to both residential and commercial customers. IP services blend communications, content and commerce in converged voice, data and video offerings. Cable operators, database and entertainment companies, telephone companies, mobile virtual network operators, Internet service providers and Internet search engine providers are striving to deploy a wide variety of revenue generating IP services.

Voice-over IP (“VoIP”) services have gained early market momentum and the number of new IP services offered continues to grow. These include: video phone, multi-line VoIP services, collaborative messaging, multi-player games, multi-media services, fixed-mobile convergence (“FMC”) services, IP Television (“IPTV”) and new-forms of ad supported services and entertainment and interactive advertising.

Our customers and partners are leading communications and technology innovators worldwide, including Time Warner Cable, BroadSoft, Lucent Technologies, Bright House Networks, Telekom Malaysia and Cisco Systems. In December 2005, our products processed approximately 31 percent of all U.S. residential VoIP subscriber transaction traffic.

Market Dynamics

As enhanced communications providers and new media companies seek new customers, additional market share and sustainable revenue by accelerating the delivery of IP services, they are encountering numerous business and operational problems driven by the following market dynamics:

•                  rapidly evolving market segments require providers to be increasingly responsive and adaptable to changing conditions;

•                  greater competition from traditional and new market entrants with compelling new offerings;

•                  customers expect more services at lower prices, placing increased pressure on margins; and

•                  emerging business models and increasingly complex relationships are requiring new solutions and methods to ensure quality service delivery.

IP transaction management

IP transaction management entails managing the lifecycle of each transaction by collecting IP transaction data from network devices and applications and then aggregating, processing and storing it. Once stored, it can be accessed for real-time business analysis and improved decision making. IP transaction management solutions embody both enabling technologies and analytical business services to expedite service deployments, offer greater competitive differentiation, assure services and revenues, derive maximum value from IP transactions and continuously adapt to the ever-changing IP services environment.

IP Correlytics product and services-oriented architecture and open systems technology

By combining transaction management and correlation analytics, IP Correlytics helps simplify IP transaction complexities and improve business results. IP Correlytics enables our customers to identify, track, manage and assure IP transactions—from initiation through settlement with partners. IP Correlytics collects network events from any number of service providers and in varying formats which allows for the capture of IP transactions for greatly improved monetization, auditing and revenue assurance.

IP Correlytics employs a loosely coupled, services-oriented architecture and open systems technologies to ease service deployments, modifications and enhancements while ensuring interoperability with third-party application programming interfaces (“APIs”). It does not require major modifications, expensive upgrades or abandonment of existing business systems, which results in a lower total cost of ownership.

Our pricing and delivery models

We offer our software under a multiple-year up-front fee license or subscription-based arrangement for license and product support and upgrades. Up-front licenses are contracted to customers who intend to host and operate their solutions, and require payment of an annual product support and upgrades fee. We provide professional services for implementation, customization and training as well as recurring services for application management and hosting our software on the customer’s hardware.

Sales and Marketing

We use a direct sales force and channel partners to pursue sales activities. Our direct sales force focuses on the North America market. We manage sales, contracts and relationships directly with our clients. This approach assists us in establishing intimate knowledge of each client’s situation and finding the best solution to meet their business needs.

Through our channel partners, we pursue sales opportunities inside and outside of North America. We work with our channel partners either through referrals or as a subcontractor. If through a referral, our channel partner will introduce us to their end-customer. Thereafter, we are responsible for fostering this new relationship and to present our products. If we are able to convert this introduction into an executed arrangement, we pay our channel partner a referral fee. If we are acting as a subcontractor, our channel partner will control the end-customer relationship and we will act as a subcontractor under the channel partner’s agreement with their end-customer.

Due to the complex nature of the products and services we sell, our sales cycle may range from 60 days to over a year.

We derive the majority of our revenues from products delivered or services performed in the United States. Products delivered or services performed outside the United States represented approximately 16% and 14% of our total revenues in fiscal years 2005 and 2004, respectively. See Note 11 of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for a summary of our revenue by geographic area.

Revenue for a given period typically reflects products delivered or services performed during the period with respect to relatively large financial commitments from a small number of customers.

Competition

We compete in the VOIP, broadband, cable, commercial telecommunications, and municipal wireless markets with other companies who provide solutions for IP transaction management, IP transaction archiving, triple-play, mediation, pricing and rating, partner settlement, revenue assurance, pricing plan analysis, business intelligence, KPI dashboards, and analytics. We compete in markets that deliver solutions via customer license, application management, partner hosting and software as a service (“SAAS”). We believe we differentiate ourselves by:

(a)                                  our IP Correlytics platform, with its service-oriented architecture and underlying formal and rigorous definitions for what constitutes IP transactions and how they are managed,

(b)                                 our expertise in IP network mediation, telecommunications billing and rating, application and database management, correlation analytics and high-volume real-time IP transaction management,

(c)                                  the price/value quotient associated with the solutions we deliver, and

(d)                                 our customer-intimate culture and our track record of quickly responding and delivering solutions to our customers and partners.

Customers

We have communications service providers and new age media industry companies as customers who provide much of our recurring revenue from multiple-year contracts, as well as our nonrecurring revenue. In descending order, our three largest customers provided approximately 53%, 19%, and 8%, respectively, of total revenue for the fiscal year ended December 31, 2005.

In December 2005, the license and services agreement with our largest customer expired. After its merger with and into another wireless telecommunication company, the customer elected to not renew its agreement based on the decision to migrate to its merger partner’s existing billing system. We have focused on converting new sales opportunities into long-term recurring revenue arrangements to offset the loss of this customer.

Total revenue from our remaining two largest customers increased for fiscal year 2005 by 44% over fiscal year 2004.

Research and Development

Our research and development team is responsible for developing new software products, product architecture, core technologies, product testing, quality assurance and ensuring the compatibility of our products with hardware, switch network, and software platforms. Additionally, our research and development team supports pre-sale and customer support activities, in which case, related costs are allocated to costs of revenue. Our product management, professional services and sales staff helps our research and development team identify potential new product features.

Intellectual Property

We rely upon a combination of U.S. patent, copyright, trade secret and trademark law to protect our intellectual property. We currently have one U.S. patent related to billing and mediation technology, five U.S. registered trademarks and two U.S. copyrights. In addition, during 2005, we submitted the relevant paperwork in order to register seven new trademarks. The table below summarizes our material intellectual property either currently registered or pending registration.

Type of Intellectual Property	Intellectual Property Name	Status
Patent	Cellular Telephone Real Time Account Administration System	Issued
Trademark	CONNECT CCB	Registered
Trademark	PRIMAL	Registered
Trademark	PRIMAL ACCESS IM	Registered
Trademark	PRIMAL CONNECT CCB	Registered
Trademark	CONNECTPAK	Pending
Trademark	CORRELYTICS	Pending
Trademark	IP CORRELYTICS	Pending
Trademark	KPIPAK	Pending
Trademark	NO IP TRANSACTION LEFT BEHIND	Pending
Trademark	PRIMAL SOLUTIONS LOGO	Pending
Trademark	PRIMAL SOLUTIONS LOGO, NO IP TRANSACTION LEFT BEHIND	Pending
Copyright	Access IM	Registered
Copyright	Connect CCB	Registered

While we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as new product developments, frequent product enhancements, the technological and creative skills of our personnel, and reliable product maintenance are more essential to establishing and maintaining a technology leadership position.  There can be no assurance that others will not develop technologies that are similar or superior to our technology.

We generally enter into confidentiality or license agreements with employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or develop products with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States of America. In addition, certain of our license agreements require us to place the source code for our products into escrow. Such agreements generally provide that those parties with whom we contract will have a limited, non-exclusive right to use our source code if (1) there is a bankruptcy proceeding by or against Primal, (2) we cease to do business without a successor or (3) we discontinue providing maintenance and support.

Certain of our products may be derived from open source software. Open source software is software that is covered by a license agreement which permits the user to liberally use, copy, modify and distribute the software without cost.  Some open source software licenses may require us to make part or all of the source code for our derivative products available to the public free of charge and/or license such derivative product under a similar open source software license.

Our success and ability to compete are substantially dependent upon our internally developed technology. However, portions of our products incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors as well as open-source software.

Employees

As of November 20, 2006, we had 26 full-time employees and 2 part-time employees, none of whom is represented by a union. We believe that our relationship with our employees is good.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of November 20, 2006:

Name	Age	Position
Joseph R. Simrell	49	Chairman of the Board, Chief Executive Officer, President and “Acting” Chief Financial Officer
Robert Richardson	40	Chief Operating Officer
Sam Gilson	41	Senior Vice President of Sales
David Haynes	41	Director
John Faltys	42	Director
Louis A. Delmonico, Ph.D	65	Director
John E. Rehfeld	66	Director

Joseph R. Simrell, Chairman of the Board, Chief Executive Officer, President, and “Acting” Chief Financial Officer. Mr. Simrell joined Primal in January 1999 as Chief Financial Officer and Vice President of Finance and Administration. Mr. Simrell was elected as Chief Executive Officer and President as of January 31, 2003 (serving those positions on an interim basis from January 31, 2003 to May 12, 2003, when he became the permanent Chief Executive Officer and President) and was elected Chairman of the Board as of February 3, 2003. Mr. Simrell also served as our Chief Financial Officer and Secretary between October 15, 2004 and March 25, 2005. Mr. Simrell had previously served as Secretary from August 2000 and as Chief Financial Officer from January 1999 until August 2003. From August 1997 to December 1998, Mr. Simrell served as an outside consultant to Primal. From November 1991 to July 1997, Mr. Simrell served as Executive Vice President and Chief Financial Officer of GDI, an information technology company. Prior to 1991, Mr. Simrell held various management positions at BellSouth, InteGroup, and SCI.

Robert Richardson, Chief Operating Officer. Mr. Richardson joined Primal in August 2003 as the Senior Vice President of Services responsible for Customer Support and Consulting Services and launching Primal’s new application management and hosting services. In March 2006, Mr. Richardson was promoted to Chief Operating Officer. From July 2004 to March 2006, Mr. Richardson was the Executive Vice President of Operations. From December 2001 to August 2003, Mr. Richardson was a consulting project manager for Sony Pictures Entertainment and responsible for the delivery of the billing and cash application portions of a custom accounting system. In January 1998, Mr. Richardson founded StrataSource, Inc. and until October 2001 served as its Executive Vice President, responsible for defining its strategic direction. Mr. Richardson earned his Bachelor of Science degree in computer science from University of Southern California.

Sam Gilson, Senior Vice President of Sales.  Mr. Gilson has 20 years of experience in the telecommunications industry that includes sales and technical operations management with both vendors and operators. Prior to joining Primal in February 2005, Mr. Gilson served as Vice President of Technology at Dalton Utilities where he was responsible for all telecommunications operations supporting the “Triple Play” of voice, TV, and high-speed data service deployed over their fiber-optic network. Mr. Gilson has also consulted on several rural broadband overbuild projects throughout the United States, as well as holding various sales management positions at Nortel Networks and World Wide Packets. He earned his Bachelor of Arts degree in Management Information Systems from James Madison University.

David Haynes. Mr. Haynes has served as a Director since August 2000 and has served as a member of the Audit Committee and Compensation Committee since July 2002. Mr. Haynes joined Primal in August 1997 as Vice President of Sales and served as Vice President of Sales and Marketing from May 2000 until May 2002 when he resigned the position. From May 1997 to September 1997, Mr. Haynes served as Senior Business Development Manager at Deloitte & Touche Consulting Group, a consulting firm. From January 1995 to April 1997, Mr. Haynes was Director of Sales at GDI. From December 1988 to January 1995, Mr. Haynes was one of the founding associates of ITX Technologies, a software company. Mr. Haynes currently serves as the Executive Vice President of Fabrication Concepts Corporation, a high-tech equipment manufacturer. Mr. Haynes has a Masters in Business Administration degree from Pepperdine University and a bachelor’s degree in civil engineering from the University of Saskatchewan.

John Faltys. Mr. Faltys has served as a Director since our inception in November 1996 and a member of the Compensation Committee since July 2002. Mr. Faltys founded Primal in November 1996 and served as the Chief Technology Officer until April 2001 when he resigned the position. In addition, Mr. Faltys served as President from inception to September 1999.

Prior to founding Primal, Mr. Faltys was Vice President of Software Development for GDI from November 1991 to September 1996. Mr. Faltys currently serves as President of PersistentWorldZ, Inc., an online game service provider.

Louis A. Delmonico, Ph.D. Dr. Delmonico has served as a Director of Primal since April 2001 and is Chairman of the Audit Committee and a member of the Compensation Committee since July 2002. From 1999 to 2000, Dr. Delmonico served as Chairman and CEO of Motiva, a software company. Since September 1994, he has also served as the President of L. A. Delmonico Consulting Inc., an independent consulting firm. From September 1994 to May 1995, Dr. Delmonico served as the Vice Chairman of the MacNeal Schwendler Corporation, a publicly traded NASDAQ-listed engineering software and services company. From May 1987 to August 1994, Dr. Delmonico served as the Chairman and CEO of PDA Engineering Inc., a publicly traded NASDAQ-listed engineering software and services company. In addition, he is currently an advisor to and a director of several private companies. Dr. Delmonico earned his bachelor degree in economics from St. John’s University in New York, his Ms.S. in consumer behavior from the University of Stockholm, Sweden and his Ph.D. in marketing from the University of Uppsala, Sweden.

John Rehfeld. Mr. Rehfeld is currently serving as a board member of Primal, ADC/Telecom, and Local.com Corporation (formerly, Interchange Corporation). Mr. Rehfeld is also lead director and chairman of the compensation committee for Local.com and Primal. Mr. Rehfeld has served as a Director as well as Chairman and member of both the Audit Committee and Compensation Committee since July 2002. In addition, Mr. Rehfeld is a CEO coach for seven different CEO’s and teaches marketing and strategy in the Pepperdine executive MBA program.  Mr. Rehfeld was previously VP & General Manager of Toshiba’s laptop computer business where he launched the first commercially successful laptop computer in 1986 and was subsequently named one of the top 25 computer executives by CRN magazine. Then he became president of Seiko Instruments USA and subsequently CEO’s of three other technology companies in Northern and Southern California, including Proxima, a NASDAQ traded company. He holds a Bachelors degree in Chemical Engineering from the University of Minnesota and an MBA from Harvard University.

Unless otherwise specified herein, each Director is subject to election at our annual meeting of stockholders.

On July 24, 2002, the Board of Directors formed a separately-designated standing audit committee (the “Audit Committee”). Louis A. Delmonico serves as Chairman, and John Rehfeld and David Haynes are members. The Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications to be an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.”  Mr. Rehfeld is the independent director who has been determined to be an audit committee financial expert. In addition, Mr. Rehfeld has agreed to serve as the Audit Committee’s financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Rehfeld’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Rehfeld any duties, obligations, or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board. Also, Mr. Rehfeld’s designation as the Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board. Because we are not a listed issuer, the members of the Audit Committee are not subject to the independence requirements of any national securities exchange or association.  Notwithstanding, we believe our Audit Committee members satisfy the independence requirements of the NASDAQ.

We do not have a class of equity securities registered under Section 12 of the Exchange Act.

We adopted a Code of Conduct, which contains general guidelines for conducting our business and is designed to help employees and officers resolve ethical issues in an increasingly complex business environment. The Code of Conduct applies to all employees, including the Principal Executive Officer and the Principal Financial Officer and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Conduct covers topics, including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations.

Executive Compensation

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers who earned more than $100,000 for the fiscal year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards		All Other
Name and Principal Position	Year	Salary	Bonus	Stock	Options	Compensation(1)
		($)	($)		(#)
Joseph R. Simrell	2005	200,000	88,662	—	1,584,463	14,693
Chief Executive Officer,	2004	200,000	77,088	—	250,000	12,040
President, and “Acting”	2003	195,833	105,523	—	—	1,478
Chief Financial Officer

Robert Richardson	2005	150,000	218,254	—	447,138	17,548
Chief Operating Officer	2004	150,000	201,205	—	—	18,072
	2003	56,250	39,662	—	360,000	3,548

William C. Bousema(2)	2005	160,417	76,232	—	1,081,062	5,878
Senior Vice President	2004	NA	NA	NA	NA	NA
and Chief Financial Officer	2003	NA	NA	NA	NA	NA

Sam Gilson(3)	2005	125,000	88,273	—	300,000	15,554
Senior Vice President of	2004	NA	NA	NA	NA	NA
Sales	2003	NA	NA	NA	NA	NA

(1)                                  Includes premiums paid by Primal on certain health insurance or term-life insurance policies, relocation costs, or contribution paid by us on behalf of the individual to our Section 401(k) Plan, which matches a portion of each such individual’s contributions to the same plan.

(2)                                  Mr. Bousema was not an employee of the Company at December 31, 2004. Mr. Bousema became Senior Vice President, Chief Financial Officer and Secretary on March 25, 2005.  Mr. Bousema resigned from the Company effective October 31, 2006.

(3)                                  Mr. Gilson was not an employee of the Company at December 31, 2004. Mr. Gilson became Senior Vice President of Sales on February 28, 2005.

Stock Options

The following table lists our stock option grants during 2005 to the officers named in the Summary of Executive Compensation Table.

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($ /Sh)	Expiration Date
Joseph R. Simrell	1,584,463	36%	$0.16	5/6/2015
Robert Richardson	447,138	10%	0.16	5/6/2015
William C. Bousema	1,081,062	25%	0.14	4/18/2015
Sam Gilson	300,000	7%	0.14	4/18/2015

(1)          Pursuant to Mr. Bousema’s stock option grant agreement dated April 18, 2005, Mr. Bousema has 90 days from his termination date of October 31, 2006 to exercise these option grants.

Option Exercises and Values at December 31, 2005

The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Executive Compensation Table as of December 31, 2005. The table contains values for “in the money” options, meaning a positive spread between the year-end price of $0.12 per share and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

Aggregated Option/SAR Exercises in the Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Securities Underlying Options at FYE (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FYE ($) Exercisable/Unexercisable
Joseph R. Simrell	—	—	509,954/1,424,509	$5,000/$—
Robert Richardson	—	—	344,537/462,601	$10,800/$3,600
William C. Bousema	—	—	360,317/720,745	$—/$—
Sam Gilson	—	—	—/300,000	$—/$—

Employment Agreements

Effective January 28, 2003, Mr. Simrell entered into an employment agreement with us, which was amended as of May 17, 2004, and then again as of December 16, 2005. Under the terms of the employment agreement, as amended, Mr. Simrell serves as our Chairman of the Board, Chief Executive Officer and President. The initial term of the employment agreement expires December 31, 2007. The Board of Directors is required to begin good faith negotiations with Mr. Simrell no later than October 31, 2007 for a new employment agreement, which shall contain a clause for at least 12 months of severance and benefits continuation. Mr. Simrell’s base annual salary is $200,000. In addition, Mr. Simrell is entitled to receive bonuses in an amount not less than 50% of his salary, subject to our achieving performance goals set by the Board of Directors; provided that any accrued and unpaid incentive compensation payable to Mr. Simrell shall be paid no later than two and one-half months following the close of the calendar year in which such incentive compensation was earned. Mr. Simrell is also entitled to participate in such stock option, restricted stock, pension, profit sharing, life insurance, hospitalization, major medical, tuition reimbursement, medical flexible spending accounts and other employee benefit plans provided by us from time to time.

In the event we terminate Mr. Simrell’s employment without cause or Mr. Simrell resigns for good reason, Mr. Simrell shall be entitled to 12 months of severance, 100% of his incentive compensation for that year calculated assuming 100% of the targets under such bonus plans are achieved, and continuation of his medical, dental, life, and disability coverage for himself and his spouse and dependents for a period not to exceed 12 months, provided he signs a release in our favor. Additionally, any accrued and unpaid payments owed to Mr. Simrell pursuant to the terms of the employment agreement, as amended, shall be made no later than two and one-half months following the close of the calendar year in which Mr. Simrell is terminated, provided further, any such payments shall be accelerated, if necessary, to prevent such two and one-half month period to be exceeded. Notwithstanding the foregoing, in the event that Mr. Simrell terminates his employment for good reason, in no event will severance payments payable to Mr. Simrell commence prior to six months following such separation.

The employment agreement, as amended with Mr. Simrell contains certain covenants by him not to solicit the customers and employees of Primal during his employment and for one year thereafter. A state court may determine not to enforce, or only to enforce partially, these covenants.

Finally, the employment agreement, as amended, provides that if, at the time of Mr. Simrell’s termination of employment, Mr. Simrell is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and one or more of the payments to be received by Mr. Simrell would constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code, no such payment may be provided until the earliest of (a) six months after the separation of Mr. Simrell’s separation from service for reasons other than death or disability, (b) the date of death or disability of Mr. Simrell, or (c) the effective date of a change in effective control of the Company, to the extent required to mitigate Mr. Simrell’s incurrence of any penalty tax or interest under Section 409A of the Internal Revenue Code.

Effective March 25, 2005, William C. Bousema entered into a letter agreement for at-will employment as Primal’s Senior Vice President, Chief Financial Officer and Secretary, which was amended as of December 16, 2005. Under the terms of the amended letter agreement, Mr. Bousema’s base annual salary is $175,000, and the initial term of the employment agreement shall expire on December 31, 2007. In addition, the amended letter agreement entitles Mr. Bousema to receive incentive compensation bonuses in an amount not less than 35% of his salary subject to achieving certain individual and corporate performance goals; provided that any accrued and unpaid incentive compensation payable to Mr. Bousema shall be paid no later than two and one-half months following the close of the calendar year in which such incentive compensation was earned. Mr. Bousema is also entitled under the amended letter agreement to participate in such stock option, restricted stock, pension, profit sharing, life insurance, hospitalization, major medical, tuition reimbursement, medical flexible spending accounts and other employee benefit plans provided by us from time to time. Notwithstanding the foregoing, the amended letter agreement provides in the event that Mr. Bousema terminates his employment for good reason, in no event will severance payments payable to Mr. Bousema commence prior to six months following such separation.

On November 2, 2006, Mr. Bousema resigned for good reason as an employee from the Company effective as of October 31, 2006.

Under the terms of the amended letter agreement, if we terminate Mr. Bousema’s employment without cause or Mr. Bousema resigns for good reason, Mr. Bousema shall be entitled to nine-month’s severance, 75% of his incentive compensation for that year calculated assuming 100% of the targets under such incentive compensation plans are achieved (provided that any such severance payments must be made within two and one-half months following the close of the calendar year in which such termination occurred), and continuation of his medical, dental, life, and disability coverage for himself and his spouse and dependents for a period not to exceed nine months, conditioned upon Mr. Bousema’s execution of a release in favor of Primal. Additionally, if Mr. Bousema’s employment has not terminated previously, for the sixty-day period ending December 31, 2007, we must commence good faith negotiations regarding the new terms of Mr. Bousema’s termination and the severance section of his letter agreement. If, following such good faith negotiations, we are unable to reach agreement regarding the new provisions, the termination and severance section of his amended letter agreement will expire on their terms. If we fail to negotiate in good faith, Mr. Bousema’s amended letter agreement will expire on December 31, 2007, his employment with Primal will be terminated, and he will be paid the severance benefits provided for in the amended letter agreement, and all outstanding unvested stock options granted to Mr. Bousema will accelerate and vest. Finally, in the event, (i) Mr. Bousema is terminated without cause, or (ii) Mr. Bousema terminates his employment for good reason, all outstanding unvested stock options granted to him shall accelerate and vest.

Additionally, Mr. Bousema’s amended letter agreement contains certain covenants by him not to solicit the customers and employees of Primal during the course of his employment and for so long thereafter as he is entitled to severance benefits under his amended letter agreement. A state court may determine not to enforce, or only to enforce partially, these covenants.

The amended letter agreement further provides that if, at the time of Mr. Bousema’s termination of employment, Mr. Bousema is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and one or more of the payments to be received by Mr. Bousema would constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code, no such payment may be provided until the earliest of (a) six months after the separation of Mr. Bousema’s separation from service for reasons other than death or disability, (b) the date of death or disability of Mr. Bousema, or (c) the effective date of a change in effective control of the Company, to the extent required to mitigate Mr. Bousema’s incurrence of any penalty tax or interest under Section 409A of the Internal Revenue Code.  Mr. Bousema was a “specified employee” on October 31, 2006.

We have also entered into a Change of Control Agreement with Mr. Simrell, amended as of May 16, 2004 and then again as of December 16, 2005  (the “Simrell Change Agreement”) and a Change of Control Agreement with Mr. Bousema, as amended effective as of December 16, 2005 (the “Bousema Change Agreement”). The Simrell Change Agreement and Bousema Change Agreement provide that if, within 12 months of a “change of control transaction,” (i) we terminate Mr. Simrell or Mr. Bousema’s (together the “Executive”) employment (except upon his death or disability, his reaching the mandatory retirement age, if any, or upon other “cause to terminate” his employment) or (ii) the Executive voluntarily terminates his employment for “good reason”, we will tender in a single lump sum cash payment (a) any accrued and unpaid salary and vacation through the termination date, (b) an amount equal to 150% (in the case of the Simrell Change Agreement) or 100% (in the case of the Bousema Change Agreement), of the Executive’s then-current annual salary and (c) an amount equal to 150% (in the case of the Simrell Change Agreement) or 100% (in the case of the Bousema Change Agreement), of the Executive’s incentive compensation for that year, calculated assuming 100% of the targets under such incentive compensation plans are achieved, payable within ten days of termination provided that any such payment must be made within two and one-half months following the close of the calendar year in which such termination occurred; provided, that, in the event the Executive terminates his employment with us for good reason, in no event will the lump sum payment payable to the Executive commence prior to the six months following such separation; provided further, within ten days after the effective date of the Executive’s resignation for good reason and the effective date of any release executed by the Executive, we shall make an irrevocable contribution to a rabbi trust in the form of the model rabbi trust described in Internal Revenue Service Revenue Procedure 92 64. Moreover, any portion of said lump sum payment not subject to Internal Revenue Service Rule 409A shall be paid within ten days after the effective termination date of such Executive. Further, we are obligated to tender such payments if, not more than three months prior to the closing of a change of control transaction, (i) we terminate the Executive’s employment, and such termination arose in connection with or in anticipation of the change of control transaction or (ii) the Executive voluntarily terminates his employment for good reason. Lastly, in anticipation of a change of control transaction, the Board of Directors can adopt a resolution deeming that a change of control transaction has closed for purposes of activating the Simrell Change Agreement or the Bousema Change Agreement obligations.

The Simrell Change Agreement and the Bousema Change Agreement additionally provide that, in the event the severance payment is subject to excise tax, we will gross-up the severance payment to the Executive so that the net severance payment received shall be the equivalent to the severance payment that would have been received if no excise tax had been imposed. However, we will reduce a severance payment by the amount of any other severance or termination benefits that it is obligated to pay to the Executive. The Simrell Change Agreement and the Bousema Change Agreement further provide for up to 18 (in the case of Mr. Simrell) or 12 months (in the case of Mr. Bousema) following the termination of the Executive’s employment, we will continue to provide such Executive and his spouse and dependents with uninterrupted medical, dental, life, and disability coverage, or a lump sum payment equal to the cost of obtaining substantially similar coverage.

Additionally, the Simrell Change Agreement and the Bousema Change Agreement provide that if, at the time of respective Executive’s termination of employment, such Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and one or more of the payments to be received by such Executive would constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code, no such payment may be provided until the earliest of (a) six months after the separation of such Executive’s separation from service for reasons other than death or disability, (b) the date of death or disability of such Executive, or (c) the effective date of a change in effective control of the Company, to the extent required to mitigate such Executive’s incurrence of any penalty tax or interest under Section 409A of the Internal Revenue Code.

Lastly, the Simrell Change Agreement and the Bousema Change Agreement provide that upon the occurrence of a change of control transaction, all outstanding unvested stock options and all previously granted unvested restricted stock awards granted to the Executive shall accelerate and vest.

For purposes of the Simrell Change Agreement and the Bousema Change Agreement, a “change of control transaction” will have occurred if:

•                  an otherwise unaffiliated person acquires the beneficial ownership of 35% or more of the combined voting power of our then outstanding voting securities.  The acquisition of the shares can be in one transaction or in a series of related transactions and the person’s ownership can be direct or indirect;

•                  an otherwise unaffiliated person acquires the beneficial ownership of 50% or more of the combined voting power of any of our material subsidiaries.  The acquisition of the shares can be in one transaction or in a series of related transactions and the person’s ownership can be direct or indirect. A material subsidiary means a subsidiary that represents at least 50% of our combined revenue or assets;

•                  a change of a majority of the members of our Board of Directors during any 12 consecutive months.  If, by a two-thirds majority, our Board of Directors elected a new member or nominated a new member for election by our stockholders, such new member will be considered to have been an original member of our Board of Directors;

•                  our stockholders have approved a complete liquidation or dissolution of us or a disposition of all or substantially all of our assets;

•                  we, in a single transaction or series of transactions, engage in a business combination transaction that results in our pre-transaction stockholders owning less than 50% of the combined voting power of the outstanding voting securities of the resulting entity; or

•                  any other event occurs that would require disclosure of “Changes in Control of Registrant” through our filing of a Current Report on Form 8 K.

Pursuant to the applicable change agreement, our “cause to terminate” Mr. Simrell or Mr. Bousema means an intentional act by the individual that materially injures us, an intentional refusal or failure to follow lawful and reasonable directions of the Board of Directors or an individual to whom the individual reports (as appropriate), the willful or habitual neglect of duties, or conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony involving an act of moral turpitude.

As defined in the applicable change agreement, Mr. Simrell’s and Mr. Bousema’s “good reason” to resign means:

•                  our failure to cure a material breach of its obligations under any employment-related agreement;

•                  our unilateral, material reduction in the individual’s title, status, overall position, responsibilities or duties, reporting relationship, and general working environment;

•                  our requirement that the individual relocate his residence outside of Orange County, or the relocation of the individual’s office more than 50 miles from its location as of the date the applicable change agreement was executed;

•                  our failure to obtain an assumption by our successor or assignee of substantially all of our business of any material written agreement between the individual and us; or

•                  any material change in the benefits or incentive compensation offered to the individual from those in which the individual is participating as of the date the applicable change agreement was executed.

Effective August 14, 2003, we entered into an at-will employment letter agreement with Robert Richardson, in which Mr. Richardson initially agreed to serve as our Senior Vice President—Professional Services. In July 2004, Mr. Richardson was promoted to Executive Vice President of Operations, and in March 2006, Mr. Richardson was promoted to Chief Operating Officer. Under the terms of the letter agreement, Mr. Richardson’s base annual salary is $150,000. In addition, Mr. Richardson is entitled to receive incentive compensation bonuses in an amount not less than 100% of his salary subject to achieving certain individual and corporate performance goals. Mr. Richardson is also entitled to participate in such stock option, restricted stock, pension, profit sharing, life insurance, hospitalization, major medical, tuition reimbursement, medical flexible spending accounts and other employee benefit plans provided by us from time to time.

Effective March 25, 2005, we and Mr. Richardson agreed to amend and restate that certain letter agreement dated August 18, 2003 between us and Mr. Richardson to provide i) a 90 day period of transition assistance pay in the event Mr. Richardson’s employment with us is terminated without cause, and ii) that in the event of a change of control of the Company, Mr. Richardson is terminated without cause, or Mr. Richardson terminates his employment for good reason, all outstanding unvested stock options and all previously granted unvested restricted stock awards granted to Mr. Richardson shall accelerate and vest.

On August 11, 2006, the Company entered into an amendment and restatement of the Side Letter Agreement dated August 18, 2003 with Mr. Richardson (the “Amended Richardson Agreement”).  Subject to Mr. Richardson entering into a standard form of separation and release agreement with the Company, the Amended Richardson Agreement provides for 90 days of transition assistance paid in accordance with the normal payroll schedule upon involuntary termination of employment if other than for “cause.”  Additionally, the Amended Richardson Agreement provides that upon a “change of control,” termination without “cause,” or if Mr. Richardson terminates his employment for “good reason” (as such terms are defined in the Amended Richardson Agreement), all of his outstanding unvested stock options will accelerate and vest.

On August 9, 2006, the Company entered into a Side Letter Agreement dated August 9, 2006 with Mr. Gilson, the Company’s Senior Vice President of Sales (the “Gilson Agreement”).  The Gilson Agreement provides that upon a “change of control,” termination without “cause,” or if Mr. Gilson terminates his employment for “good reason,” (as such terms are defined in the Gilson Agreement), all of his outstanding unvested stock options will accelerate and vest.

Executive Incentive Compensation

Effective June 30, 2006, in furtherance of our policy on executive incentive compensation, and upon the recommendation of our Compensation Committee, our Board of Directors approved and established certain corporate performance goals and set the minimum corporate performance level that must be achieved before any incentive compensation awards can be paid. Because achievement of the executives’ individual performance goals assists us in meeting its short- and long-term business objectives, our policy on executive incentive compensation is intended to reward executive-level employees for their achievement of individual performance goals only if we also meet a minimum corporate performance level. Accordingly, no incentive compensation award is to be granted to any executive unless the minimum corporate performance levels have been achieved.

In establishing our corporate performance goals, the Board of Directions and Compensation Committee assess both past and projected corporate performance levels, as well as external market-place conditions, such as economic outlook, competitive performance levels, projected industry volumes and projected market share. Examples of corporate performance goals include revenues and operating expenses for certain fiscal periods and cash balances at the end of those periods.

In addition to the corporate performance goals, on a semi-annual basis and subject to review and approval or modification by our Chief Executive Officer, each eligible executive sets a number of individual objectives. Examples of objectives identified by executive officers have included achieving sales and financial targets, identifying and pursuing new business opportunities and strategic alliances, attaining product development goals, accomplishing sales training goals, and identifying and implementing cost reduction measures. An eligible executive’s incentive compensation award is based on the achievement of a minimum level of both corporate and individual performance goals and is expressed as a percentage of the participant’s year-end base salary, ranging in amount from 35% to 100% of the year-end base salary.

Compensation of Directors

As policy, each newly elected and re-elected non-employee member of the Board of Directors receives a grant of a warrant to purchase 50,000 shares of common stock at an exercise price determined by our Board at the time of issuance. Each of our non-employee directors also receives an annual stipend of $14,000 and $1,750 for each Board meeting attended.

There are currently two standing Board committees, an audit committee and a compensation committee. Each non-employee member serving on a Board committee also receives compensation of $750 for each individual committee meeting attended. In addition, each non-employee director is entitled to reimbursement of travel expenses.

In addition, our Lead Director receives a stipend of $250 per hour with a per day cap of $1,500. The Lead Director periodically performs strategic projects as requested by the Board.

In April 2003, we issued 250,000 warrants to each of the four non-employee Board members under Section 4(2) of the Securities Act. The warrants were issued at an exercise price equal to the fair market value of our common stock, have vested and expire within ten years of grant. As the warrants were issued at fair market value, we did not record any expense for the warrants issued in accordance with APB 25. These warrants fully vested on June 15, 2004, as a result of the June 2004 Private Placement.

On May 19, 2006, we issued 200,000 warrants to each of the four non-employee Board members plus an additional 100,000 warrants to the chairmen of the Audit Committee and the Compensation Committee of the Board of Directors under Section 4(2) of the Securities Act.  The warrants were issued at an exercise price equal to the fair market value of our common stock, have vested and expire in ten years of grant.  We recognized stock-based compensation expense of $97,000 during the three months ended June 30, 2006 related to these warrants.

We periodically form and maintain ad hoc committees for specific and limited purposes and duration. Such ad hoc committee members may receive nominal compensation for such service.

Our non-employee directors may be granted non-statutory stock options and restricted stock under the 2001 Flexible Incentive Plan and 2004 Flexible Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of November 20, 2006, we had 38,373,634 shares of common stock outstanding.

The table following sets forth information regarding the beneficial ownership of common stock for each person who is known by us to be the beneficial owner of more than five percent of our voting securities, for each of our directors and named executive officers, and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated.

For purposes of this table, a person is deemed to be the “beneficial owner” of the number of shares of common stock that such person has the right to acquire within 60 days of November 20, 2006 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner / Management	Number of Shares	Percent of Class
John Faltys (1)	2,490,541	3.1%
Joseph R. Simrell (2)	2,655,986	3.4%
David Haynes (3)	2,023,755	2.6%
John E. Rehfeld (4)	3,663,670	4.6%
Louis A. Delmonico (5)	911,522	1.2%
Robert Richardson (6)	583,569	*
Sam Gilson (7)	209,410	*
William C. Bousema (8)	1,081,062	1.4%
Austin W. Marxe and David M. Greenhouse (9)	45,621,163	57.6%
All executive officers and directors as a group (7 persons)(10)	12,538,453	15.8%

*              Constitutes less than 1%

(1)                                  Includes 1,954,454 shares of common stock beneficially owned by Mr. Faltys and 536,087 shares of common stock underlying warrants and options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman, Suite 500, Irvine, California 92612.

(2)                                  Includes 1,459,407 shares of common stock beneficially owned by Mr. Simrell and 1,196,579 shares of common stock underlying warrants and options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(3)                                  Includes 1,459,407 shares of common stock beneficially owned by Mr. Haynes and 564,348 shares of common stock underlying warrants and options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(4)                                  Includes 2,509,974 shares of common stock beneficially owned by Mr. Rehfeld and 1,153,696 shares of common stock underlying warrants and options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(5)                                  Includes 154,348 shares of common stock beneficially owned by Dr. Delmonico and 757,174 shares of common stock underlying warrants and options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(6)                                  Includes 583,569 shares of common stock underlying options exercisable by Mr. Richardson as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(7)                                  Includes 209,410 shares of common stock underlying options exercisable by Mr. Gilson as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(8)                                  Includes 1,081,062 shares of common stock underlying options exercisable by Mr. Bousema as of the date set forth above or within 60 days thereafter. The business address for this person is 1815 Port Tiffin Place, Newport Beach, California 92660.

(9)                                  Consists of: (i) 110,505 shares of common stock, 110,000 shares of common stock issuable upon conversion of the outstanding principal amount of Notes and 55,000 shares of common stock underlying warrants held by Special Situations Fund III, L.P. and exercisable as of the date set forth above or within 60 days thereafter; (ii) 1,260,860 shares of common stock, 1,260,000 shares of common stock issuable upon conversion of the outstanding principal amount of Notes and 630,000 shares of common stock underlying warrants held by Special Situations Fund III QP, L.P. and exercisable as of the date set forth above or within 60 days thereafter; (iii) 1,084,978 shares of common stock, 1,090,000 shares of common stock issuable upon conversion of the outstanding principal amount of Notes and 1,196,905 shares of common stock underlying warrants held by Special Situations Technology Fund, L.P. and exercisable as of the date set forth above or within 60 days thereafter; (iv) 5,713,561 shares of common stock, 5,730,000 shares of common stock issuable upon conversion of the outstanding principal amount of Notes and 6,287,504 shares of common stock underlying warrants held by Special Situations Technology Fund II, L.P and exercisable as of the date set forth above or within 60 days thereafter; and (v) 6,802,439 shares of common stock, 6,810,000 shares of common stock issuable upon conversion of the outstanding principal amount of Notes and 7,479,411 shares of common stock underlying warrants held by Special Situations Private Equity Fund, L.P. and exercisable as of the date set forth above or within 60 days thereafter. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment advisor to the Special Situations Fund III, L.P.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment advisor to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P., the Special Situations Private Equity Fund, L.P. and the Special Situations Life Sciences Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The business address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(10)                            Includes all shares and options described in footnotes 1, 2, 3, 4, 5, 6, and 7 above.

Special Situations Funds

It is our belief that the SSF and its affiliates may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.  As of November 20, 2006, persons affiliated with SSF may beneficially own approximately 58% of our voting stock and possesses the right to designate one person for election to the Board of Directors. As a result, if some of the persons or entities affiliated with SSF act together, they may have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combination. SSF has notified us that it has no present intention to exercise the right to designate one person for election to our Board. However, this intention may change in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2005.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2001 Flexible Incentive Plan	3,400,735	$0.10	73,558
2004 Flexible Incentive Plan	4,165,370	0.16	1,285,703
Equity compensation plans not approved by security holders
Warrants issued to Board of Advisors Member(1)	25,000	0.22	—
Warrants issued to Board Members(2)	750,000	0.05	—
Total	8,341,105	$0.12	1,359,261

(1)                                  Issued in August 2004 to a member of our Board of Advisors at an exercise price of $0.22 and with a term of 10 years.

(2)                                  Issued in April 2003 to our non-employee Board members at an exercise price of $0.05, vesting over two years and with a term of 10 years. These warrants fully vested on June 15, 2004 as a result of the June 2004 Private Placement.

SELLING STOCKHOLDERS

As used herein, the term “selling stockholder” also includes any transferees, pledgees, donees, or successors to the selling stockholders named in the table below. Pledgees could include banks, brokers, financial institutions, or other lenders. To the extent required, we will name any additional selling stockholder in a supplement to this prospectus.

The following table sets forth certain information with respect to the number of shares of our common stock beneficially owned by each of the selling stockholders as of November 20, 2006. We have determined beneficial ownership in accordance with the rules of the SEC.

Except as otherwise indicated in this prospectus, none of the selling stockholders has had any position, office, or material relationship with us or any of our affiliates within the past three years, other than as a result of the acquisition, or current ownership, of the shares being registered for sale hereby or our other securities. The shares being registered by this prospectus may be offered from time to time by the selling stockholders named below.

Name	Number of Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After Offering	Percentage of Outstanding Shares
Special Situations Technology Fund, L.P.(1)	3,371,883	4.3%	1,565,217	1,806,666	2.3%
Special Situations Technology Fund II, L.P.(1)	17,731,065	22.4%	8,217,391	9,513,674	12.0%
Special Situations Private Equity Fund, L.P.(1)	21,091,850	26.6%	9,782,609	11,309,241	14.3%
David W. Mechler, Jr.	3,517,933	4.4%	326,087	3,191,846	4.0%
John Faltys (2)	2,490,541	3.1%	1,970,541	520,000	*
Joseph R. Simrell(3)	2,655,986	3.4%	1,503,755	1,152,231	1.5%
Todd R. Taylor(4)	94,119	*	6,522	87,597	*
David Haynes(2)	2,023,755	2.6%	1,503,755	520,000	*
Louis A. Delmonico(2)	911,522	1.2%	81,522	830,000	1.0%
John E. Rehfeld(3)	3,663,670	4.6%	326,087	3,337,583	4.2%
Mark Nielsen(5)	1,273,967	1.6%	1,273,967	0	*
Henk A. Hanselaar(6)	779,292	1.0%	652,174	127,118	*
Jack H. Norberg, III(7)	991,487	1.3%	326,087	665,400	*
Richard J. Hoag(8)	70,641	*	65,217	5,424	*
Peter Boyes(9)	326,087	*	326,087	0	*
Total	60,993,798		27,927,018	33,066,780

*              represents less than one percent.

(1)                                  MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment advisor to the Special Situations Fund III, L.P.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment advisor to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P., the Special Situations Private Equity Fund, L.P. and the Special Situations Life Sciences Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(2)                                  Messrs. Faltys, Haynes, Delmonico and Rehfeld currently serve and were serving as members of our Board of Directors at the time of the closing of the Private Placement.

(3)                                  Mr. Simrell currently serves and was serving as our Chief Executive Officer and President at the time of the closing of the Private Placement and also currently serves as “Acting” Chief Financial Officer.

(4)                                  Mr. Taylor was serving as our then-current Chief Financial Officer and Vice President Finance and Administration at the time of the closing of the Private Placement.

(5)                                  Includes 1,273,967 shares of common stock beneficially owned by Mark Nielsen.

(6)                                  Includes 217,391 shares of common stock beneficially owned by Henk A. Hanselaar, and 561,901 shares of common stock underlying warrants and options exercisable as of the date set forth above or within 60 days thereafter. Mr. Hanselaar is a principal of one of our investment advisers.

(7)                                  Jack H. Norberg, III is a principal of one of our investment advisers. Includes 217,391 shares of common stock beneficially owned by Mr. Norberg, and 135,814 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter, or less than 1%, of our common stock.  Also includes 100,000 shares of our common stock, or less than 1%, owned of record by our investment adviser, and 538,282 shares, or 1.4%, of our common stock, over which our investment adviser has the right to vote and the power to dispose of such shares on behalf of its clients.

(8)                                  Includes 43,478 shares of common stock beneficially owned by Richard J. Hoag, and 27,163 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter.

(9)                                  Includes 326,087 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter beneficially owned by Peter Boyes. Mr. Boyes is a principal of one of our investment advisers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As discussed elsewhere in this prospectus, in the June 2004 Private Placement, we sold securities to SSF, each member of our Board of Directors, our Chief Executive Officer, and our then Chief Financial Officer. See the discussion under the heading “June 2004 Private Placement” within the “Management’s Discussion and Analysis” included elsewhere in the prospectus.

In addition, in the March 2006 Private Placement, we sold securities to SSF.  See the discussion of the March 2006 Private Placement under the heading “Recent Events” within the “Management’s Discussion and Analysis” section included elsewhere in this prospectus.

In the April 2006 Private Placement, we sold securities to Mr. Rehfeld, a member of our Board of Directors. See the discussion of the April 2006 Private Placement under the heading “Recent Events” within the “Management’s Discussion and Analysis” section included elsewhere in this prospectus.

DESCRIPTION OF PROPERTY

We do not own any real estate properties, but lease approximately 13,500 square feet of office space in Irvine, California. Our monthly rent obligation is approximately $37,000 plus utilities. Our lease expires in April 2007. In February 2004, we entered into a lease agreement for an additional 7,000 square feet of office space in Irvine, California with a monthly rent obligation of approximately $9,000 plus utilities, and expired May 2006. We lease an executive suite in Amsterdam, The Netherlands under a month-to-month arrangement for $700 per month.

DESCRIPTION OF COMMON STOCK

Our amended certificate of incorporation authorize 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 20, 2006, we had 38,373,634 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders’ meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility which we may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws

Some of the provisions of our Amended Articles of Incorporation and our Seconded Amended and Restated Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt that might result in payment of a premium over the market price for shares held by stockholders.

Size of Board.  Our Bylaws provide that the number of members of our Board of Directors shall be fixed from time to time in by a resolution approved by the Board. The number of directors is currently five. As a result, the size of the Board of Directors cannot be changed outside that range except by a resolution approved by the Board of Directors.

Preferred Stock.  Our Board of Directors has the authority to issue shares of preferred stock in one or more series and to determine the rights, privileges, powers and preferences of each series. As a result, any issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control or an unsolicited acquisition proposal.

Special Meetings of Stockholders.  Our Bylaws provide that a special meeting of stockholders may only be called by any of the following, subject to compliance with specified procedures:

•                  our Chairman of the Board;

•                  our President; or

•                  the Board of Directors.

PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus may be offered and sold from time to time by the selling stockholder, or by pledgees, donees, transferees or other successors in interest. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell its shares of our common stock covered by this prospectus on the OTC Bulletin Board, through negotiated transactions or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices.

The shares of our common stock may be sold by one or more of the following means of distribution:

•                  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•                  a block trade in which a broker-dealer will attempt to sell shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Each selling stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each selling stockholder that it may not use shares registered on the registration statement to cover short sales of our common stock made prior to the date on which the registration statement was declared effective by the Securities and Exchange Commission.

There can be no assurance that the selling stockholders will sell all or any of the shares of our common stock covered by this prospectus.

LITIGATION

We are not currently a party to any material legal proceeding.

LEGAL MATTERS

The validity of the common stock sold pursuant to this prospectus has been passed upon for us by Bryan Cave LLP, Irvine, California.

EXPERTS

Haskell & White LLP, an independent registered public accounting firm, has audited our financial statements for the years ended December 31, 2005 and 2004, as stated in their report appearing herein, which have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET ADDITIONAL INFORMATION

We have filed this registration statement on Form SB-2 with the SEC covering the registration of shares of common stock held by the selling stockholder. This prospectus does not contain all of the information presented in the registration statement and the exhibits and schedule that were filed with the registration statement. We have omitted some of that information under the SEC’s rules and regulations. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail.

We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files annual, quarterly, and current reports, proxy and information statements and other information with the SEC. These documents and the registration statement may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You can also get copies of these documents through the SEC’s Internet address at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain our Web site at www.primal.com. Our Web site and the information contained or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

PRIMAL SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Primal Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Primal Solutions, Inc. (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Primal Solutions, Inc. as of December 31, 2005 and 2004 and the consolidated results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

HASKELL & WHITE LLP

Irvine, California

February 3, 2006, except for Note 12, as to which the date is April 12, 2006

PRIMAL SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$711,000	$2,603,000
Restricted cash	101,000	—
Accounts receivable, net of allowance for doubtful accounts of $72,000 and $0, respectively	591,000	499,000
Prepaid expenses and other current assets	99,000	123,000
Total current assets	1,502,000	3,225,000
Property and Equipment, net of accumulated depreciation of $1,518,000 and $1,353,000, respectively	474,000	493,000
Goodwill	593,000	593,000
Other Assets	115,000	89,000
	$2,684,000	$4,400,000
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$230,000	$222,000
Accrued liabilities	453,000	479,000
Accrued salaries and benefits	605,000	554,000
Deferred revenue	371,000	728,000
Short-term borrowings and current portion of long-term debt	288,000	634,000
Total current liabilities	1,947,000	2,617,000
Long-term debt, net of current portion	1,078,000	778,000
Other liabilities	102,000	77,000
	3,127,000	3,472,000
Commitments and Contingencies (Note 4, 5 and 9)
Stockholders’ Equity (Deficit)
Preferred stock, $0.01 par value; 5,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 95,000,000 shares authorized; 36,363,641 and 36,178,441 shares issued and outstanding, respectively	364,000	362,000
Additional paid-in capital	13,249,000	13,232,000
Warrants (Note 7)	1,217,000	1,205,000
Accumulated deficit	(15,273,000)	(13,871,000)
Net stockholders’ equity (deficit)	(443,000)	928,000
	$2,684,000	$4,400,000

See accompanying notes to consolidated financial statements

PRIMAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year Ended December 31,
	2005	2004
Revenues
Software licenses	$3,318,000	$2,442,000
Product support and upgrades	1,385,000	1,281,000
Software revenues	4,703,000	3,723,000

Services revenue	3,864,000	3,886,000
Total revenues	8,567,000	7,609,000

Operating Expenses
Sales and marketing	2,397,000	1,922,000
Software licenses	86,000	96,000
Product support and upgrades	408,000	379,000
Cost of services	3,249,000	3,241,000
Research and development	1,692,000	1,245,000
General and administrative	2,050,000	1,798,000
Total operating expenses	9,882,000	8,681,000

Loss from Operations	(1,315,000)	(1,072,000)
Interest and other expenses, net	(85,000)	(126,000)
Loss before income tax provision	(1,400,000)	(1,198,000)
Income tax provision	2,000	2,000
Net Loss	$(1,402,000)	$(1,200,000)

Basic and diluted net loss per share	$(.04)	$(.04)
Weighted-average basic and diluted common shares outstanding	36,314,818	29,238,864

See accompanying notes to consolidated financial statements

PRIMAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common shares	Amount	Additional paid-in capital	Warrants	Accumulated deficit	Net stockholders’ equity (deficit)
BALANCE AT December 31, 2003	20,968,083	$210,000	$11,863,000	$—	$(12,671,000)	$(598,000)
Exercise of stock options issued to employees	925,576	9,000	23,000	—	—	32,000
Warrants issued in lieu of cash payment	—	—	—	6,000	—	6,000
Registration Expenses	—	—	(603,000)	—	—	(603,000)
Employee Exercise of Grant below FV	—	—	5,000	—	—	5,000
Issuance of common stock in Private Placement	14,284,782	143,000	1,944,000	1,199,000	—	3,286,000
Net loss	—	—	—	—	(1,200,000)	(1,200,000)
BALANCE AT December 31, 2004	36,178,441	$362,000	$13,232,000	$1,205,000	$(13,871,000)	$928,000
Exercise of stock options issued to employees	185,200	2,000	17,000	—	—	19,000
Warrants issued in lieu of cash payment	—	—	—	12,000	—	12,000
Net loss	—	—	—	—	(1,402,000)	(1,402,000)
BALANCE AT December 31, 2005	36,363,641	$364,000	$13,249,000	$1,217,000	$(15,273,000)	$(443,000)

See accompanying notes to consolidated financial statements

PRIMAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended December 31,
	2005	2004
Cash Flows from Operating Activities
Net loss	$(1,402,000)	$(1,200,000)
Adjustments for noncash and nonoperating activities:
Depreciation and amortization	168,000	239,000
Provision for doubtful accounts	72,000	—
Loss on disposal of equipment	1,000	(2,000)
Changes in operating assets and liabilities:
Accounts receivable	(164,000)	141,000
Prepaid expenses and other current assets	56,000	58,000
Accounts payable and other accrued liabilities	33,000	344,000
Increase in non-current accrued interest payable	26,000	23,000
Deferred revenue	(357,000)	(274,000)
Net cash used in operating activities	(1,567,000)	(672,000)

Cash Flows from Investing Activities
Purchases of property and equipment	(61,000)	(225,000)
Leasehold improvements	—	(14,000)
Proceeds from sales of property and equipment	—	2,000
Net cash used in investing activities	(61,000)	(236,000)

Cash Flows from Financing Activities
Increase in restricted cash	(101,000)	—
Payments on capital lease obligations	(12,000)	—
Proceeds from promissory note	100,000	—
Retirement of line of credit	(100,000)	—
Payments on notes payable	(53,000)	(21,000)
Payments on note payable to Corsair	(129,000)	(442,000)
Issuance of warrants in lieu of cash payment	12,000	—
Proceeds from issuance of common stock	19,000	2,725,000
Net cash (used)/provided in financing activities	(264,000)	2,262,000
(Decrease)/increase in cash and cash equivalents	(1,892,000)	1,354,000
Cash and cash equivalents, beginning of the year	2,603,000	1,249,000
Cash and cash equivalents, end of the year	$711,000	$2,603,000

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$92,000	$193,000
Income taxes	$2,000	$2,000

Noncash-investing and financing activities
Issuance of warrants in satisfaction of liability	$12,000	$6,000
Financing of capital lease equipment	96,000	—
Financing of business insurance premiums	53,000	—

See accompanying notes to consolidated financial statements

PRIMAL SOLUTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      ORGANIZATION, BASIS OF PRESENTATION, AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization and Nature of Operations

Primal Systems, Inc. was incorporated on June 28, 1996 to provide computer software programming, customization, program maintenance, and product marketing for a variety of software languages and platforms. During 1999, Primal Systems, Inc. acquired certain assets from Corsair Communications, Inc. through its wholly owned subsidiary, Wireless Billing Systems, which provides software and services to the telecommunications industry. Effective October 1, 1999, Primal Systems, Inc. was merged with and into a wholly owned subsidiary of Avery, ACI Telecommunications Financial Services, and the surviving company changed its name to Primal Solutions, Inc. The Company develops, markets and supports convergent network mediation and convergent integrated billing software for providers of voice and data transmission services using the Internet and wireless networks.

The Company was spun-off as a separate public company by Avery in February 2001. On February 13, 2001 and in connection with the distribution agreement, Avery distributed approximately 13.2 million shares of common stock of the Company to Avery’s security holders (the “Distribution”). As part of the Distribution:

•                                   Each common stockholder of Avery, on February 12, 2001, received one share of the Company’s common stock for each share of Avery’s common stock held on that date;

•                                   Owners of shares of Avery’s Series A, B, C, D, and E convertible preferred stock received the Company’s common stock, in the amount of the preferred stock’s common stock equivalent for each share of Avery preferred stock held on the payment date of the Distribution;

•                                   Avery redeemed 7,126,894 shares of its Series G preferred stock held by Primal founders and employees in consideration of 6,207,026 shares of the Company’s common stock, each dated February 9, 2001; and

•                                   The Company issued 250,000 shares of common stock to a former executive officer of Avery.

Basis of Presentation

The accompanying consolidated financial statements of the Company as of December 31, 2005 and 2004 and for the fiscal years ended December 31, 2005 and 2004 have been prepared in accordance with accounting principles generally accepted in the United States.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Primal Solutions, Inc. and its wholly owned subsidiary, Wireless Billing Systems. Intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 123R which revises SFAS 123, APB 25 and related accounting interpretations. SFAS 123R eliminates the use of the intrinsic value method for employee stock-based compensation and requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. This standard is effective for the Company for periods beginning after December 15, 2005. The Company continues to account for stock-based compensation using the intrinsic value method of APB 25 to value share-based options granted to employees and board members for the fiscal year ended December 31, 2005. SFAS 123R requires the expensing of all share-based compensation, including options, using the fair value based method. The application of SFAS 123R will have a significant impact on the Company’s operating results and earnings per share. Under the section titled ‘Accounting for Stock-Based Compensation’ of this footnote, the Company presents the pro forma impact if compensation costs for the Company’s stock option plan had been determined based on the fair value method set forth in SFAS 123.

In December 2004, the FASB issued SFAS 153 which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 also replaces the narrow exception for nonmonetary exchanges of similar productive assets with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. APB 29 previously required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB 29 provided an exception to its basic measurement principle of fair value for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS 153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 153 and does not believe there was a significant impact to the Company’s overall results of operations or financial position.

In May 2005, the FASB issued SFAS 154 which replaces APB 20 and SFAS 3 to require retrospective application of changes in accounting principle to prior periods’ financial statements. The provisions of SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material effect on the Company’s financial statements.

The FASB issued SFAS 155 in February 2006. SFAS 155 amends SFAS 133 and SFAS 140. SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain embedded derivative requiring bifurcation. SFAS 155 clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS 140 to eliminate the prohibition on qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The adoption of SFAS 155 is not expected to have a material effect on the Company’s financial statements.

Summary of Significant Accounting Policies

Cash and Cash Equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Restricted Cash—Pursuant to the secured promissory note with First Regional Bank (Note 3), the Company maintained a certificate of deposit of $100,000 as collateral. This certificate of deposit matured in February 2006, concurrently with the outstanding note balance. The total balance held by First Regional Bank, which included accrued interest, was reflected as Restricted Cash in the accompanying consolidated balance sheet.

Fair Value of Financial Instruments—The recorded amounts of financial assets and liabilities at December 31, 2005 and 2004 approximate fair value, based on the Company’s incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

Estimated Useful Life
Computer and office equipment	2 to 5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or life of the lease
Capitalized Leases	2 to 7 years

Maintenance and repairs are charged to expense as incurred. Renewal and improvements of a significant nature are capitalized.

Capitalized Software Costs—Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed (“SFAS 86”). Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 2005 and 2004.

Goodwill and Intangible Assets—In January 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”), which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized.  SFAS 142 also established a new method of testing goodwill impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce fair value of a reporting unit below its carrying value.

The Company records long-lived assets and definite-life intangible assets at original cost less accumulated amortization. These balances are amortized using the straight-line method over the estimated useful life of three to seven years. The determination whether or not these assets are impaired involves judgment and such assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The Company evaluates the carrying value of long-lived assets and definite life identifiable intangible assets for impairment of value based on undiscounted future cash flows resulting from the use of the asset and its eventual disposition. While the Company did not experience impairment of intangible assets in prior periods, it cannot guarantee that there will not be impairment in the future.

The Company reviews of each of the Company’s reporting units in order to conclude if the fair value of each reporting unit exceeds its carrying value, indicating no goodwill impairment is present as of September 30 of each fiscal year. More frequent impairment tests are performed when management determines that indicators of impairment exist. In the case where goodwill appears to be impaired, the Company will write down the goodwill balance to the fair value. Such fair value measurements involve significant estimates and assumptions, including the future cash flows, comparable market multiples and discount rates. Changes in such estimates and assumptions could significantly affect the fair value and potential impairment.

Revenue Recognition—The Company derives revenues from the sale of software licenses, product support and upgrades fees, and professional services, which includes installation services, application management, hosting the Company’s software on the customer’s hardware, training, and customization. The Company licenses its software in multiple element arrangements in which the customer typically purchases its software products and a maintenance arrangement, which is generally priced as a percentage of the software license fees and provides for technical support and product updates over a one-year period. Most professional services arrangements are sold separately and are based on time spent and materials used.

The Company recognizes revenue using the residual method pursuant to the provisions of Statement of Position No. 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by Statement of Position No. 98-9, Software Revenue Recognition with Respect to Certain Arrangements (“SOP 98-9”), and Emerging Issues Task Force Issue No. 00 21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). Under the residual method, revenue is recognized in a multiple element arrangement when vendor-specific objective evidence (“VSOE”) of fair value exists for all undelivered elements (i.e., maintenance) in the arrangement, but does not exist for one of the delivered elements in the arrangement (i.e., software license).  The Company allocates revenue to each element in the arrangement based on its respective fair value, with the fair value determined by the price charged when that element is sold separately.  The Company defers revenue for the fair value of all undelivered elements and recognizes revenue for the remainder of the arrangement fee attributable to the delivered elements when the basic criteria in SOP 97-2 have been met.

The Company determines the fair value of the maintenance portion of the arrangement based on the historical renewal price of the maintenance charged to the customer. The Company determines the fair value of professional services, if included in a multiple element arrangement, based on the hourly rates that it charges for these services when sold independently from a software license. If VSOE of fair value cannot be established for the undelivered elements of a multiple element arrangement, the entire amount of revenue is deferred and recognized ratably over the period that these elements are delivered.

The Company also evaluates whether the elements qualify for separate accounting under SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee.

If a multiple element arrangement does not qualify for separate accounting, the total fee is generally recognized collectively based on contract accounting using either the percentage-of-completion or completed-contract method. Contract accounting is applied to any arrangements: (1) that include milestones or customer specific acceptance criteria that may affect collection of the software license fees; (2) where services include significant modification or customization of the software; (3) where significant consulting services are provided for in the software license contract without additional charge or are substantially discounted; or (4) where the software license payment is tied to the performance of consulting services.

Most of the Company’s software license arrangements do not include acceptance provisions. However, if acceptance provisions exist, the Company provides for a sales return allowance in accordance with Statement of Financial Accounting Standards No. 48, Revenue Recognition when Right of Return Exists (“SFAS 48”). If acceptance provisions are long-term in nature or are not included as standard terms of an arrangement or if the Company cannot reasonably estimate the incidence of returns, revenue is recognized upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

The Company assess whether fees are fixed or determinable at the time of sale and recognize revenue if all other revenue recognition requirements are met. The Company’s standard payment terms are net 30. Payments that are due within six months are generally deemed to be fixed or determinable based on the Company’s successful collection history on such arrangements, and thereby satisfy the required criteria for revenue recognition.

Software License Revenue—Under SOP 97-2, revenue is recognizable when: (1) the Company enters into a legally binding arrangement with a customer for the license of software; (2) the customer accepts delivery of the product; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable. For software license arrangements that do no require significant modification or customization of the underlying software, the Company will recognize the software license revenue in this manner. Certain software license arrangements are based on monthly subscriber volume, and the Company bills the customer on a monthly basis as volume varies. Under this type of arrangement, the Company recognizes the software license revenue as it become due monthly.

Product Support and Upgrades Revenue—Most of the Company’s software license arrangements include a maintenance component, beyond the basic warranty period. The maintenance fees allow the customer to receive any software license updates and product support and are recognized ratably over the term of the maintenance period. Software license updates provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the maintenance period. Product support includes internet access to technical content, as well as internet and telephone access to technical support personnel. Software license updates and product support are generally priced as a percentage of the net new software license fees. Substantially all of the Company’s customers opt to purchase a maintenance contract when they acquire software licenses and typically renew the software license maintenance contract annually.

Professional Services Revenue—In addition to the Company’s software products and the related product support component, the Company offers professional services, such as implementation services, training, hosting the Company’s software on the customer’s hardware, or application management. These professional services are typically sold under a separate service agreement. The revenue from these arrangements is generally accounted for separately from software license revenue and product support and upgrades revenue and is generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the related services, revenue is deferred until the uncertainty is sufficiently resolved.

The Company recognizes revenue from contracts with fixed or “not to exceed” fees using the proportional performance method of accounting.  The Company estimates the proportional performance on these contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project.  The Company recognizes no more than 90% of the milestone or total contract amount until acceptance is obtained. If the Company does not have a sufficient basis to measure progress towards completion, revenue is recognized when it receives final acceptance from the customer. When total cost estimates exceed revenues, the Company accrues for the estimated losses immediately using cost estimates that are based upon an average fully burdened daily rate applicable to the consulting organization delivering the services.

Income Taxes—Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws.  In the event the future consequences of differences between financial reporting bases and tax bases of the Company’s assets and liabilities result in a deferred tax asset, SFAS 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  A full valuation allowance for deferred tax assets has been provided at December 31, 2005 and 2004.

Accounting for Stock-Based Compensation—The Company follows SFAS 123 and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (“SFAS 148”). The provisions of SFAS 123 allow companies, for employee stock-based awards, to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth under APB 25 but disclose the pro forma effect on net income/(loss) had the fair value of the options been expensed. The Company has chosen to account for employee stock-based transactions under APB 25.

Under APB 25, no compensation expense is generally recognized as long as the exercise price of each stock option is at least equal to the market price of the underlying stock at the time of the grant.

At December 31, 2005, the Company had one stock-based employee compensation plan, which is described in Note 6. No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	Year Ended December 31
	2005	2004
Net loss, as reported	$(1,402,000)	$(1,200,000)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(427,000)	(107,000)

Pro Forma net loss	$(1,829,000)	$(1,307,000)

Net loss per share:
Basic and Diluted–as reported	$(0.04)	$(0.04)

Basic and Diluted–pro forma	$(0.05)	$(0.04)

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005: expected volatility of 150%; risk-free interest rate of 3.5%; and a weighted-average contractual life of 10 years. The following weighted-average assumptions used for grants in 2004: expected volatility of 150%; risk-free interest rate of 3.50%; and a weighted-average contractual life of 10 years.

Concentration of Credit Risk—The Company sells its products to large communications companies, as well as emerging communications carriers. Credit is extended based on an evaluation of the customer’s financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses. The accounts receivable balances at December 31, 2005 and 2004 are primarily due from the major customers indicated below.

During the fiscal year ended December 31, 2005, the Company had two customers that individually accounted for more than 10% of the Company’s total revenues, compared to the fiscal year ended December 31, 2004, when the Company had one customer that accounted for more than 10% of total revenues. At December 31, 2005 and 2004, the Company had two customers that individually accounted for more than 10% of the net accounts receivable balance. The aggregate balance for these two customers totaled $446,000 and $269,000 as of December 31, 2005 and 2004, respectively.

Comprehensive Loss—There was no difference between net loss and comprehensive loss for any period presented.

Reclassification—Certain reclassifications have been made to prior year’s financial information to conform to the current year presentation, including a reclassification of the revenue and costs related to product support.  The Company believes reflecting the revenues and associated costs to product support as separate line items provides a more accurate depiction of the Company’s operating results.  Such reclassifications did not affect Net Loss, Earning per share or Cash Provided by Operations.

Segment Information—The Company has adopted Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”).  In accordance with SFAS 131, the Company has disclosed the required information about the Company’s operating segments and geographic areas in Note 11.

Net Loss Per Share—The Company has computed net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”).  Basic and diluted net loss per share was computed by dividing net loss by the weighted-average number of common shares outstanding for the period.

The following table represents the computation of basic and diluted loss per common share for the periods presented:

	Year Ended December 31
	2005	2004
Numerator:
Numerator for basic loss per share
Net loss applicable to common stockholders	$(1,402,000)	$(1,200,000)
Denominator:
Denominator for basic and diluted loss per share	—	—
Weighted-average shares outstanding during the period	36,314,818	29,238,864
Net loss per share:
Basic and Diluted	$(.04)	$(.04)

Not included in the above table is the dilutive effect of options and warrants to purchase 2,066,173 and 2,368,717 shares of common stock for the fiscal years ended December 31, 2005 and 2004, respectively because they are anti-dilutive.

2.                                      PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2005	2004
Computer and office equipment	$1,748,000	$1,700,000
Furniture and fixtures	97,000	95,000
Capitalized leases	96,000	—
Leasehold improvements	51,000	51,000

	1,992,000	1,846,000
Less accumulated depreciation and amortization	(1,518,000)	(1,353,000)

Property and equipment, net	$474,000	$493,000

In June 2005, the Company entered into a 48 month equipment lease agreement with CITI Capital Technology Finance, Inc. to finance the purchase of equipment. There were no property and equipment under capital leases at December 31, 2004.

Amortization of equipment purchased under capitalized lease obligations is included in depreciation expense. The accumulated amortization as of December 31, 2005 was $11,000.

3.                                      BORROWINGS

The Company’s borrowings consisted of the following:

	Current	Non current	Total
December 31, 2005
Corsair Communications, Inc.	$166,000	$816,000	$982,000
Spieker Properties, L.P.	—	200,000	200,000
CITI Capital	22,000	62,000	84,000
First Regional Bank	100,000	—	100,000
Total	$288,000	$1,078,000	$1,366,000

December 31, 2004
Corsair Communications, Inc.	$534,000	$578,000	$1,112,000
Spieker Properties, L.P.	—	200,000	200,000
Sunwest Bank	100,000	—	100,000
Total	$634,000	$778,000	$1,412,000

Note Payable to Corsair Communication, Inc.

On February 4, 1999, Corsair Communications, Inc. and its wholly owned subsidiary, Subscriber Computing, Inc. (“Corsair” collectively), sold substantially all of the assets relating to its Communication Resource Manager billing system and Intelligent Message Router to Wireless Billing Systems, a wholly owned subsidiary of Primal Systems, Inc. As consideration for the assets sold, the Company executed a promissory note, payable to Corsair in the amount of $2,238,000. The note accrued interest at 10.0%, compounded annually and was secured by substantially all the property and equipment acquired from Corsair. Principal and interest were payable monthly with all unpaid principal and interest due May 2001. The Company recorded the assets at fair value of $4,582,000 and assumed liabilities of $2,344,000, in addition to the note payable to Corsair.

In January 2001, the Company amended the original terms of and refinanced the note payable to Corsair, originally due in May 2001. Also, certain other liabilities due to Corsair totaling $51,000 were added to the principal balance of the amended note. The interest rate of the amended note increased to 16.0% starting in May 2001, and the note was payable in approximately 36 monthly installments, beginning June 2001, and was due May 2004.

In December 2001, the Company again amended the terms of the note payable to Corsair. At the time of the amendment, the accrued interest was $186,000. As per the terms of the amendment, the Company paid $125,000 of the accrued interest, and the remaining $61,000 was rolled into the principal balance of the note, making the principal balance $1,722,000 at December 31, 2001. The amended terms of the note also extended the maturity of the note from May 2004 to December 2004, required no principal payments to be made in 2002 and adjusted the interest rate of the note to 8%.

In December 2002, the Company signed a letter of intent to amend the terms of the note payable to Corsair. In July 2003, the Company formally executed the 2002 Amended and Restated Secured Promissory Note. The interest rate remained at 8.0%. The monthly payments were reduced to $25,000 and scheduled for January 2003 through December 2004. A balloon payment of $1.4 million was due at maturity in December 2004.

In March 2004, the Company amended the terms of the note with Corsair which extended the maturity date to December 2006. The Company was required to pay a monthly installment of $25,000 for the remaining 2004. Thereafter, the scheduled payments for 2005 and 2006 were approximately $50,000 per month. The interest rate remained at 8.0%. In June 2004, the Company made an accelerated principal payment of $250,000 as result of the closing of the private placement (as further discussed in Note 7) in accordance with the note agreement.

Effective June 2005, the Company executed another amendment to note payable to Corsair. This amendment extended the maturity date to January 1, 2010 from the previous maturity date of December 26, 2006. Pursuant to the amended terms of the note, interest will continue to accrue at the same rate of 8.0%, and the Company made interest-only payments of $7,000 from July 2005 through December 2005. The Company is also required to make monthly principal and interest payments of $15,000 from January 2006 through June 2006, $25,000 from July 2006 through December 2009, and a final payment of $23,000 in January 2010. At December 31, 2005, the outstanding balance of the note was $982,000.

Note Payable to Spieker Properties, L.P.

In June 2001, the Company and Spieker Properties, L.P., its landlord, amended its occupancy lease to reduce costs related to unneeded space and corresponding rental payments. As part of the amendment, the Company agreed to sign a note in the amount of $200,000. Interest accrues at an interest rate of 9.0% and compounds monthly. There are no principal or interest payments due until the lease expiration date of April 30, 2007. At December 31, 2005, the total principal and interest balance for this note was $299,000.

Line of Credit Facilities with Sunwest Bank

In May 2002, the Company entered into two loan agreements with Sunwest Bank. One loan agreement was structured as an equipment line of credit facility (“Equipment LOC”) for $100,000. The second loan agreement was structured as a $100,000 operating line of credit (“LOC”). Any borrowings under the Equipment LOC were to be repaid with amortizing monthly payments at an adjustable interest rate of prime plus 2.25% with a floor rate of 6.50%. The maturity date was in October 2004. In October 2004, the Equipment LOC was repaid in full and cancelled.

Any borrowings under the LOC would accrue interest monthly at a rate of prime plus 2.00%, with a floor rate of 6.50%. The accrued interest balance was payable on a monthly basis and the principal balance was payable in full in April 2005. The loan agreement did not include any specific financial covenants that the Company was required to meet;  however, the Company was required to inform Sunwest Bank of i) all material adverse changes to the Company’s financial condition, and ii) all existing and threatened litigation or claims that could materially affect the financial condition of the Company. In February 2003, the Company drew down $100,000 on this LOC to finance a portion of the annual premium for an insurance policy. During February 2005, the Company repaid the full $100,000 outstanding balance with proceeds from a new line of credit with First Regional Bank. This LOC has been cancelled.

Note Payable to First Regional Bank

In February 2005, the Company executed a secured promissory note in the amount of $100,000 with First Regional Bank. The proceeds of this note were used to pay down the outstanding balance of the LOC with Sunwest Bank. The collateral on this secured note was a certificate of deposit in the amount of $100,000 plus any interest earned and was held with First Regional Bank. The certificate of deposit earned interest at 1.90% annually and matured in February 2006. The interest on the promissory note accrued at 3.0% over the interest rate on the certificate of deposit.

In February 2006, the Company executed an amended and restated loan agreement for the original $100,000 principal balance. The certificate of deposit related to the original loan agreement matured and the $100,000 plus interest earned was released as restricted cash. Under the amended agreement, the Company opened a savings account as collateral against the outstanding loan balance. The interest rate on the loan was reduced to 2%

over the interest rate of the savings account, which is currently 2.75% annually. The loan balance is due in full in February 2007.

At December 31, 2005, the outstanding balance on this note was $100,000.

Note Payable to CITI Capital

In June 2005, the Company entered into a 48 month equipment lease agreement with CITI Capital Technology Finance, Inc. to finance the purchase of equipment. The total amount financed under this agreement was $96,000 with monthly payments including interest of $2,000 through May 2009. The effective interest rate was 8.25%. As of December 31, 2005, the outstanding balance on this lease was $84,000. This lease is accounted for as a capital lease.

The following table represents the contractual payments associated with the notes payable as of December 31, 2005:

	Interest Payments	Principal Payments	Total Payments
Year ending December 31:
2006	$80,000	$288,000	$368,000
2007	198,000	468,000	666,000
2008	38,000	290,000	328,000
2009	15,000	297,000	312,000
2010	—	23,000	23,000
Total	$331,000	$1,366,000	$1,697,000

4.                                      COMMITMENTS AND CONTINGENCIES

The Company leases office space and certain equipment under various non-cancelable operating leases. Future minimum lease payments required under operating leases, net of sublease income, as of December 31, 2005 are as follows:

	Sublease (Income)	Operating Leases	Net
Year ending December 31:
2006	$(19,000)	$518,000	$499,000
2007	—	184,000	184,000
2008	—	34,000	34,000
2009	—	23,000	23,000
2010	—	2,000	2,000
Total minimum lease payments	$(19,000)	$761,000	$742,000

Rent expense under such operating leases was $470,000 and $450,000 for the fiscal years ended December 31, 2005 and 2004, respectively. The Company’s leased office space includes approximately 13,500 square feet of general and administrative office space in Irvine, California through May 2006. In addition, the Company leases approximately 7,000 square feet of office space in Irvine, California through April 2007.

The Company is subject to various legal proceedings from time to time as part of its business. The Company does not believe that it is currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on its business, financial condition and results of operations.

5.                                      GUARANTEES AND INDEMNIFICATIONS

The Company has made guarantees and indemnities, under which it may be required to make payments to a third-party, in relation to certain transactions. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. Guarantees and indemnities to customers in connection with product sales generally are subject to limits based on the amount of the related product sales. The Company also indemnifies its directors and officers to the maximum extent permitted under applicable law in effect. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered material costs as a result of such obligations and has not accrued any liabilities related to such indemnification in its financial statements.

The Company generally warrants its products for a period of three months from the date of acceptance of the product by its customers. Warranty costs have historically been minimal.

6.                                      STOCK-BASED COMPENSATION

Stock Options

2001 and 2004 Flexible Incentive Plans

In February 2001, the Board of Directors approved the Company’s 2001 Flexible Incentive Plan (the “Stock Option Plan”) and authorized approximately 3,900,000 shares to be reserved for issuance pursuant to the Stock Option Plan. In October 2001, upon the approval of the Stock Option Plan by the Department of Corporations of the State of California, the Board of Directors approved the Company’s Stock Option Plan, as amended. Under the terms of the Stock Option Plan, as amended, employees and directors are eligible to receive a grant of incentive stock options to purchase shares of the Company’s common stock at their fair market value on the date of grant. Options granted under the Stock Option Plan vest at the minimum rate of 20% per year from the grant date, but could vest at an accelerated rate. At December 31, 2005 and 2004, options to purchase 2,835,997 and 2,278,528 shares, respectively, of common stock were exercisable under the Stock Option Plan.

During 2005, the Company issued 185,000 options to purchase common stock under the Stock Option Plan at a weighted-average price of $0.17 per share, fair market value at the time of the grant. Options to purchase 185,000 shares vested immediately on the date of grant.

The Company’s stockholders approved the adoption of Primal’s 2004 Flexible Incentive Plan (the “Flexible Incentive Plan”) at the Company’s 2004 Annual Meeting of Stockholders, held November 12, 2004. Pursuant to the Flexible Incentive Plan, the Company may issue up to an aggregate of 5,451,073 shares of the Company’s common stock, $0.01 par value per share. The Company’s Flexible Incentive Plan provides that the Company’s Board of Directors or such appropriately appointed committee, as the case may be, may refrain from issuing awards under the Flexible Incentive Plan until the Board of Directors or other such committee has determined that such issuance of awards under the Flexible Incentive Plan will not violate applicable federal or state securities laws. At December 31, 2005, options to purchase 1,009,581 shares of common stock were exercisable under the Flexible Incentive Plan.

During 2005, the Company issued 4,176,204 options to purchase common stock under the Flexible Incentive Plan at a weighted-average price of $0.16 per share, fair market value at the time of the grant. Options to purchase 245,000 shares vested immediately on the date of grant. Options to purchase 425,000 shares vest a third on the first anniversary of the vest date with the balance vesting proportionately every six months over the following two years. The remaining 3,506,204 options vest proportionately every six months over a three-year period from the date of the grant.

Options Issued Outside the Stock Option Plan

In January 2004, the Company issued 360,000 options to purchase common stock to an officer of the Company. The options, which were issued at an exercise price equal to 85% of the fair market value of the Company’s common stock on the date of grant, vest over three years and expire in ten years. Because the exercise price of the options were issued at less than the fair market value of the Company’s stock on the date of the grant, the Company records an expense from the options issued ratably over the vesting period, in accordance with APB 25.

Warrants

Pursuant to the June 2004 Private Placement, the Company issued warrants to purchase 7,142,393 shares of the Company’s common stock to SSF and the Accredited Investors, as defined in Note 7 below. The warrants had an estimated fair value of $1,776,000 based on the Black-Scholes valuation model. In addition, the Company issued warrants to purchase 652,174 shares of the Company’s common stock to its investment banking firm for services rendered, with a weighted-average exercise price of $0.25, expiring June 2009. The estimated fair value of the investment banking warrants was $163,000 based on the Black-Scholes valuation model.

In August 2004, the Company issued warrants to purchase 25,000 shares of common stock at $0.22, with an exercise price set at the fair market value of the Company’s common stock on the date of grant. The warrants, which were issued to a principal of one of the Company’s investment advisors, vest in equal proportions every three months over a two-year period and expire in ten years.

In accordance with the provisions of APB 14, the Company allocated the gross proceeds received in the June 2004 Private Placement to the common stock and warrants issued based on their relative estimated fair values. As a result of this analysis, the Company has allocated proceeds of $1,036,000 to the warrants (Note 7). Such amount is presented in the “Warrants” line item on the Company’s consolidated balance sheets, along with the estimated fair value of the investment banking warrants issued in connection with the June 2004 Private Placement as described above.

At December 31, 2005 and December 31, 2004, options/warrants to purchase 8,569,567 and 8,689,566 shares, respectively, of common stock were exercisable from grants outside the Stock Option Plan and the Flexible Incentive Plan.

Information regarding all stock options / warrants issued is as follows:

	Number of Options/ Warrants	Weighted- Average Exercise Price
Balances, December 31, 2003	4,780,155	$0.06
Granted (weighted-average fair value of $0.27)	8,895,567	0.27
Exercised	(925,576)	0.04
Canceled	(181,515)	0.07
Balances, December 31, 2004	12,568,631	$0.21
Granted (weighted-average fair value of $0.16)	4,361,204	0.16
Exercised	(185,200)	0.06
Canceled	(608,963)	0.16
Balances, December 31, 2005	16,135,672	$0.20

The following table summarizes information concerning currently outstanding and exercisable options:

	Options/Warrants Outstanding			Options/Warrants Exercisable
Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.03 to $0.06	1,179,900	6.80	$0.04	1,179,900	$0.04
$0.07 to $0.08	2,135,754	6.25	0.07	1,903,460	0.07
$0.11 to $0.14	1,656,062	9.27	0.14	577,817	0.14
$0.15 to $0.17	2,409,308	9.35	0.16	401,764	0.16
$0.18 to $0.20	253,000	8.79	0.18	84,323	0.18
$0.21 to $0.22	190,000	9.68	0.22	190,000	0.22
$0.23 to $0.25	951,863	6.14	0.24	718,094	0.24
$0.26 to $0.28	7,359,785	3.46	0.28	7,359,785	0.28

$0.03 to $0.28	16,135,672	5.86	$0.20	12,415,143	$0.21

7.                                      PRIVATE PLACEMENT

On June 15, 2004, the Company completed the June 2004 Private Placement of the Company’s common stock and warrants to SSF. The Company also sold shares of the Company’s common stock and warrants to other accredited investors (“Accredited Investors”). Pursuant to the June 2004 Private Placement, the Company issued an aggregate of 14,284,782 shares of common stock and warrants to purchase a total of 7,142,393 shares. The effective price was $0.23 for each unit.

The warrants are exercisable in cash, representing a potential $2.0 million in additional proceeds, bringing the total gross proceeds of this offering to approximately $5.3 million upon full exercise of the warrants. There can be no assurance that any or all of the warrants will be exercised.

In accordance with the provisions of APB 14, the Company allocated the gross proceeds received in the June 2004 Private Placement to the shares and warrants issued based on their relative estimated fair values. As a result of this analysis, the Company has allocated proceeds of $1,036,000 to the warrants and $163,000 to the investment banking warrants.

Pursuant to the Purchase Agreement, the Company issued an aggregate of 13,043,478 shares at a price of $0.23 per share to SSF and received gross proceeds of $3.0 million in cash from SSF.  The Company also issued warrants to SSF to purchase an aggregate of 6,521,739 shares of the Company’s common stock at an exercise price of $0.28 per share for a five-year period. Additionally, the Company and SSF entered into a Registration Rights Agreement, whereby, among other things, the Company agreed to file, and did file on July 30, 2004, as subsequently amended, a registration statement with the SEC, covering the shares and warrants in connection with the June 2004 Private Placement.

As a condition precedent to closing the June 2004 Private Placement with SSF under the Institutional Investor Agreements, the Company was required to have received gross proceeds from the sale of the Company’s common stock and warrants of not less than $250,000 from Accredited Investors on terms no more favorable than those offered to SSF. SSF also required that the Accredited Investors be comprised of at least, but not limited to, each member of the Company’s Board of Directors, the Company’s Chief Executive Officer, and its then-current Chief Financial Officer. Accordingly, management Accredited Investors contributed gross proceeds of $125,500 in cash to purchase an aggregate of 545,653 shares at a price of $0.23 per share and warrants to purchase an aggregate of 272,827 shares of the Company’s common stock exercisable at $0.28 per share for five years. Additionally, the non-management Accredited Investors contributed gross proceeds of $160,000 in cash to purchase an aggregate of 695,651 shares at a price of $0.23 per share and warrants to purchase an aggregate of 347,827 shares of the Company’s common stock exercisable at $0.28 per share for five years.

Additionally, each of the management Accredited Investors was required by SSF to execute a Lock-Up Agreement providing for certain restrictions on the transfer of shares of the Company’s common stock owned by such person as set forth in the Lock-Up Agreement.

Registration Rights Agreements

Under the terms of the June 2004 Private Placement, the Company granted SSF and the non-management Accredited Investors the following registration rights as to their shares, including warrant shares issuable upon the exercise of the warrants:

•                  The Company filed a registration statement to enable shares to be resold thereunder. If such registration statement had not been filed with the SEC on or before such date, the Company would have been required to pay liquidated damages to each investor in an amount equal to 1.5% of the aggregate amount invested by such investor for each 30 day period, or pro rata for any portion thereof, that the registration statement was not filed.

•                  Upon demand by any investor and upon any change in the exercise price of the warrants such that additional shares of common stock become issuable upon the exercise of the warrants, the Company is obligated to file a registration statement on Form SB-2 covering the resale of the additional shares. If the Company does not file such registration statement within five days of an investor’s demand, the Company will pay liquidated damages to each investor.

•                  Within ten days of the Company becoming eligible to use a registration statement on Form S-3 for the shares, warrant shares, and the additional shares issuable upon exercise of a warrant, the Company will file a registration statement on Form S-3. If such registration statement is not filed with the SEC on or before such time, the Company is obligated to pay liquidated damages to each such investor.

The registration statement was initially declared effective by the SEC on September 10, 2004. Subject to certain conditions, the Company will use commercially reasonable efforts to cause the registration statement to remain effective until the earlier of (i) the date on which all registrable securities covered by such registration statement have been sold, or (ii) the date on which all registrable securities covered by such registration statement may be sold pursuant to Rule 144(k). Further, the Company will use commercially reasonable efforts to register or qualify or cooperate with the investors in connection with the registration or qualification of their shares in any public offering under the blue sky laws of the following states: New York, New Jersey, Connecticut, Massachusetts, Pennsylvania, Texas, California, and Nevada.

Section 2(c) (ii) of the Registration Rights Agreement with SSF, permits us, within 10 business days following the filing of the Company’s current, quarterly or annual reports, to file a post-effective amendment to the registration statement on Form SB 2 and use commercially reasonable efforts to have such post-effective amendment declared effective. If the Company delays filing a post-effective amendment to the registration statement, pursuant to Section 2(c) (i) of the Registration Rights Agreement, the Company may be subject to liquidated damages.

All expenses of filing and causing each the registration statement to become and remain effective shall be borne by us.

The Company granted the management Accredited Investors registration rights that are no more favorable than the terms described above.

Warrants

The Company issued warrants to SSF and the non-management Accredited Investors that may be exercised at a price of $0.28 per share, subject to certain anti-dilutive adjustments. The warrants expire on June 15, 2009. The warrants may be called by the Company at the price of $0.01 per warrant share if the closing bid price as reported by Bloomberg equals or exceeds $0.56 per share (subject to adjustment) for 30 consecutive trading days commencing after June 15, 2006 and after the registration statement has been declared effective by the SEC.

As a result of certain anti-dilution provisions triggered by the March 2006 Private Placement, certain purchasers in the June 2004 Private Placement are entitled to 1.7 million additional warrants to purchase shares of the Company’s common stock and the exercise price of the warrants has been adjusted from $0.28 to $0.22 per share.

Warrant holders do not have any of the rights or privileges of the Company’s stockholders, including voting rights, prior to exercise of the Warrants. The Company has reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the warrants.

The warrants issued to the management Accredited Investors contain terms that no more favorable than those described above.

8.                                      GOODWILL

The Company merged with Avery on October 1, 1999. In connection with the merger and subsequent spin-off on February 9, 2001, the Company recorded a total of $8.3 million in goodwill representing the difference between the purchase price Avery paid over the estimated fair market value of the net assets of the Company.  On February 9, 2001, the Company was spun-off as a separate company by Avery. However, the goodwill, which was pushed-down to the Company’s balance sheet by the parent, Avery, at the time of the merger, remained on the Company’s balance sheet at the time it was spun-off. As of December 31, 2005 and 2004, total goodwill was $593,000.

9.                                      EMPLOYEE BENEFITS

The Company has a qualified 401(k) retirement plan (the “Plan”) for its full time employees and makes contributions at the discretion of the Board of Directors. During fiscal year 2004, the Company made total contributions to the Plan as approved by the Board of Directors in the amount of $25,000. No contributions were made in 2005.

10.                               INCOME TAXES

For both of the fiscal years ended December 31, 2005 and 2004, the expense for income taxes was $2,000. The expense for income taxes for the fiscal years ended December 31, 2005 and 2004 mostly reflects the minimum tax due in California.

A reconciliation of the provision for the income taxes to the amount of income tax expense that would result from applying the federal statutory rate of 34% to income before provision for income taxes is as follows:

	2005	2004
Benefit at statutory rate	$(476,000)	$(408,000)
State taxes, net of federal benefit	1,000	29,000
Adjustment of net operating loss, credit carryforwards and depreciation	(46,000)	134,000
Change in valuation allowance	515,000	243,000
Other	8,000	4,000
	$2,000	$2,000

The tax effects of temporary differences used in determining the Company’s deferred tax assets and liabilities are presented below at December 31, 2005 and 2004:

	2005	2004
Deferred tax assets:

Net operating loss carryforwards	$1,566,000	$1,006,000
Accruals	145,000	250,000
Credits	462,000	315,000
State taxes	1,000	1,000
Other	37,000	5,000
Total deferred tax assets	2,211,000	1,577,000
Less valuation allowance	(1,904,000)	(1,264,000)
Net deferred tax assets	307,000	313,000

Deferred tax liabilities:
Basis difference in fixed assets	(307,000)	(313,000)
State taxes	—	—
Total deferred tax liabilities	(307,000)	(313,000)
Net deferred tax assets	$—	$—

Based upon uncertainties related to the Company’s ability to generate sufficient taxable income in the future to realize its deferred tax assets, a full valuation allowance has been provided for the fiscal years ended December 31, 2005 and December 31, 2004, as it is more likely than not that the Company’s deferred tax asset will not be realized.

At December 31, 2005, the Company’s federal and state loss carryforwards are $4,091,000 and $3,352,000, which will begin to expire in 2019 and 2006, respectively. The Company’s research and development credit carryforward is $462,000 and will begin to expire in 2019. However, the net operating loss and research and development credit may change due to utilization within the Avery consolidated group.

As a result of the merger of Primal Systems, Inc. with and into Avery (see Note 1), the Company’s annual use of Primal Systems, Inc.’s net operating losses are limited under Section 382 of the Internal Revenue Code to approximately $160,000 annually.

In 2001, an adjustment was made to eliminate approximately $2.0 million of federal net operating loss carryforwards, previously accounted for by the Company on a separate return basis and used by Avery, that are not available to the Company after the spin-off. In 2002, an additional adjustment was made to eliminate approximately $640,000 of federal net operating loss carryforwards. An offsetting adjustment was made to the valuation allowance with no effect on the income tax provision or net income.

11.                               SEGMENT AND GEOGRAPHIC INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

The Company’s reportable operating segments include Software Licenses, Product Support and Upgrades, and Services. The Software Licenses operating segment develops and markets the Company’s integrated suite of client/server and browser-based software solutions. The Product Support and Upgrades segment offers after-sale support and maintenance for software products, including software upgrades. The Services segment provides programming, customization, consulting, implementation services, training, application management, and hosting the Company’s software on the customer’s hardware related to the Company’s products and a variety of software languages and platforms.

The Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues, and gross margin, as this information is the only segment-related information provided to the chief operating decision maker.

Operating segment data for fiscal years ended December 31, 2005 and 2004 were as follows:.

	License	Support	Services	Total
Year ended December 31, 2005
Revenues	$3,318,000	$1,385,000	$3,864,000	$8,567,000
Cost of Revenues	86,000	408,000	3,249,000	3,743,000
Gross Profit	$3,232,000	$977,000	$615,000	$4,824,000
Year ended December 31, 2004
Revenues	$2,442,000	$1,281,000	$3,886,000	$7,609,000
Cost of Revenues	96,000	379,000	3,241,000	3,716,000
Gross Profit	$2,346,000	$902,000	$645,000	$3,893,000

Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold. Revenues, gross profit, loss from operations, and long-lived assets concerning principal geographic areas in which the Company operates are as follows:

	North America	Asia / Pacific	Europe	Total
Year ended December 31, 2005
Revenues	$7,164,000	$1,032,000	$371,000	$8,567,000
Gross Profit	4,034,000	581,000	209,000	4,824,000
Net Loss	(1,172,000)	(169,000)	(61,000)	(1,402,000)
Property and Equipment, net	474,000	—	—	474,000

Year ended December 31, 2004
Revenues	$6,512,000	$611,000	$486,000	$7,609,000
Gross Profit	3,332,000	312,000	249,000	3,893,000
Net Loss	(1,027,000)	(96,000)	(77,000)	(1,200,000)
Property and Equipment, net	493,000			493,000

12.                               SUBSEQUENT EVENTS

On March 31, 2006, the Company completed a private placement of $1.5 million in aggregate principal amount of the Notes along with warrants to purchase 7.5 million share of the Company’s common stock to SSF. As of April 27, 2006, SSF beneficially owns approximately 60% of the Company’s outstanding common stock. SSF can elect to convert, at any time, any or all of the outstanding principal and accrued but unpaid interest on the Notes at any time into shares of common stock at a conversion price of $0.10 per share. SSF may, in limited instances, exercise the warrant through a cashless exercise. The warrants expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The conversion price of the Notes and the exercise price of the warrants are subject to adjustment in certain circumstances, including downward adjustment upon issuance by the Company of common stock or securities convertible into shares of common stock at a per share price less than the conversion price or exercise price of the warrants, respectively. Additionally, SSF has the right to designate one person for election to the Board of Directors. SSF’s ownership interest may delay or prevent an acquisition or cause the market price of the Company’s stock to decline. SSF has notified the Company that it has no present intention to exercise the right to designate one person for election to the Company’s Board. However, this intention may change in the future.

The Notes are secured by a first priority security interest in all of the assets of the Company pursuant to the terms of a Pledge and Security Agreement.

None of the Notes, the warrants to purchase shares of the Company’s common stock or the shares of common stock issuable upon conversion of the Notes and exercise of the warrants have been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

Pursuant to a Registration Rights Agreement entered into between the Company and SSF as part of the March 2006 Private Placement, the Company has agreed to file a registration statement, registering for resale of the shares of common stock issuable upon conversion of the Notes and exercise of the warrants, by the earlier of (i) the 14th day after the filing by the Company of its Annual Report on Form 10-KSB with the SEC or (ii) April 30, 2006, and thereafter to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable. In the event the registration statement is not filed on time or is not declared effective by July 14, 2006, the Company will be required to pay liquidated damages of 1.5% of the aggregate amount invested by the investors for each 30 day period or pro rata for any portion thereof until the default is cured. In addition, if such registration statement is declared effective, the Company will be required to maintain and update it as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If the Company does not keep such registration statement current, it may be required to pay liquidated damages.

As a result of certain anti-dilution provisions triggered by the March 2006 Private Placement, certain purchasers in the June 2004 Private Placement are entitled to 1.7 million additional warrants to purchase shares of the Company’s common stock and the exercise price of the warrants has been adjusted from $0.28 to $0.22 per share.

On March 31, 2006, the payment terms for the Corsair note payable was further amended. Under the amended terms, the monthly interest-only payments of $7,000 continue from January 2006 through December 2006. Beginning in January 2007, principal and interest payments of $20,000 are due monthly until paid in full in December 2011. Interest continues to accrue at 8.0%. This obligation was subordinated to the Notes issued in the March 2006 Private Placement.

PRIMAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$449,000	$711,000
Restricted cash	102,000	101,000
Accounts receivable, net of allowance for doubtful accounts of $0 and $72,000, respectively	399,000	591,000
Prepaid expenses and other current assets	217,000	99,000
Total current assets	1,167,000	1,502,000

Property and equipment, net of accumulated depreciation of $1,522,000 and $1,518,000, respectively	385,000	474,000
Goodwill	593,000	593,000
Other assets	165,000	115,000
	$2,310,000	$2,684,000
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$351,000	$230,000
Accrued liabilities	391,000	453,000
Accrued salaries and benefits	568,000	605,000
Deferred revenue	403,000	371,000
Short-term borrowings and current portion of long-term debt	448,000	288,000
Warrant liability	1,412,000	—
Total current liabilities	3,573,000	1,947,000

Long-term debt, net of current portion	902,000	1,078,000
Senior convertible debt, net of discount of $1,253,000 and $0, respectively	247,000	—
Other liabilities	3,000	102,000
	4,725,000	3,127,000
Commitments and Contingencies (Notes 3 and 4)

Stockholders’ Equity (Deficit)
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 95,000,000 shares authorized; 38,327,210 and 36,363,641 shares issued and outstanding, respectively	383,000	364,000
Additional paid-in capital	13,841,000	13,249,000
Warrants	1,558,000	1,217,000
Accumulated deficit	(18,197,000)	(15,273,000)
Net stockholders’ equity (deficit)	(2,415,000)	(443,000)
	$2,310,000	$2,684,000

See accompanying notes to condensed unaudited consolidated financial statements

PRIMAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Software licenses revenue	$517,000	$1,101,000	$1,314,000	$2,463,000
Product support and upgrades revenue	350,000	332,000	987,000	1,051,000
Software revenues	867,000	1,433,000	2,301,000	3,514,000

Services revenue	639,000	788,000	1,990,000	2,862,000
Total revenues	1,506,000	2,221,000	4,291,000	6,376,000

Operating Expenses
Sales and marketing	419,000	564,000	1,600,000	1,716,000
Cost of software licenses	20,000	18,000	118,000	40,000
Cost of product support and upgrades	158,000	101,000	393,000	336,000
Cost of services	446,000	781,000	1,596,000	2,407,000
Research and development	332,000	457,000	1,141,000	1,291,000
General and administrative	502,000	493,000	1,577,000	1,571,000
Total operating expenses	1,877,000	2,414,000	6,425,000	7,361,000

Loss from operations	(371,000)	(193,000)	(2,134,000)	(985,000)
Interest and other expenses, net	(1,101,000)	(23,000)	(788,000)	(60,000)
Loss before income tax provision	(1,472,000)	(216,000)	(2,922,000)	(1,045,000)
Income tax provision	(1,000)	1,000	2,000	2,000
Net loss	$(1,471,000)	$(217,000)	$(2,924,000)	$(1,047,000)

Basic and diluted net loss per share	$(0.04)	$(0.01)	$(0.08)	$(0.03)
Weighted-average basic and diluted common shares outstanding	38,304,711	36,347,914	37,518,658	36,298,365

See accompanying notes to condensed unaudited consolidated financial statements

PRIMAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30, 2006	Nine months ended September 30, 2005
Cash Flows from Operating Activities
Net loss	$(2,924,000)	$(1,047,000)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	97,000	130,000
Amortization of conversion feature into interest expense	102,000	—
Amortization of debt issuance cost	43,000	—
Warrant expense	145,000	—
Loss on change in fair value of warrant liability	393,000	—
Non-cash stock-based compensation costs	315,000	—
Issuance of warrants as sales incentive	14,000	—
(Gain)/loss on disposal of assets	(3,000)	2,000
Changes in operating assets and liabilities:
Accounts receivable	192,000	(143,000)
Prepaid expenses and other current assets	(3,000)	(3,000)
Accounts payable and other accrued liabilities	(85,000)	(260,000)
Noncurrent accrued interest	7,000	19,000
Deferred revenue	33,000	(26,000)
Other noncurrent assets and liabilities	28,000	—
Net cash used by operating activities	(1,646,000)	(1,328,000)

Cash Flow from Investing Activities
Purchases of property and equipment	(8,000)	(46,000)
Proceeds from sales of property and equipment	3,000	—
Net cash used in investing activities	(5,000)	(46,000)

Cash Flow from Financing Activities
Increase in restricted cash	(1,000)	(100,000)
Payments on capital lease obligations	(16,000)	(7,000)
Proceeds from promissory note	100,000	100,000
Retirement of promissory note	(100,000)	(100,000)
Payments on notes payable	(47,000)	(175,000)
Cost of private placements	(234,000)	—
Proceeds from private placements	1,675,000	—
Proceeds from issuance of common stock, net	12,000	31,000
Net cash provided (used) by financing activities	1,389,000	(251,000)

NET DECREASE IN CASH EQUIVALENTS	$(262,000)	$(1,625,000)
CASH AND CASH EQUIVALENTS, beginning of period	711,000	2,603,000
CASH AND CASH EQUIVALENTS, end of period	$449,000	$978,000

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$88,000	$49,000
Taxes	$3,000	$2,000

Non-cash Financing Activities
Financing of business insurance premiums	$47,000	$—
Modification of June 2004 Private Placement Warrants	$189,000	$—
Issuance of 2006 Private Placement Warrants	$1,019,000	$—

See accompanying notes to condensed unaudited consolidated financial statements

PRIMAL SOLUTIONS, INC. AND SUBSIDIARY

Notes to Condensed Unaudited Consolidated Financial Statements

1.                                      BASIS OF PRESENTATION, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Primal Systems, Inc. was incorporated on June 28, 1996. During 1999, Primal Systems, Inc. was merged with and into ACI Telecommunications Financial Services, a wholly-owned subsidiary of Avery Communications, Inc. The surviving company changed its name to Primal Solutions, Inc. In February 2001, Avery spun off Primal Solutions, Inc. and its wholly-owned subsidiary, Wireless Billing Systems (collectively, the “Company”), as a separate public company.

Basis of Presentation

The accompanying condensed unaudited consolidated financial statements of the Company as of September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States for the interim financial information and in accordance with the instructions per Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation have been included. The accompanying condensed unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company included in the Company’s 2005 Form 10-KSB. Operating results for the three-month and nine-month periods ended September 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006.

Basis of Consolidation

The accompanying condensed unaudited consolidated financial statements include the accounts of Primal Solutions, Inc. and its wholly-owned subsidiary, Wireless Billing Systems. Intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain reclassifications have been made to prior year’s consolidated financial information to conform to the current year presentation, including a reclassification of the revenue and costs related to product support. The Company believes reflecting the revenues and associated costs to product support as separate line items provides a more accurate depiction of the Company’s operating results. Such reclassifications did not affect net loss, net loss per share or cash used by operations.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)(“SFAS 158”) which applies to all single-employer defined benefit pension and postretirement benefit plans.  The statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position as well as recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  This statement is effective for the financial statements issued for the fiscal year ending after December 15, 2006.  The adoption of SFAS 158 is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB also issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods with those fiscal years.  The adoption of SFAS 157 is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets – an Amendment to FASB Statement No. 140 (“SFAS 156”) with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006, and is not expected to have a material effect on the Company’s consolidated financial statements.

The FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments—an Amendment of SFAS No. 133 and 140 (“SFAS 155”) in February 2006. SFAS 155 amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain embedded derivative requiring bifurcation. SFAS 155 clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS 140 to eliminate the prohibition of a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The adoption of SFAS 155 is not expected to have a material effect on the Company’s consolidated financial statements.

Summary of Significant Accounting Policies

Revenue Recognition—The Company derives revenues from the sale of software licenses, product support and upgrades fees, and professional services, which include installation, training and customization, application management, and hosting the Company’s software on the customer’s hardware. The Company enters into a multiple element arrangement through a license and maintenance agreement with the customer, and includes a license for the Company’s software, post-warranty maintenance fees for technical support and product updates over a one-year period. Although the agreement typically includes professional services fees for installation, training and customization, most professional services are sold separately and all are based on time spent and materials used.  The Company licenses the software under an upfront fee payment, or monthly subscription that includes maintenance support, and both are based on the customer’s number of subscribers or similar measure.  Customers generally subscribe to product support and upgrade, i.e. maintenance.

The Company recognizes revenue using the residual method pursuant to the provisions of Statement of Position No. 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by Statement of Position No. 98-9,  Software Revenue Recognition with Respect to Certain Arrangements (“SOP 98-9”), and Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). Under the residual method, revenue is recognized in a multiple element arrangement when vendor-specific objective evidence (“VSOE”) of fair value exists for all undelivered elements (i.e., maintenance) in the arrangement, but does not exist for one of the delivered elements in the arrangement (i.e., software license). The Company allocates revenue to each element in the arrangement based on its respective fair value, with the fair value determined by the price historically charged if that element is sold separately. The Company defers revenue for the fair value of all undelivered elements and recognizes revenue for the remainder of the arrangement fee attributable to the delivered elements when the basic criteria in SOP 97-2 have been met.

The Company determines the fair value of the maintenance portion of the arrangement based on the historical fee charged to the customer. The Company determines the fair value of professional services, if included in a multiple element arrangement, based on the hourly rates that the Company charges for these services when sold independently from a software license. If VSOE of fair value cannot be established for the undelivered elements of a multiple element arrangement, the entire amount of revenue is deferred and recognized ratably over the period that these elements are delivered.

The Company also evaluates whether the elements qualify for separate accounting under SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee.

If a multiple element arrangement does not qualify for separate accounting, the total fee is generally recognized collectively based on contract accounting using either the percentage-of-completion or completed-contract method. Contract accounting is applied to any arrangements: (1) that include milestones or customer specific acceptance criteria that may affect collection of the software license fees; (2) where services include significant modification or customization of the software; (3) where significant consulting services are provided for in the software license contract without additional charge or are substantially discounted; or (4) where the software license payment is tied to the performance of consulting services.

Most of the Company’s software license arrangements do not include acceptance provisions. However, if acceptance provisions exist, the Company provides for a sales return allowance in accordance with Statement of Financial Accounting Standards No. 48, Revenue Recognition when Right of Return Exists (“SFAS 48”). If acceptance provisions are long-term in nature or are not included as standard terms of an arrangement or if the Company cannot reasonably estimate the incidence of returns, revenue is recognized upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

The Company assesses whether fees are fixed or determinable at the time of sale and recognize revenue if all other revenue recognition requirements are met. The Company’s standard payment terms are net 30. Payments that are due within six months are generally deemed to be fixed or determinable based on the Company’s successful collection history on such arrangements, and thereby satisfy the required criteria for revenue recognition.

Software License Revenue—Under SOP 97-2, revenue is recognizable when: (1) the Company enters into a legally binding arrangement with a customer for the license of software; (2) the customer accepts delivery of the product; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable. For software license arrangements that do not require significant modification or customization of the underlying software, the Company will recognize the software license revenue in this manner. Certain software license arrangements are based on monthly subscriber volume and the Company bills the customer on a monthly basis as volume varies. Under this type of arrangement, the Company recognizes the software license revenue in the month earned.

Product Support and Upgrades Revenue—The Company’s software license arrangement includes a maintenance component, beyond the basic warranty period and is a separate fee. During the maintenance period, the customer is entitled to receive software license updates, maintenance releases and patches and product support and the fee is recognized ratably over the term of the maintenance period. Product support includes internet access to technical content, as well as internet and telephone access to technical support personnel. The maintenance fee is generally priced as a percentage of the software license fee. The Company’s customers opt to purchase a maintenance contract when they acquire software licenses and typically renew it annually.

Services Revenue—In addition to the Company’s software products and the related product support component, the Company offers professional services, such as implementation services, training, hosting the Company’s software on the customer’s hardware, or application management. These professional services are typically sold under a separate service agreement. The revenue from these arrangements is generally accounted for separately from software license revenue and product support and upgrades revenue and is generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the related services, revenue is deferred until the uncertainty is sufficiently resolved.

The Company recognizes revenue from contracts with fixed or “not to exceed” fees using the proportional performance method of accounting. The Company estimates the proportional performance on these contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. The Company recognizes no more than 90% of the milestone or total contract amount until acceptance is obtained. If the Company does not have a sufficient basis to measure progress towards completion, revenue is recognized upon the customer’s acknowledgement of final acceptance. When the total cost estimate exceeds revenues, the estimated loss is accrued immediately using cost estimates based upon an average fully burdened daily rate applicable to the consulting organization delivering the services.

Stock-Based Compensation—Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). Under SFAS 123R, the Company is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The measured cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award.  Additionally, if an award of equity instrument involves a performance condition, the related compensation cost is recognized only if it is probable that the performance condition will be achieved.

Prior to the adoption of SFAS 123R, the Company followed the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) which allowed the Company to use the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees (“APB 25”) and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. Under APB 25, the Company did not recognize expense related to employee stock options because the exercise price of such options equaled the fair value of the underlying stock on the grant date.

The Company adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

The following pro forma information, as required by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123 (“SFAS 148”), is presented for comparative purposes and illustrates the pro forma effect on net loss and net loss per share for the three and nine months ended September 30, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation prior to January 1, 2006:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005

Net loss, as reported	$(1,471,000)	$(217,000)	$(2,924,000)	$(1,047,000)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	N/A	(37,000)	N/A	(74,000)
Pro Forma net loss	$(1,471,000)	$(254,000)	$(2,924,000)	$(1,121,000)

Net loss per share:

Basic and Diluted-as reported	$(0.04)	$(0.01)	$(0.08)	$(0.03)

Basic and Diluted-pro forma	NA	$(0.01)	NA	$(0.03)

Concentration of Credit Risk—The Company sells its products to large communications companies, as well as emerging communications carriers. Credit is extended based on an evaluation of the customer’s financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses. The accounts receivable balances at September 30, 2006 and 2005 are primarily due from the major customers indicated below.

During both of the three months ended September 30, 2006 and 2005, the Company had two customers who individually accounted for more than 10% of the Company’s total revenues.  During the nine months ended September 30, 2006 and 2005, the Company had three customers and two customers, respectively who individually accounted for more than 10% of total revenues.

At September 30, 2006, the Company had three customers who individually accounted for more than 10% of the net accounts receivable balance and in aggregate totaled $284,000, as compared to September 30, 2005, when the Company had two customers who individually accounted for more than 10% of the net accounts receivable balance and in aggregate totaled $420,000.

Comprehensive Loss—There was no difference between net loss and comprehensive loss for any period presented.

Segment Information—The Company has adopted Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”). In accordance with SFAS 131, the Company has disclosed the required information about the Company’s operating segments and geographic areas in Note 6.

Net Loss Per Share—The Company has computed net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”). Basic and diluted net loss per share was computed by dividing net loss by the weighted-average number of common shares outstanding for the period.

The following table represents the computation of basic and diluted loss per common share for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Numerator:
Numerator for basic loss per share—
Net loss available to stockholders	$(1,471,000)	$(217,000)	$(2,924,000)	$(1,047,000)
Denominator:
Denominator for basic loss per share—
Weighted average shares outstanding during the period	38,304,711	36,347,914	37,518,658	36,298,365
Net effect of dilutive stock options	—	—	—	—
Weighted average common equivalent shares	38,304,711	36,347,914	37,518,658	36,298,365
Net loss per share:
Basic and Diluted	$(0.04)	$(0.01)	$(0.08)	$(0.03)

2.                                      BORROWINGS

The Company’s borrowings consisted of the following:

	Current	Non current	Total
September 30, 2006 (unaudited)
Corsair Communications, Inc.	$124,000	$858,000	$982,000
Spieker Properties, L.P.	200,000	—	200,000
First Regional Bank	100,000	—	100,000
CITI Capital	24,000	44,000	68,000
Total	$448,000	$902,000	$1,350,000

December 31, 2005
Corsair Communications, Inc.	$166,000	$816,000	$982,000
Spieker Properties, L.P.	—	200,000	200,000
First Regional Bank	100,000	—	100,000
CITI Capital	22,000	62,000	84,000
Total	$288,000	$1,078,000	$1,366,000

Note Payable to Corsair Communications, Inc.

On February 4, 1999, Corsair Communications, Inc. and its wholly-owned subsidiary, Subscriber Computing, Inc. (“Corsair” collectively), sold substantially all of the assets relating to its Communication Resource Manager billing system and Intelligent Message Router to Wireless Billing Systems, a wholly owned subsidiary of Primal Systems, Inc. As consideration for the assets sold, the Company executed a promissory note, payable to Corsair in the amount of $2,238,000. The note accrued interest at 10.0%, compounded annually and was secured by substantially all the property and equipment acquired from Corsair. Principal and interest were payable monthly with all unpaid principal and interest due May 2001. The Company recorded the assets at fair value of $4,582,000 and assumed liabilities of $2,344,000, in addition to the note payable to Corsair.

In January 2001, the Company amended the original terms of and refinanced the note payable to Corsair, originally due in May 2001. Also, certain other liabilities due to Corsair totaling $51,000 were added to the principal balance of the amended note. The interest rate of the amended note increased to 16.0% starting in May 2001, and the note was payable in approximately 36 monthly installments, beginning June 2001, and was due May 2004.

In December 2001, the Company again amended the terms of the note. At the time of the amendment, the accrued interest was $186,000. As per the terms of the amendment, the Company paid $125,000 of the accrued interest, and the remaining $61,000 was rolled into the principal balance of the note, making the principal balance $1,722,000 at December 31, 2001. The amended terms of the note also extended the maturity of the note from May 2004 to December 2004, required no principal payments to be made in 2002 and adjusted the interest rate of the note to 8.0%.

In December 2002, the Company signed a letter of intent to amend the terms of the note. In July 2003, the Company formally executed the 2002 Amended and Restated Secured Promissory Note. The interest rate remained at 8.0%. The monthly payments were reduced to $25,000 and scheduled for January 2003 through December 2004. A balloon payment of $1.4 million was due at maturity in December 2004.

In March 2004, the Company amended the terms of the note which extended the maturity date to December 2006. The Company was required to pay a monthly installment of $25,000 for the remaining 2004. Thereafter, the scheduled payments for 2005 and 2006 were approximately $50,000 per month. The interest rate remained at 8.0%. In June 2004, the Company made an accelerated principal payment of $250,000 as result of the closing of the private placement in June 2004 in accordance with the note agreement.

Effective June 2005, the Company executed another amendment to note. This amendment extended the maturity date to January 1, 2010 from the previous maturity date of December 26, 2006. Pursuant to the amended terms of the note, interest continued to accrue at the same rate of 8.0%, and the Company made interest-only payments of approximately $7,000 from July 2005 through December 2005. The Company was also required to make monthly principal and interest payments of $15,000 from January 2006 through June 2006, $25,000 from July 2006 through December 2009, and a final payment of $23,000 in January 2010.

In March 2006, the payment terms for the note were further amended. Under the amended terms, the monthly interest-only payments of $7,000 continue from January 2006 through December 2006. Beginning in January 2007, principal and interest payments of $20,000 are due monthly until paid in full in December 2011.   The interest remains at 8.0%. This obligation was subordinated to the convertible notes issued in the March 2006 private placement. At September 30, 2006, the outstanding balance of the note was $982,000.

Note Payable to Spieker Properties, L.P.

In June 2001, the Company and Spieker Properties, L.P., its landlord, amended its occupancy lease to reduce costs related to unneeded space and corresponding rental payments. As part of the amendment, the Company agreed to sign a note in the amount of $200,000. Interest accrues at an interest rate of 9.0% and compounds monthly. There are no principal or interest payments due until the lease expiration date of April 30, 2007. At September 30, 2006, the total balance outstanding was $320,000 which included principal balance of $200,000 and accrued interest expense of $120,000.

Note Payable to First Regional Bank

In February 2005, the Company executed a secured promissory note in the amount of $100,000 with First Regional Bank. The proceeds of this note were used to pay down the outstanding balance of the LOC with Sunwest Bank. The collateral on this secured note was a certificate of deposit in the amount of $100,000 plus any interest earned and was held with First Regional Bank. The certificate of deposit earned interest at 1.90% annually and matured in February 2006. The interest on the promissory note accrued at 3.0% over the interest rate on the certificate of deposit.

In February 2006, the Company executed an amended and restated loan agreement for the original $100,000 principal balance. The certificate of deposit related to the original loan agreement matured and the $100,000 plus interest earned was released as restricted cash. Under the amended agreement, the Company opened a savings account as collateral against the outstanding loan balance. The interest rate on the loan was reduced to 2% over the interest rate of the savings account, which is currently 2.75% annually. The loan balance is due in full in February 2007.  At September 30, 2006, the outstanding balance on this note was $100,000.

Note Payable to CITI Capital

In June 2005, the Company entered into a 48-month equipment lease agreement with CITI Capital Technology Finance, Inc. to finance the purchase of equipment, which is accounted for as a capital lease. The total amount financed under this agreement was $96,000 with monthly payments including interest of $2,000 through May 2009. The effective interest rate was 8.25%. As of September 30, 2006, the outstanding balance was $68,000.

Note Payable to AICCO

In February 2006, the Company entered into a premium finance agreement with AICCO, Inc. to finance a portion of the Company’s annual Director & Officer and EPL insurance policies.  The total amount financed was $47,000 at an interest rate of 8.88%. The Company is obligated to make eight monthly principal and interest payments of $6,000 from March 2006 through October 2006.  At September 30, 2006, the balance had been fully paid down.

3.                                      PRIVATE PLACEMENTS

April 2006 Private Placement

On April 27, 2006, the Company sold 1,750,000 shares of common stock and 875,000 warrants to purchase shares of the Company’s common stock to two accredited investors in a private placement (the “April 2006 Private Placement”), one of which is currently a member of the Company’s Board of Directors (“Director Investor”). The warrants expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The exercise price of the warrants is subject to adjustment in certain circumstances, including downward adjustment upon issuance by the Company of common stock or securities convertible into shares of common stock at a per share price less than the exercise price of the warrants. The investors may, in limited instances, exercise the warrant through a cashless exercise. The Company received gross proceeds of $175,000 and used these proceeds for general working capital purposes.

Pursuant to a Registration Rights Agreement, the Company agreed to file, and did file on May 1, 2006, a registration statement, registering for resale the shares of common stock and the shares of common stock issuable upon exercise of the warrants. Because the Company registration statement was not declared effective by July 16, 2006, the Company will be required to pay liquidated damages at the rate of 1.5 percent of the aggregate amount invested by the non-director investor for each 30-day period or pro rata for any portion thereof until the registration statement is declared effective. The Company is using its best efforts for the registration statement to be declared effective.  In addition, if such registration statement is declared effective, the Company will be required to maintain and update it as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If the Company does not keep such registration statement current, the non-director investor may require that the Company pay additional liquidated damages to the non-director investor.  As of September 30, 2006, the Company had accrued $2,000 in liquidated damages payable to the non-director investor.

In accordance with the provisions of Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants (“APB 14”), the Company allocated the total proceeds received from the Director Investor between the shares of common stock and the warrants issued based on their relative estimated fair values on the date of issuance.  The Company calculated the fair value of the warrants on the date of the issuance using the Black-Scholes model.  As a result of this analysis, the Company allocated $41,000 from the proceeds to warrants.

Under the provisions of SFAS 133 and Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”), the Company accounted for the warrants issued to the non-director investor as freestanding derivative instruments.  The Company calculated the fair value of the warrants on the date of issuance using the Black-Scholes model.  A liability of $24,000 which equals the fair value of the warrants on the date of issuance was recognized with the offsetting entry as a reduction to paid in capital.  Additionally, the net increase in the fair value during the three and nine months ended September 30, 2006 was recorded as a loss of $30,000 and $21,000, respectively.  Any future change in the fair value of the warrants will be recognized during the current reporting period.

March 2006 Private Placement

On March 31, 2006, the Company completed a private placement of $1.5 million in aggregate principal amount of its 5% Senior Secured Convertible Notes (the “Notes”) along with warrants to purchase 7.5 million shares of the Company’s common stock (the “March 2006 Private Placement” and, together with the April 2006 Private Placement, the “2006 Private Placements”) to Special Situations Fund III, Q.P., L.P. and four related funds (“SSF”). The Notes are due March 31, 2008 and will pay interest semi-annually, in cash. The Notes are secured by a first priority security interest in all of the Company’s assets. Events of default under the Notes include failure to pay amounts due under the related private placement documents (including the Registration Rights Agreement described below) or failure to make any required principal payment on indebtedness of $100,000 or more.  Upon election of SSF, at any time, any or all of the outstanding principal and any accrued but unpaid interest on the Notes may be converted into shares of the Company’s common stock at a conversion price of $0.10 per share. The warrants to purchase shares of the Company’s common stock expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The conversion price of the Notes and the exercise price of the warrants are subject to adjustment in certain circumstances, including downward adjustment upon issuance by the Company of common stock or securities convertible into shares of common stock at a per share price less than the conversion price of the Notes or exercise price of the warrants, respectively. SSF may, in limited instances, exercise the warrant through a cashless exercise.

Under the provisions of SFAS 133 and EITF 00-19, the Company accounted for the warrants as freestanding derivative instruments.  The Company calculated the fair value of the warrants on the date of issuance using the Black-Scholes model.  A liability of $995,000 which equals the fair value of the warrants on the date of issuance was recognized with an offsetting reduction to the carrying amount of the Notes.  The resulting debt discount of $995,000 is being amortized over the life of the Notes, using the effective interest method.  For the three and nine months ended September 30, 2006, the amortization of the debt discount totaled $78,000 and $145,000, respectively, and was recorded as interest expense.  Additionally, the net increase in the fair value during the three and nine months ended September 30, 2006 was recorded as a loss of $875,000 and $372,000, respectively.  Any future change in the fair value of the warrants will be recognized during the current reporting period.

Pursuant to Emerging Issues Task Force Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”) and Emerging Issues Task Force Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF 00-27”), the Company calculated an effective conversion price of $0.03 per share for the embedded conversion option.  Because the market value of the common stock was higher than the effective conversion price on the date of issuance, the conversion feature is considered to be a beneficial conversion feature.   The Company recognized a beneficial conversion feature as a reduction to the net carrying amount of the Notes and an addition to paid in capital of $505,000, which is based on the effective conversion rate, capped at the net carrying amount of the Notes.  The discount resulting from this allocation to the beneficial conversion feature is being amortized over the life of the Notes, using the effective interest method.  For the three and nine months ended September 30, 2006, the amortization of the debt discount totaled $53,000 and $102,000, respectively, and was recorded as interest expense.

Pursuant to a Registration Rights Agreement entered into between the Company and SSF as part of the March 2006 Private Placement, the Company has agreed to file, and did file on May 1, 2006, a registration statement, registering for resale of the shares of common stock issuable upon conversion of the Notes and exercise of the warrants. Because the Company registration statement was not declared effective by July 16, 2006, the Company will be required to pay liquidated damages at the rate of 1.5 percent of the aggregate amount invested by the investors for each 30-day period or pro rata for any portion thereof until the registration statement is declared effective. The Company is using its best efforts for the registration statement to be declared effective.  In addition, if such registration statement is declared effective, the Company will be required to maintain and update it as necessary in order to keep such registration statement current so that these shares of common stock are freely tradable. If the Company does not keep such registration statement current, it may be required to pay additional liquidated damages.  As of September 30, 2006, the Company had accrued $57,000 in liquidated damages payable to SSF.

2004 Private Placement

On June 15, 2004, the Company completed a private placement of our common stock and warrants (the “June 2004 Private Placement”). Pursuant to the June 2004 Private Placement, the Company issued an aggregate of 14,284,782 shares of common stock and warrants to purchase a total of 7,142,393 shares. The effective price was $0.23 for each unit. The Company received gross proceeds of $3.3 million in cash from the June 2004 Private Placement. As a result of certain anti-dilution provisions triggered by the March 2006 Private Placement, certain purchasers in the June 2004 Private Placement were issued 1,713,859 additional warrants to purchase shares of the Company’s common stock (the “2004 Additional Warrants”) and the exercise price of the 6,869,566 outstanding warrants originally issued to these purchasers (the “Repriced Warrants”) was repriced from $0.28 to $0.22 per share. All warrants issued pursuant to the June 2004 Private Placement expire in June 2009.

The Company calculated the fair value of the Repriced Warrants just prior to the date of issuance and the aggregate fair value of the Repriced Warrants and the Additional Warrants on the date of issuance using the Black-Scholes model. The Company reclassed the increase of $189,000 from additional paid in capital to warrants in shareholders’ equity.

4.                                      COMMITMENTS AND CONTINGENCIES

The Company is subject to various legal proceedings from time to time as part of its business. The Company does not believe that it is currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on its business, financial condition and results of operations.

The Company has made guarantees and indemnities, under which it may be required to make payments to a third-party, in relation to certain transactions. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. Guarantees and indemnities to customers in connection with product sales generally are subject to limits based on the amount of the related product sales. The Company also indemnifies its directors and officers to the maximum extent permitted under applicable law in effect. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered material costs as a result of such obligations and has not accrued any liabilities related to such indemnification in its financial statements.

The Company generally warrants its products for a period of three months from the date of acceptance of the product by its customers. Warranty costs have historically been minimal.

5.                                      STOCK-BASED COMPENSATION

Stock Options

In February 2001, the Board of Directors approved the Company’s 2001 Flexible Incentive Plan (the “2001 FIP”) and authorized approximately 3.9 million shares to be reserved for issuance pursuant to the 2001 FIP. In October 2001, the Board of Directors approved the Company’s 2001 FIP, as amended. Under the terms of the 2001 FIP, as amended, employees and directors are eligible to receive a grant of incentive stock options to purchase shares of the Company’s common stock at their fair market value on the date of grant. Options granted under the 2001 FIP vest at the minimum rate of 20% per year from the grant date, but could vest at an accelerated rate. At September 30, 2006 and December 31, 2005, options to purchase 2,974,154 and 2,835,997 shares, respectively, of common stock were exercisable under the 2001 FIP.

The Company’s stockholders approved the adoption of Primal’s 2004 Flexible Incentive Plan (the “2004 FIP”) at the Company’s 2004 Annual Meeting of Stockholders, held November 12, 2004. Pursuant to the 2004 FIP, the Company may issue up to an aggregate of 5,451,073 shares of the Company’s common stock, $0.01 par value per share.  For optionees that have been with the Company for less than one year, options granted under the 2004 FIP vest one-third on the one-year anniversary of the grant date with the remaining two-thirds vesting in four equal semi-annual installments after the one-year anniversary date.  For all other optionees, options granted under the 2004 FIP vest in six equal semi-annual installments commencing on the six-month anniversary of the grant date.  At September 30, 2006 and December 31, 2005, options to purchase 1,914,499 and 1,009,581 shares, respectively, of common stock were exercisable under the 2004 FIP.

In August 2006, the Board of Directors approved and adopted the Company’s 2006 Stock Option Plan (“the 2006 SOP”), as recommended by the Board’s Compensation Committee.  The purpose of the 2006 SOP is to assist the Company in attracting and retaining selected individuals to serve as officers and employees of the Company who will contribute to the Company’s success and to achieve objectives which will inure to the benefit of the stockholders of the Company through the additional incentive inherent in the ownership of the Company’s common stock.  The Plan will be administered by the Board’s Compensation Committee, which will determine to whom options are granted, the number of options to be granted, the option price and the other terms (including vesting) of each option granted under the 2006 SOP.  Options granted under the 2006 SOP will be nonqualified stock options.  There have been reserved 8.0 million shares for issuance upon exercise of options granted pursuant to the 2006 SOP.  Options granted under the 2006 SOP vest fully if certain events stipulated in the 2006 SOP occur.  The 2006 SOP will expire in July 2016.  At September 30, 2006, there were no options to purchase shares of common stock exercisable under the 2006 SOP.

In accordance with the provisions of SFAS 123R, the Company recognized stock-based compensation expense of $68,000 and $219,000 for the three months and nine months ended September 30, 2006, respectively.  The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model.  The expected volatility is based on historical volatility of the Company’s stock. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term of options granted is based on the remaining contractual life of the option. The following assumptions were used for the options granted during the nine months ended September 30, 2006 and 2005:

	Nine months ended September 30, 2006	Nine months ended September 30, 2005
Expected volatility	150%-208%	150%-225%
Risk-free rate	4.82%-4.86%	3.50%
Expected Term	5-10 years	8.9 - 10 years

A summary of option activity under the 2001 FIP, the 2004 FIP and the 2006 SOP as of September 30, 2006, and changes during the nine months ended September 30, 2006 is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2006	7,529,931	$0.13
Granted	8,016,607	0.08
Exercised	(177,395)	0.05
Forfeited or expired	(270,282)	0.16
Outstanding as of September 30, 2006 (unaudited)	15,098,861	$0.10	6.41	$1,617,000
Exercisable as of September 30, 2006 (unaudited)	4,888,652	$0.12	6.82	$379,000

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2006 and 2005 was $0.08 and $0.14, respectively.  The total intrinsic value of options exercised during the nine months ended September 30, 2006 and 2005 was $16,000 and $29,000, respectively.

A summary of the status of the Company’s nonvested shares as of September 30, 2006, and changes during the nine months ended September 30, 2006 is presented below:

	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested as of January 1, 2006	3,720,529	$0.14
Granted	8,016,607	0.08
Vested	(1,281,907)	0.13
Forfeited	(245,020)	0.16
Nonvested as of September 30, 2006 (unaudited)	10,210,209	$0.09

For any option granted with a performance condition, the Company determines if it is probable that the performance condition will be achieved.  Until a performance condition is deemed to be probable, the compensation cost of these option grants is included in the total unrecognized compensation cost.  As of September 30, 2006, there was $658,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2001 FIP, the 2004 FIP, and the 2006 SOP.  This cost is expected to be recognized over a period of 3 years.

Cash received from option exercise under all share-based payment arrangements was $12,000 in each of the nine months ended September 30, 2006 and 2005.

Warrants

In July 2006, the Company issued to a new customer a five-year warrant to purchase up to 1.5 million shares of the Company’s common stock at an exercise price of $0.28 per share (subject to adjustment in certain circumstances).  The warrants were issued in connection with entering into a three-year software license and services agreement.  Upon the issuance of the warrants, the right to purchase 300,000 shares vested and the remainder will vest in 400,000 share increments if and when stated targets of cumulative license fee and maintenance revenue paid to the Company under the license and services agreement are met.  Vested warrants are exercisable for three years after the vesting date and expire immediately prior to a change in control of the Company.

Pursuant to Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF 01-9”) and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”), the Company recognized the fair value of the initial 300,000 warrants which totaled $14,000 as a reduction against the revenue earned from this customer and as paid-in-capital during the quarter ended September 30, 2006.  The fair value of these 300,000 warrants was estimated on the vesting date using the Black-Scholes option-pricing model.  For the remaining 1.2 million warrants, for each reporting period, the Company will estimate the then-current fair value of the warrants estimated to have been earned as of the period end based on a pro-rata percentage of revenue earned by the customer during that reporting period.  If and when the stated target is met by the customer, and a measurement date has been established, the Company will compute the fair value of the additional 400,000 vested warrants using the Black-Scholes option-pricing model and record the necessary adjustment to previous estimates of the award based on this measurement date fair value.

The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes option-pricing model. The expected volatility is based on historical volatility of the Company’s stock. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term of options granted is based on the remaining contractual life of the option. The following assumptions were used for the compensation-based warrants granted during the nine months ended September 30, 2006:

Nine months ended September 30, 2006
Expected volatility	128%-148%
Risk-free rate	5.05%-5.12%
Expected Term	3-10 years

During the nine months ended September 30, 2005, the Company did not issue any warrants.

A summary of compensation-based warrant activity as of September 30, 2006, and changes during the nine months ended September 30, 2006 is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2006	1,427,174	$0.14
Granted	2,500,000	0.21
Exercised	—
Canceled	—
Outstanding as of September 30, 2006 (unaudited)	3,927,174	$0.18	5.89	$195,000
Exercisable as of September 30, 2006 (unaudited)	2,727,174	$0.14	6.37	$195,000

6.                                      SEGMENT AND GEOGRAPHIC INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

The Company’s reportable operating segments are Software Licenses, Product Support and Upgrades, and Services. The Software Licenses operating segment develops and markets the Company’s integrated suite of client/server and browser-based software solutions. The Product Support and Upgrades segment offers after-sale support and maintenance for software products, including software upgrades. The Services segment provides programming, customization, consulting, implementation services, training, application management, and hosting our software on the customer’s hardware related to the Company’s products and a variety of software languages and platforms.

The Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues, and gross profit, as this information is the only segment-related information provided to the chief operating decision maker.

Operating segment data for the three and nine months ended September 30, 2006 and 2005 were as follows:

	License	Support	Services	Total
Three months ended September 30, 2006
Revenues	$517,000	$350,000	$639,000	$1,506,000
Cost of Revenues	20,000	158,000	446,000	624,000
Gross Profit	$497,000	$192,000	$193,000	$882,000
Three months ended September 30, 2005
Revenues	$1,101,000	$332,000	$788,000	$2,221,000
Cost of Revenues	18,000	101,000	781,000	900,000
Gross Profit	$1,083,000	$231,000	$7,000	$1,321,000

	License	Support	Services	Total
Nine months ended September 30, 2006
Revenues	$1,314,000	$987,000	$1,990,000	$4,291,000
Cost of Revenues	118,000	393,000	1,596,000	2,107,000
Gross Profit	$1,196,000	$594,000	$394,000	$2,184,000
Nine months ended September 30, 2005
Revenues	$2,463,000	$1,051,000	$2,862,000	$6,376,000
Cost of Revenues	40,000	336,000	2,407,000	2,783,000
Gross Profit	$2,423,000	$715,000	$455,000	$3,593,000

Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold.  Revenues, gross profit, income (loss) from operations, and property and equipment, net, concerning principal geographic areas in which the Company operates are as follows:

	North America	Asia / Pacific	Europe	Total

Three months ended September 30, 2006
Revenues	$1,280,000	$164,000	$62,000	$1,506,000
Gross Profit	749,000	96,000	37,000	882,000
Net loss	(1,250,000)	(160,000)	(61,000)	(1,471,000)
Property and equipment, net	385,000	—	—	385,000

Three months ended September 30, 2005
Revenues	$2,023,000	$165,000	$33,000	$2,221,000
Gross Profit	1,205,000	97,000	19,000	1,321,000
Net loss	(194,000)	(19,000)	(4,000)	(217,000)
Property and equipment, net	503,000	—	—	503,000

Nine months ended September 30, 2006
Revenues	$3,648,000	$492,000	$151,000	$4,291,000
Gross Profit	1,857,000	250,000	77,000	2,184,000
Net loss	(2,486,000)	(335,000)	(103,000)	(2,924,000)
Property and equipment, net	385,000	—	—	385,000

Nine months ended September 30, 2005
Revenues	$5,264,000	$820,000	$292,000	$6,376,000
Gross Profit	2,968,000	461,000	164,000	3,593,000
Net loss	(857,000)	(140,000)	(50,000)	(1,047,000)
Property and equipment, net	503,000	—	—	503,000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law

Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) provides that to the extent a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with such defense.

Section 145(d) provides that any indemnification under subsections (a) and (b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

•                  by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

•                  by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

•                  if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

•                  by the stockholders.

Section 145(e) provides that expenses, including attorneys’ fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person was not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves

•                   a breach of the director’s duty of loyalty to us or our stockholders,

•                   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•                   liability for unlawful dividend payments or stock purchases or redemptions, or

•                   a transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall indemnify all persons whom we may indemnify to the fullest extent permitted by law.

Bylaws

Our bylaws generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that our directors and officers will at all times be indemnified to the maximum extent permitted by law.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify our directors and officers to the fullest extent permitted by law for liabilities they may incur because of their status as directors or officers. These agreements also provide that we will advance expenses to our directors and officers relating to claims for which they may be entitled to indemnification, and that we will continue to provide for indemnification following a change of control of our Company.

D&O Insurance

As permitted under section 145(g) of the Delaware General Corporation Law, we have purchased a directors’ and officers’ liability insurance policy to insure our directors and officers against liability asserted against, or incurred by them, in their capacities as our directors and officers, including liabilities arising under the Securities Act.

Item 25.  Other Expenses of Issuance and Distribution

The expenses relating to the registration of shares of common stock will be borne by the Company. These expenses, except the SEC registration fee, are estimated to be as follows*:

SEC Registration fee	$955
Accounting fees and expenses	20,000
Legal fees and expenses	75,000
Printing and engraving expenses	5,000
Registrar and transfer agent’s fees	500
Miscellaneous fees and expenses	1,000
Total	$102,475

*              The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26.  Recent Sales of Unregistered Securities

On April 27, 2006, we sold 1,750,000 shares of our common stock and 875,000 warrants to purchase shares of our common stock to John E. Rehfeld and David W. Mechler, Jr. in a private placement (the “April 2006 Private Placement”). Mr. Rehfeld is currently a member of our Board of Directors. We received proceeds of approximately $175,000 in this April 2006 Private Placement. The warrants expire March 31, 2011 and are exercisable for cash at an exercise price of $0.15 per share. The exercise price of the warrants is subject to adjustment in certain circumstances, including downward adjustment upon issuance by us of common stock or securities convertible into shares of common stock at a per share price less than the conversion price or exercise price of the warrants, respectively. Messrs. Rehfeld and Mechler may, in limited instances, exercise the warrant through a cashless exercise.

The shares of common stock, the warrants and the shares of common stock underlying the warrants were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D Rule 506 promulgated under the Securities Act, which exempts transactions by an issuer not involving any public offering.

On March 31, 2006, we entered into a purchase agreement and related agreements with Special Situations Fund III QP, L.P. and four related funds (the “SSF Funds”), pursuant to which the Company completed on the same date a private placement of $1,500,000 in aggregate principal amount of its 5% Senior Secured Convertible Notes (the “Notes”) and warrants to purchase 7,500,000 shares of the Company’s common stock. The Notes are due March 31, 2008 and will pay interest semi-annually, in cash. Upon election of the SSF Funds, outstanding principal and accrued but unpaid interest on the Notes may be converted at any time into shares of common stock at a conversion price of $.10 per share, subject to adjustment in certain circumstances. The warrants to purchase shares of common stock expire March 31, 2008 and are exercisable for cash at an exercise price of $0.15 per share, subject to adjustment in certain circumstances.

Additionally, we issued warrants to purchase 1,713,859 shares of the Company’s common stock, at an exercise price of $0.22 per share, to holders of the 7,142,391 warrants issued in June 2004.

The Notes, the warrants and the shares of common stock underlying the Notes and the warrants were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D Rule 506 promulgated under the Securities Act, which exempts transactions by an issuer not involving any public offering.

In August 2004, we issued warrants to purchase 25,000 shares of common stock to a principal of one of our investment advisors, under Section 4(2) of the Securities Act of 1933, as amended.  The warrants were issued at an exercise price of $0.22, the then fair market price of the Company’s common stock on the date of grant.  The warrants are scheduled to vest proportionately every three months over a two-year period beginning on the grant date.  The warrants are scheduled to expire on August 15, 2014.  The fair value of the warrant granted was estimated on the date of the grant using Black-Scholes option-pricing model.

In July 2004, we issued 250,000 shares of our common stock to a warrant holder, a member of our board of directors, upon the exercise of a warrant granted to him in April 2004, under Section 4(2) of the Securities Act of 1933, as amended.

In June 2004, we sold 14,284,782 shares of our common stock, and warrants to purchase 7,142,391 shares of our common stock to three institutional investors and ten other accredited investors, exempt under Regulation D, Rule 506 promulgated under the Securities Act, as not constituting a public offering of our securities. Investors received a warrant to purchase one share of common stock for each two shares of common stock purchased, therefore, the effective price in the Private Placement was $0.23 for each unit consisting of one share of common stock and a warrant to purchase one-half of a share of common stock.  The exercise price of the warrant is not less than the fair market value on the date of issuance. The exercise price of the warrants has since been adjusted.

In June 2004, we granted a warrant to purchase up to 652,174 shares of our common stock to our investment advisor at an exercise price equal to not less than fair market value on the date of grant, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

In May 2004, we issued 409,312 shares of our common stock to an option holder upon the exercise of an option granted to him in April 2001, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

In April 2004, we issued 100,000 shares of our common stock to an option holder upon the exercise of an option granted to him in April 2001, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

In January 2004, we granted an option to purchase up to 360,000 shares of our common stock to an officer of the Company at an exercise price equal to fair market value on the date of grant, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

In December 2003, we granted 35,000 shares of our common stock to an officer of the Company, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

In September 2003, we sold 688,253 shares of our common stock to certain members of the Board of Directors at a price equal to fair market value, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

In April 2003, we granted warrants to the non-employee members of the Board of Directors to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price equal to fair market value on the date of grant, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

Item 27.  Exhibits

Exhibit Number	Description of Document

2.1

Primal Solutions, Inc. Preliminary Distribution Agreement, dated July 31, 2000, by and among Avery Communications, Inc., a Delaware corporation, Primal Solutions, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta, Thurston Group, Inc., a Delaware corporation, Patrick J. Haynes, III and Scot M. McCormick (filed as Exhibit 2.1 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

3.1

Certificate of Incorporation of Primal Solutions, Inc. and the amendments and corrections thereto (filed as Exhibit 21.1 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration Statement No. 333-117786) and incorporated by reference herein)

3.2	Second Amended and Restated Bylaws (filed as Exhibit 3.3 to the Company’s quarterly report on Form 10-QSB filed on August 14, 2002 and incorporated by reference herein)

5.1	Opinion of Bryan Cave LLP**

10.1

Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications Financial Services Corporation, Primal Systems Inc., Mark J. Nielsen, John Faltys, Joseph R. Simrell and David Haynes (filed as Exhibit 10.1 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.2

Primal Solutions, Inc. 2001 Flexible Incentive Plan, as amended (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on May 4, 2001 (Registration No. 333-60298) and incorporated by reference herein)

10.3	Governance Document, as amended (filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed on May 4, 2001 (Registration No. 333-60298) and incorporated by reference herein)

10.4	Form of Indemnification Agreement (filed as Exhibit 10.2a to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.5

Indemnification Agreement between Primal Solutions, Inc. and Louis A. Delmonico, dated April 25, 2001 (filed as Exhibit 10.12 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.6	Employment Agreement for David Haynes dated December 31, 2001 (filed as Exhibit 10.6 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.7

Form of Master Software License Agreement (filed as Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed January 8, 2001 (Registration No. 333-46494) and incorporated by reference herein)

10.8	Form of Change of Control Agreement, as modified on May 3, 2002 (filed as Exhibit 10.8 to the Company’s quarterly report on Form 10-QSB filed on May 14, 2002 and incorporated by reference herein)

10.9

Form of Lease between Spieker Properties, L.P. and Primal Solutions, Inc. dated October 26, 2000 (filed as Exhibit 10.9 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.10

First Amendment to Lease between Spieker Properties, L.P. and Primal Solutions, Inc. dated June 13, 2001 (filed as Exhibit 10.9a to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.11

Promissory Note of Primal Solutions, Inc. in favor of Spieker Properties, L.P., dated June 15, 2001 (filed as Exhibit 10.10 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.12

Assignment of Lease between Corsair Communications and Lightbridge, Inc., dated February 7, 2001 (filed as Exhibit 10.12 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.13

Agreement of Sublease between Primal Solutions, Inc. and Lightbridge, Inc., dated January 30, 2004 (filed as Exhibit 10.14 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.14

Landlord Consent to Sublease among CA-Tower 17 Limited Partnership, Lightbridge, Inc. and Primal Solutions, dated February 27, 2004 (filed as Exhibit 10.15 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.15

Employment Agreement between Primal Solutions, Inc. and Joseph R. Simrell dated January 28, 2003 (filed as Exhibit 10.14 to the Company’s annual report on Form 10-KSB filed on March 28, 2003 and incorporated by reference herein)

10.16

Consolidation Agreement between Wireless Billing Systems dba Primal Billing Solutions and Metrocall, Inc. dated December 30, 2002 (filed as Exhibit 10.15 o the Company’s annual report on Form 10-KSB filed on March 28, 2003 and incorporated by reference herein)

10.17

Purchase Agreement between registrant and certain institutional investors and accredited investors, dated June 8, 2004 (filed as exhibit 10.18 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.18

Registration Rights Agreement between the registrant and the institutional investors and accredited investors, dated June 8, 2004 (filed as exhibit 10.19 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.19

Form of Warrants for the issuance of warrants to the institutional investors and accredited investors (filed as exhibit 10.20 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.20	Purchase Agreement between registrant and Management, dated June 8, 2004 (filed as exhibit 10.21 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.21

Registration Rights Agreement between registrant and Management, dated June 8, 2004 (filed as exhibit 10.22 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.22	Form of Warrants for the issuance of warrants to Management (filed as exhibit 10.23 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.23	Form of Lock-up Agreement, dated June 8, 2004 (filed as exhibit 10.24 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.24

Amended and Restated Change of Control Agreement, dated as of May 17, 2004, between Joseph R. Simrell and Primal Solutions, Inc. (filed as Exhibit 10.27 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.25

Promissory Note by Primal Solutions, Inc. in favor of Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.28 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.26

Commercial Security Agreement, between Primal Solutions, Inc., Wireless Billing Systems, and Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.29 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.27

Subordination Agreement between Wireless Billing Systems, Corsair Communication, Inc. and Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.30 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.28

Business Loan Agreement between Primal Solutions, Inc. and Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.31 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.29

Change in Terms Agreement between Primal Solutions, Inc. and Sunwest Bank, dated March 13, 2004 (filed as Exhibit 10.32 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.30

Promissory Note between Primal Solutions, Inc. and Sunwest Bank, dated May 13, 2002 (filed as Exhibit 10.33 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.31

Letter Agreement between Primal Solutions, Inc. and Robert Richardson dated August 14, 2003 (filed as Exhibit 10.34 to post-effective amendment no. 1 to the Company’s Registration Statement on Form SB-2 filed March 10, 2005 and incorporated by reference herein)

10.32

Letter Agreement between Primal Solutions, Inc. and Robert Richardson dated August 18, 2003 (filed as Exhibit 10.35 to post-effective amendment no. 1 to the Company’s Registration Statement on Form SB-2 filed March 10, 2005 and incorporated by reference herein)

10.33

Amended and Restated Letter Agreement between Primal Solutions, Inc. and Robert Richardson dated March 25, 2005 (filed as Exhibit 10.36 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.34

Letter Agreement dated March 25, 2005 between Primal and William C. Bousema (filed as Exhibit 10.37 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.35

Change of Control Agreement dated March 25, 2005 between Primal and William C. Bousema. (filed as Exhibit 10.38 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.36	Form Services Agreement (filed as Exhibit 10.39 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.37	Form Software License and Services Agreement (filed as Exhibit 10.40 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.38	Registrant’s Policy on Executive Compensation Plan (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on April 20, 2005 and incorporated by reference herein)

10.39	Form of Executive Incentive Compensation Award (filed as Exhibit 10.2 to the Company’s current report on Form 8-K filed on April 20, 2005 and incorporated by reference herein)

10.40

2006 Amended and Restated Secured Promissory Note, dated March 31, 2006 made by Wireless Billing Systems, a wholly owned subsidiary of Primal Solutions, Inc. in favor of Lightbridge, Inc. (filed as Exhibit 10.40 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.41

Confirmation of Guaranty dated March 31, 2006 by and between Primal Solutions, Inc. and Lightbridge, Inc. (filed as Exhibit 10.41 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.42

Subordination Agreement, dated as of March 31, 2006, by and among Lightbridge Inc., Wireless Billing Systems, Primal Solutions, Inc. and the senior lenders whose names appear on the signature pages thereto. (filed as Exhibit 10.42 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.43

Second Amended and Restated Employment Agreement, dated December 16, 2005, between Primal Solutions, Inc. and Joseph R. Simrell. (filed as Exhibit 10.43 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.44

Amendment No. 1 to Employment Letter Agreement, dated December 16, 2005, between Primal Solutions, Inc. and William C. Bousema. (filed as Exhibit 10.44 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.45

Second Amended and Restated Change of Control Agreement, dated December 16, 2005, between Primal Solutions, Inc. and Joseph R. Simrell. (filed as Exhibit 10.45 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.46

Amended and Restated Change of Control Agreement, dated December 16, 2005, between Primal Solutions, Inc. and William C. Bousema. (filed as Exhibit 10.46 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.47

Form of 5% Senior Secured Convertible Note, dated March 31, 2006, issued by Wireless Billings Systems to the investors under that certain Purchase Agreement dated as of March 31, 2006 (filed as Exhibit 4.1 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.48

Purchase Agreement, dated as of March 31, 2006, by and among Primal Solutions, Inc., Wireless Billing Systems and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.1 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.49

Pledge and Security Agreement, dated as of March 31, 2006, by and among Primal Solutions, Inc., Wireless Billing Systems and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.2 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.50

Form of Warrant to purchase shares of Common Stock, dated March 31, 2006, issued by Primal Solutions Inc. to the investors under that certain Purchase Agreement dated as of March 31, 2006 (filed as Exhibit 10.3 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.51

Registration Rights Agreement, dated as of March 31, 2006, by and between Primal Solutions, Inc. and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.4 to the Company’s current report on Form 8-K filed on April 3, 2006 and incorporated by reference herein)

10.52

Primal Solutions, Inc. 2004 Flexible Incentive Plan (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-121902) (“2004 S-8”) and incorporated by reference herein)

10.53

Registration Rights Agreement, dated as of April 27, 2006, by and between Primal Solutions, Inc. and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.53 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration Statement No. 333-117786) and incorporated by reference herein)

10.54

Purchase Agreement, dated as of April 27, 2006, by and among Primal Solutions, Inc. and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.54 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration No. 333-117786) and incorporated by reference herein)

10.55

Form of Warrant to purchase shares of Common Stock, dated April 27, 2006, issued by Primal Solutions Inc. to the investors under that certain Purchase Agreement dated as of April 27, 2006 (filed as Exhibit 10.55 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration No. 333-117786) and incorporated by reference herein)

10.56	Form of Warrant to purchase shares of Common Stock, dated May 19, 2006 (filed as Exhibit 10.1 to the Company’s current report on Form 8-K on May 25, 2006 and incorporated by reference herein)

10.57	Primal Solutions, Inc. 2006 Stock Option Plan (filed as Exhibit 10.1 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

10.58

Form on Non-Statutory Stock Option Agreement under Primal Solutions, Inc. 2006 Stock Option Plan (filed as Exhibit 10.2 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

10.59

Amended and Restated Side Letter, dated as of August 9, 2006, by and between the Company and Bob Richardson (filed as Exhibit 10.3 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

10.60

Side Letter, dated as of August 9, 2006, by and between the Company and Sam Gilson (filed as Exhibit 10.4 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

21.1	Subsidiaries of Primal Solutions, Inc. (filed as Exhibit 21.1 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration No. 333-117786) and incorporated by reference herein)

23.1	Consent of Haskell & White LLP*

23.2	Consent of Bryan Cave LLP (contained in Exhibit 5.1)**

24.1	Power of Attorney (contained on the Signature Page)**

*                                         Filed herewith

**                                  Previously filed

Item 28.  Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any additional or changed material information with respect to the plan of distribution.

(2)                                  That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(c)                                Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on December 18, 2006.

PRIMAL SOLUTIONS, INC.

By:	/s/ Joseph R. Simrell
Name:	Joseph R. Simrell
Title:	Chief Executive Officer,
President and “Acting” Chief
Financial Officer

In accordance with the Securities Act of 1933, this amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated:

Dated: December 18, 2006

By:	/s/ Joseph R. Simrell
Name:	Joseph R. Simrell
Title:	Chief Executive Officer, President, “Acting” Chief Financial
Officer and Director
(Principal Executive Officer and Principal Accounting Officer)

By:	*
Name:	David Haynes
Title:	Director

By:	*
Name:	Louis A. Delmonico
Title:	Director

By:	*
Name:	John E. Rehfeld
Title:	Director

By:	*
Name:	John Faltys
Title:	Director

	* By:	/s/ Joseph R. Simrell
Joseph R. Simrell
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1

Primal Solutions, Inc. Preliminary Distribution Agreement, dated July 31, 2000, by and among Avery Communications, Inc., a Delaware corporation, Primal Solutions, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta, Thurston Group, Inc., a Delaware corporation, Patrick J. Haynes, III and Scot M. McCormick (filed as Exhibit 2.1 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

3.1

Certificate of Incorporation of Primal Solutions, Inc. and the amendments and corrections thereto (filed as Exhibit 21.1 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration Statement No. 333-117786) and incorporated by reference herein)

3.2	Second Amended and Restated Bylaws (filed as Exhibit 3.3 to the Company’s quarterly report on Form 10-QSB filed on August 14, 2002 and incorporated by reference herein)

5.1	Opinion of Bryan Cave LLP**

10.1

Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications Financial Services Corporation, Primal Systems Inc., Mark J. Nielsen, John Faltys, Joseph R. Simrell and David Haynes (filed as Exhibit 10.1 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.2

Primal Solutions, Inc. 2001 Flexible Incentive Plan, as amended (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on May 4, 2001 (Registration No. 333-60298) and incorporated by reference herein)

10.3	Governance Document, as amended (filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed on May 4, 2001 (Registration No. 333-60298) and incorporated by reference herein)

10.4	Form of Indemnification Agreement (filed as Exhibit 10.2a to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.5

Indemnification Agreement between Primal Solutions, Inc. and Louis A. Delmonico, dated April 25, 2001 (filed as Exhibit 10.12 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.6	Employment Agreement for David Haynes dated December 31, 2001 (filed as Exhibit 10.6 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.7

Form of Master Software License Agreement (filed as Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed January 8, 2001 (Registration No. 333-46494) and incorporated by reference herein)

10.8	Form of Change of Control Agreement, as modified on May 3, 2002 (filed as Exhibit 10.8 to the Company’s quarterly report on Form 10-QSB filed on May 14, 2002 and incorporated by reference herein)

10.9

Form of Lease between Spieker Properties, L.P. and Primal Solutions, Inc. dated October 26, 2000 (filed as Exhibit 10.9 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.10

First Amendment to Lease between Spieker Properties, L.P. and Primal Solutions, Inc. dated June 13, 2001 (filed as Exhibit 10.9a to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

10.11

Promissory Note of Primal Solutions, Inc. in favor of Spieker Properties, L.P., dated June 15, 2001 (filed as Exhibit 10.10 to the Company’s annual report on Form 10-KSB filed March 27, 2002 and incorporated by reference herein)

Exhibit Number	Description of Document
10.12

Assignment of Lease between Corsair Communications and Lightbridge, Inc., dated February 7, 2001 (filed as Exhibit 10.12 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.13

Agreement of Sublease between Primal Solutions, Inc. and Lightbridge, Inc., dated January 30, 2004 (filed as Exhibit 10.14 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.14

Landlord Consent to Sublease among CA-Tower 17 Limited Partnership, Lightbridge, Inc. and Primal Solutions, dated February 27, 2004 (filed as Exhibit 10.15 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.15

Employment Agreement between Primal Solutions, Inc. and Joseph R. Simrell dated January 28, 2003 (filed as Exhibit 10.14 to the Company’s annual report on Form 10-KSB filed on March 28, 2003 and incorporated by reference herein)

10.16

Consolidation Agreement between Wireless Billing Systems dba Primal Billing Solutions and Metrocall, Inc. dated December 30, 2002 (filed as Exhibit 10.15 o the Company’s annual report on Form 10-KSB filed on March 28, 2003 and incorporated by reference herein)

10.17

Purchase Agreement between registrant and certain institutional investors and accredited investors, dated June 8, 2004 (filed as exhibit 10.18 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.18

Registration Rights Agreement between the registrant and the institutional investors and accredited investors, dated June 8, 2004 (filed as exhibit 10.19 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.19

Form of Warrants for the issuance of warrants to the institutional investors and accredited investors (filed as exhibit 10.20 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.20	Purchase Agreement between registrant and Management, dated June 8, 2004 (filed as exhibit 10.21 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.21

Registration Rights Agreement between registrant and Management, dated June 8, 2004 (filed as exhibit 10.22 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.22	Form of Warrants for the issuance of warrants to Management (filed as exhibit 10.23 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.23	Form of Lock-up Agreement, dated June 8, 2004 (filed as exhibit 10.24 to the Company’s current report on Form 8-K filed June 18, 2004 and incorporated by reference herein)

10.24

Amended and Restated Change of Control Agreement, dated as of May 17, 2004, between Joseph R. Simrell and Primal Solutions, Inc. (filed as Exhibit 10.27 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.25

Promissory Note by Primal Solutions, Inc. in favor of Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.28 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.26

Commercial Security Agreement, between Primal Solutions, Inc., Wireless Billing Systems, and Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.29 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.27

Subordination Agreement between Wireless Billing Systems, Corsair Communication, Inc. and Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.30 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

Exhibit Number	Description of Document
10.28

Business Loan Agreement between Primal Solutions, Inc. and Sunwest Bank, dated April 8, 2002 (filed as Exhibit 10.31 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.29

Change in Terms Agreement between Primal Solutions, Inc. and Sunwest Bank, dated March 13, 2004 (filed as Exhibit 10.32 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.30

Promissory Note between Primal Solutions, Inc. and Sunwest Bank, dated May 13, 2002 (filed as Exhibit 10.33 to the Company’s Registration Statement on Form SB-2 filed July 30, 2004 and incorporated by reference herein)

10.31

Letter Agreement between Primal Solutions, Inc. and Robert Richardson dated August 14, 2003 (filed as Exhibit 10.34 to post-effective amendment no. 1 to the Company’s Registration Statement on Form SB-2 filed March 10, 2005 and incorporated by reference herein)

10.32

Letter Agreement between Primal Solutions, Inc. and Robert Richardson dated August 18, 2003 (filed as Exhibit 10.35 to post-effective amendment no. 1 to the Company’s Registration Statement on Form SB-2 filed March 10, 2005 and incorporated by reference herein)

10.33

Amended and Restated Letter Agreement between Primal Solutions, Inc. and Robert Richardson dated March 25, 2005 (filed as Exhibit 10.36 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.34

Letter Agreement dated March 25, 2005 between Primal and William C. Bousema (filed as Exhibit 10.37 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.35

Change of Control Agreement dated March 25, 2005 between Primal and William C. Bousema. (filed as Exhibit 10.38 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.36	Form Services Agreement (filed as Exhibit 10.39 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.37	Form Software License and Services Agreement (filed as Exhibit 10.40 to the Company’s annual report on Form 10-KSB filed March 31, 2005 and incorporated by reference herein)

10.38	Registrant’s Policy on Executive Compensation Plan (filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed on April 20, 2005 and incorporated by reference herein)

10.39	Form of Executive Incentive Compensation Award (filed as Exhibit 10.2 to the Company’s current report on Form 8-K filed on April 20, 2005 and incorporated by reference herein)

10.40

2006 Amended and Restated Secured Promissory Note, dated March 31, 2006 made by Wireless Billing Systems, a wholly owned subsidiary of Primal Solutions, Inc. in favor of Lightbridge, Inc. (filed as Exhibit 10.40 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.41

Confirmation of Guaranty dated March 31, 2006 by and between Primal Solutions, Inc. and Lightbridge, Inc. (filed as Exhibit 10.41 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.42

Subordination Agreement, dated as of March 31, 2006, by and among Lightbridge Inc., Wireless Billing Systems, Primal Solutions, Inc. and the senior lenders whose names appear on the signature pages thereto. (filed as Exhibit 10.42 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.43

Second Amended and Restated Employment Agreement, dated December 16, 2005, between Primal Solutions, Inc. and Joseph R. Simrell. (filed as Exhibit 10.43 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

Exhibit Number	Description of Document
10.44

Amendment No. 1 to Employment Letter Agreement, dated December 16, 2005, between Primal Solutions, Inc. and William C. Bousema. (filed as Exhibit 10.44 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.45

Second Amended and Restated Change of Control Agreement, dated December 16, 2005, between Primal Solutions, Inc. and Joseph R. Simrell. (filed as Exhibit 10.45 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.46

Amended and Restated Change of Control Agreement, dated December 16, 2005, between Primal Solutions, Inc. and William C. Bousema. (filed as Exhibit 10.46 to the Company’s annual report on Form 10-KSB filed April 17, 2006 and incorporated by reference herein)

10.47

Form of 5% Senior Secured Convertible Note, dated March 31, 2006, issued by Wireless Billings Systems to the investors under that certain Purchase Agreement dated as of March 31, 2006 (filed as Exhibit 4.1 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.48

Purchase Agreement, dated as of March 31, 2006, by and among Primal Solutions, Inc., Wireless Billing Systems and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.1 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.49

Pledge and Security Agreement, dated as of March 31, 2006, by and among Primal Solutions, Inc., Wireless Billing Systems and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.2 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.50

Form of Warrant to purchase shares of Common Stock, dated March 31, 2006, issued by Primal Solutions Inc. to the investors under that certain Purchase Agreement dated as of March 31, 2006 (filed as Exhibit 10.3 to the Company’s current report on Form 8-K on April 3, 2006 and incorporated by reference herein)

10.51

Registration Rights Agreement, dated as of March 31, 2006, by and between Primal Solutions, Inc. and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.4 to the Company’s current report on Form 8-K filed on April 3, 2006 and incorporated by reference herein)

10.52

Primal Solutions, Inc. 2004 Flexible Incentive Plan (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-121902) (“2004 S-8”) and incorporated by reference herein)

10.53

Registration Rights Agreement, dated as of April 27, 2006, by and between Primal Solutions, Inc. and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.53 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration No. 333-117786) and incorporated by reference herein)

10.54

Purchase Agreement, dated as of April 27, 2006, by and among Primal Solutions, Inc. and the investors whose names appear on the signature pages thereto (filed as Exhibit 10.54 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration No. 333-117786) and incorporated by reference herein)

10.55

Form of Warrant to purchase shares of Common Stock, dated April 27, 2006, issued by Primal Solutions Inc. to the investors under that certain Purchase Agreement dated as of April 27, 2006 (filed as Exhibit 10.55 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration No. 333-117786) and incorporated by reference herein)

10.56	Form of Warrant to purchase shares of Common Stock, dated May 19, 2006 (filed as Exhibit 10.1 to the Company’s current report on Form 8-K on May 25, 2006 and incorporated by reference herein)

10.57	Primal Solutions, Inc. 2006 Stock Option Plan (filed as Exhibit 10.1 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

10.58

Form on Non-Statutory Stock Option Agreement under Primal Solutions, Inc. 2006 Stock Option Plan (filed as Exhibit 10.2 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

Exhibit Number	Description of Document
10.59

Amended and Restated Side Letter, dated as of August 9, 2006, by and between the Company and Bob Richardson (filed as Exhibit 10.3 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

10.60

Side Letter, dated as of August 9, 2006, by and between the Company and Sam Gilson (filed as Exhibit 10.4 to the Company’s current report on Form 8-K on August 15, 2006 and incorporated by reference herein)

21.1	Subsidiaries of Primal Solutions, Inc. (filed as Exhibit 21.1 to the Company’s Post-Effective Amendment No. 4 on Form SB-2 (Registration No. 333-117786) and incorporated by reference herein)

23.1	Consent of Haskell & White LLP*

23.2	Consent of Bryan Cave LLP (contained in Exhibit 5.1)**

24.1	Power of Attorney (contained on the Signature Page)**

*                                         Filed herewith

**                                  Previously filed